EXHIBIT 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
TIVO INC.,
DRAGONFLY MERGER CORP.,
DIGITALSMITHS CORPORATION,
SHAREHOLDER REPRESENTATIVE SERVICES LLC,,
AS THE REPRESENTATIVE
OF THE INDEMNIFYING PARTIES
APPOINTED HEREBY,
AND
U.S. BANK NATIONAL ASSOCIATION,
AS THE ESCROW AGENT
Dated as of January 29, 2014

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TABLE OF CONTENTS
(Continued)
Page

3.23	Brokers and Finders	56
3.24	Anti‑Takeover Statute Not Applicable	56
3.25	Certain Relationships and Related Transactions	57
3.26	Bank Accounts; Powers, etc.	57
3.27	Transaction Restrictions.	57
3.28	Disclosures	57
	Article 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	58
4.1	Organization and Standing	58
4.2	Authority	58
4.3	No Conflicts	58
4.4	Governmental Filings and Consents	59
4.5	Funds	59
4.6	Brokers’ and Finders’ Fees	59
4.7	Access to Company Information	59
	Article 5 CONDUCT PRIOR TO THE EFFECTIVE TIME	59
5.1	Conduct of Business of the Company	59
5.2	No Solicitation	63
	Article 6 ADDITIONAL AGREEMENTS	64
6.1	Solicitation of Stockholder Approval	64
6.2	Solicitation of 280G Approval	65
6.3	Commercially Reasonable Efforts to Complete; Third Party Consents	66
6.4	Regulatory Approvals.	67
6.5	Notification of Certain Matters	67
6.6	Access to Information	68
6.7	Public Announcements	68
6.8	Company 401(k) Plan	68
6.9	Payment Spreadsheet	69
6.1	Fees and Expenses; Closing Financial Deliveries	70
6.11	Payment of Company Indebtedness	71
6.12	Tax Matters	71
6.13	Continuing Employees	73
6.14	Indemnification of Company Directors and Officers; D&O Tail Policy	74
6.15	Patent Sale	74
6.16	Further Assurances	74
	Article 7 CONDITIONS TO THE MERGER	74
7.1	Conditions to Obligations of Each Party	74
7.2	Conditions to the Obligations of Parent and Merger Sub	75
7.3	Conditions to Obligations of the Company	78
	Article 8 SURVIVAL; INDEMNIFICATION; REPRESENTATIVE	78
8.1	Survival	78
8.2	Indemnification of Indemnified Parties	80
8.3	Escrow Arrangements.	87

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TABLE OF CONTENTS
(Continued)
Page

8.4	Exclusive Remedy	94
8.5	Reliance on Securityholder Representative	95
	Article 9 TERMINATION, AMENDMENT AND WAIVER	95
9.1	Termination	95
9.2	Effect of Termination	96
9.3	Amendments; No Waiver	96
	Article 10 MISCELLANEOUS	97
10.1	Notices	97
10.2	Successors and Assigns	98
10.3	Counterparts; Facsimile	98
10.4	Severability	99
10.5	Specific Performance	99
10.6	Other Remedies	99
10.7	Third Parties	99
10.8	Governing Law	99
10.9	Consent to Jurisdiction	99
10.1	Entire Agreement	100
10.1	Conflict Waiver	100
10.1	WAIVER OF JURY TRIAL	100

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Exhibits
Exhibit A     –     Form of Stockholder Written Consent
Exhibit B    –     Form of Joinder Agreement
Exhibit C    –    Escrow Agent Money Market Account Description and Terms
Exhibit D     –     Form of Stockholder Transmittal Letter
Exhibit E    –    Form of Legal Opinion of Robinson Bradshaw & Hinson, P.A.
Exhibit F    –    Form of Escrow Agent Receipt
Exhibit G    –    Customer Identification Program Notice

Schedules
Schedule 1-A        –    Company Support Stockholders
Schedule 1-B        –    Key Employees
Schedule 1.1(a)        –    Specified Change in Control Payments
Schedule 1.1(b)        –    Closing Working Capital Methodology
Schedule 1.1(c)        –    Closing Working Capital Target
Schedule 1.1(d)        –    Knowledge Group
Schedule 1.1(e)        –    Permitted Indebtedness
Schedule 6.10        –    Certain Transaction Expenses
Schedule 7.2(l)(vii)    –    Third Party Consents
Schedule 7.2(l)(viii)    –    Terminated Contracts

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 29, 2014 by and among TiVo Inc., a Delaware corporation (“Parent”), Dragonfly Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Digitalsmiths Corporation, a Delaware corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the exclusive representative of the Indemnifying Parties in connection with the transactions contemplated by this Agreement (the “Securityholder Representative”), and U.S. Bank National Association, as the escrow agent hereunder (solely for purposes of Article 8) (the “Escrow Agent”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company has determined that the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which (i) each outstanding share of Company Capital Stock at the Effective Time will be canceled and converted into the right to receive the consideration as set forth herein, (ii) each Company Option shall be canceled in exchange for the right to receive the consideration (if any) set forth herein, (iii) each Company Warrant shall be canceled in exchange for the right to receive the consideration set forth herein and (iv) the Company will become a wholly owned subsidiary of Parent, as well as all of the other transactions contemplated by this Agreement, are fair to and in the best interests of the Company and its stockholders, and in furtherance thereof the Board of Directors of the Company has approved this Agreement and has determined that this Agreement is advisable in accordance with applicable provisions of the General Corporation Law of the State of Delaware, as amended, or any successor statute thereto (the “DGCL”), and has approved the Merger and the other transactions contemplated by this Agreement.
WHEREAS, the Board of Directors of the Company has resolved to unanimously recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL and approve the Merger and the other transactions contemplated by this Agreement.
WHEREAS, the Board of Directors of Merger Sub has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are desirable and in the best interests of Merger Sub and its stockholder, and in furtherance thereof, the Board of Directors of Merger Sub and Parent, as the sole stockholder of Merger Sub, have approved and adopted this Agreement and have determined that this Agreement is advisable in accordance with the applicable provisions of the DGCL, and have approved the Merger and the other transactions contemplated by this Agreement.
WHEREAS, immediately following the execution and delivery of this Agreement, the Company will solicit (i) an action by written consent of stockholders in the form attached hereto as Exhibit A (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”) from each of the persons and entities identified on Schedule 1-A (the “Company Support Stockholders”) and (ii) obtain and deliver to Parent a true, correct and complete copy of an executed joinder agreement in substantially the form attached hereto as Exhibit B (each, a “Joinder Agreement” and collectively, the “Joinder Agreements”) signed by each of the Company Support Stockholders and the Company.
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the employees of the Company identified on Schedule 1-B (the “Key Employees”) are executing and delivering offer letters (each, an “Offer Letter” and collectively, the “Offer Letters”) with Parent or one of its Subsidiaries (including the Surviving Corporation), the effectiveness of which are contingent upon the consummation of the Merger.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Key Employees are entering into non‑competition and non‑solicitation agreements with Parent or one of its Subsidiaries (including the Surviving Corporation) (each, a “Non‑Competition Agreement” and collectively, the “Non‑Competition Agreements”), the effectiveness of which are contingent upon the consummation of the Merger.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
Article 1
DEFINITIONS AND INTERPRETATIONS
1.1    Certain Definitions.  For purposes of and under this Agreement, the following terms shall have the following respective meanings:
“Action” means any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority or asserted by any other Person.
“Actual Adjustment” means an amount equal to the Parent Adjustment minus the Company Adjustment.
“Antitrust Law” means all federal, state and international statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“business day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California, or Charlotte, North Carolina, are authorized or obligated by Law or executive order to close.
“Change in Control Payments” means (i) any severance, retention, bonus or other similar payment to any Person under any Contract or Company Employee Plan, including those set forth in Section 3.13(h) of the Disclosure Letter, (ii) any amount related to the Company’s forgiveness of Indebtedness, (iii) any increase of any benefits otherwise payable by the Company, in each case of the foregoing clauses (i) through (iii), which are payable or become effective (with or without notice or lapse of time or the occurrence or failure to occur of any act or event) as a result of the execution and delivery of this Agreement by the Company or the consummation of the Merger or any of the other transactions contemplated hereby or, in the case of the foregoing clause (i), the termination of employment of any Person in connection with or related to the consummation of the Merger, (iv) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code with respect to the Merger Consideration payable pursuant to this Agreement or as a result of the consummation of the Merger, (v) any payments and the value of any accrued rights and obligations set forth in Schedule 1.1(a), and (vi) any Transaction Payroll Taxes with respect to any of the foregoing amounts.
“Closing Cash” means the aggregate amount of all unrestricted cash, cash equivalents and short term investments held by the Company and its Subsidiaries on hand or in bank, money market, mutual fund and similar accounts as of the open of business on the Closing Date, including checks, drafts or wires received by the Company or any of its Subsidiaries which have not yet been credited to the Company’s or such Subsidiary’s bank account or otherwise paid to the Company or any of its Subsidiaries in cash plus prepaid commissions, minus the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered by the Company or any of its Subsidiaries but not cleared as of the open of business on the Closing Date. For the avoidance of doubt, unrestricted cash shall not include (a) pre-payments from customers or (b) deposits from customers for Contracts with respect to which the Company or any of its Subsidiaries has not completed performance.
“Closing Indebtedness” means the amount of unpaid Company Indebtedness as of the open of business on the Closing Date, but excluding the Permitted Indebtedness.
“Closing Working Capital” means an amount equal to, as of the open of business on the Closing Date, (i) the sum of all current assets of the Company (excluding, for this purpose, Closing Cash and any other cash, cash equivalents and short term investments and the portion, if any, of the principal and interest on the Patent Note that constitutes current assets) and noncurrent portion of deferred commissions asset and noncurrent portion of unbilled revenues, minus (ii) the sum of all current liabilities of the Company, in each case, determined on a consolidated basis in accordance with GAAP (as consistently applied by the Company, to the extent in accordance with GAAP) and noncurrent portion of unearned revenues, noncurrent portion of accrued commissions, noncurrent portion of Susquehanna Leases and noncurrent portion of deferred rent; provided, that for this purpose, and for the avoidance of doubt, current liabilities of the Company shall not include (1) Change in Control Payments, (2) Transaction Expenses or (3) Closing Indebtedness. An illustrative example of the Closing Working Capital, assuming the Closing occurred on the December 31, 2013, and the methodology relating thereto is set forth in Schedule 1.1(b), which the parties agree will be the methodology used in determining the Closing Working Capital for purposes of this Agreement (including the estimated Closing Working Capital to be set forth on the Company Closing Statement).
“Closing Working Capital Deficit” means the amount if any, by which the Closing Working Capital Target exceeds Closing Working Capital.
“Closing Working Capital Surplus” means the amount if any, by which Closing Working Capital exceeds the Closing Working Capital Target.
“Closing Working Capital Target” means the amount set forth on Schedule 1.1(c).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA and any applicable state law equivalent.
“Common Closing Amount Per Share” means (A) the Per Share Participation Consideration minus (B) the Common Escrow Amount Per Share minus (C) the Common Expense Amount Per Share.
“Common Escrow Amount Per Share” means (A) the Per Share Participation Consideration multiplied by (B) the Escrow Pro Rata Share.

“Common Expense Amount Per Share” means (A) the Per Share Participation Consideration multiplied by (B) the Expense Pro Rata Share.
“Company Adjustment” means (without duplication) (A) the sum of (i) the Closing Cash and (ii) the Closing Working Capital minus (B) the sum of (i) the Closing Indebtedness and (ii) the Change in Control Payments, in each case as set forth on the Company Closing Statement with such changes thereto as are agreed before the Closing by the Company and Parent in accordance with Section 2.8(a).
“Company Capital Stock” means all capital stock of the Company, including Company Common Stock and Company Preferred Stock.
“Company Common Stock” means the common stock of the Company, par value $0.001 per share.
“Company Employee Plan” or “Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock‑related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation, including all International Employee Plans.
“Company Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries.
“Company Intellectual Property” means all Company-Owned Intellectual Property, and all other Intellectual Property that is used, exercised, or exploited in any business of the Company or any of its Subsidiaries. For clarity, for all purposes hereunder, the Company Intellectual Property shall be deemed to include the Patents that are to be transferred by the Company or its Subsidiaries under the Patent Documents prior to Closing.
“Company Material Adverse Effect” means any change, event, development, fact, condition, circumstance or effect that, individually or in the aggregate with all other changes, events, developments, facts, conditions, circumstances and effects, is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company or any of its Subsidiaries resulting from, relating to or arising out of any of the following (either alone or in combination or with each other):
(a)    changes in, or conditions affecting, the economy generally or the industry in which the Company operates, provided that such changes or conditions do not have a disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates;
(b)    any generally applicable change in law, rule or regulation, or in GAAP, or in the interpretation of any of the foregoing by any Governmental Authority, provided that such changes do not have a disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates;
(c)    conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, provided that such changes do not have a disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates;

(d)    changes in the financial, banking or capital markets in general, provided that such changes do not have a disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates;
(e)    any failure by the Company to meet internal projections or forecasts for any period on or after the date of this Agreement and prior to the Effective Time, provided that the facts and circumstances giving rise to such failure to meet internal projections or forecasts may be considered and shall be taken into account in determining whether there has been a Company Material Adverse Effect; and
(f)    any change directly caused by the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reductions in sales, any disruption in supplier, distributor, partner or similar relationships).
“Company Option” means an option to acquire shares of Company Common Stock (whether or not vested). A Company Warrant shall not be deemed to be a Company Option for purposes of this Agreement.
“Company Optionholder” means a holder of a Company Option.
“Company‑Owned Intellectual Property” means all Intellectual Property that is owned by, purported to be owned by or filed in the name of the Company or any of its Subsidiaries. For clarity, for all purposes hereunder, the Company-Owned Intellectual Property shall be deemed to include the Patents that are to be transferred by the Company or its Subsidiaries under the Patent Documents prior to Closing.
“Company Preferred Stock” means, collectively, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, the Series B-2 Preferred Stock and the Series C Preferred Stock.
“Company Securities” means all securities of the Company, including all Company Capital Stock, Company Options, Company Warrants, Convertible Notes, and all other securities or rights, including warrants, that are convertible into, or exercisable or exchangeable for, securities of the Company.
“Company Securityholder” means a holder of Company Securities, including Company Stockholders, Company Optionholders and Company Warrantholders.
“Company Stockholder” means a holder of Company Capital Stock.
“Company Stock Plan” means the Company’s 2007 Stock Incentive Plan, as amended.
“Company Voting Stock” means the Company’s Class A Voting Common Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock.
“Company Warrant” means a warrant to acquire shares of Company Capital Stock.
“Company Warrantholder” means a holder of a Company Warrant.
“Contract” means any written or oral contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent, covenants not to compete, employment agreements and purchase orders), including any contingent or springing obligations, and any amendments, supplements, or other modifications thereto.

“Convertible Notes” means (i) that certain Subordinated Convertible Promissory Note issued by the Company to DISH Network L.L.C. dated October 1, 2013 in the aggregate principal amount of $2,500,000 and (ii) that certain Subordinated Convertible Promissory Note issued by the Company to DIRECTV Investments, Inc. dated August 16, 2013 in the aggregate principal amount of $3,000,000.
“Current Company Products” means all Company Products that the Company or any of its Subsidiaries currently makes commercially available, markets, distributes, sells or licenses out.
“Disclosure Letter” means the Company’s Disclosure Letter of even date herewith and delivered to Parent prior to the execution of this Agreement.
“Eligible Investments” means (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), (ii) repurchase obligations for underlying securities of the type described in clause (i), (iii) commercial paper at the time of the investment rated A‑1 by Standard & Poor’s Corporation or P‑1 by Moody’s Investor Services, Inc., (iv) shares of a money market fund investing only in underlying securities described in clauses (i) through (iii) above, (v) obligations (including certificates of deposit and banker’s acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000, or (vi) investment in the Escrow Agent’s “Money Market Deposit Account” (“MMDA”), as described in Exhibit C hereto.
“Employee” means any current or former or retired employee, consultant, contractor, advisor or director of the Company or any ERISA Affiliate.
“Employee Agreement” means each management, employment, offer letter, equity, change in control, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract or understanding between the Company or any ERISA Affiliate and any Employee including any Contract or understanding between a Labor Organization and any Employee or the Company.
“Encumbrance” means any mortgage, pledge, lien (statutory or other), security interest, charge, claim, encumbrance, restriction (whether on conveyance, voting, transfer, disposition or otherwise), preference, priority, lease, easement, option, hypothecation, deposit arrangement, assignment or license, or conditional sale or other title retention device or arrangement (including, without limitation, a capital lease) or any financing lease having substantially the same economic effect as any of the above, of any kind or any nature whatsoever, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom and whether imposed by Contract, agreement, understanding, law, equity or otherwise.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
“Escrow Amount” means an amount of cash equal to Twenty Million Two Hundred and Fifty Thousand Dollars ($20,250,000).
“Escrow Pro Rata Share” means the quotient obtained by dividing (A) Escrow Amount by (B) the Merger Consideration.

“Expense Pro Rata Share” means the quotient obtained by dividing (A) Securityholder Representative Expense Amount by (B) the Merger Consideration.
“Fully-Diluted Participation Shares” means the sum of (a) the aggregate number of shares of Company Capital Stock, calculated on an as converted to Company Common Stock basis, that are issued and outstanding immediately prior to the Effective Time (including all such shares issued upon conversion of the Convertible Notes), plus (b) the aggregate number of Vested Series C Warrant Shares, plus (c) the aggregate number of Vested Common Warrant Shares, plus (d) the aggregate number of Vested Company Option Shares.
“Fully-Diluted Shares” means the sum of (a) the aggregate number of shares of Company Capital Stock, calculated on an as converted to Company Common Stock basis, that are issued and outstanding immediately prior to the Effective Time (including all such shares issued upon conversion of the Convertible Notes), plus (b) the aggregate number of shares of Company Capital Stock, calculated on an as converted to Company Common Stock basis, that are issuable upon full exercise, exchange or conversion of all Vested Company Options, Vested Company Warrants and any other rights or securities (other than shares of Company Preferred Stock) convertible into, exercisable for or exchangeable for, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, Fully-Diluted Shares will not include shares of Company Common Stock issuable upon exercise of Unvested Company Options or Unvested Company Warrants that will terminate without any consideration being paid in respect thereof in accordance with Section 2.7(c)(iii) or Section 2.7(d)(iii), respectively.
“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.
“Governmental Authority” means any U.S. federal, state, municipal or local or any foreign government, or, in each case, political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or other governmental power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, or any Labor Organization.
“Indebtedness” means, with respect to any Person, all Liabilities (including any applicable penalties or other amounts due thereon (including with respect to any prepayment thereof), interest and premiums) (i) for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) evidenced by notes, bonds, debentures, loan agreements or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business and consistent with past practice), (iv) of such Person as lessee capitalized in accordance with GAAP, (v) of others secured by an Encumbrance on any asset of such Person, whether or not such obligations are assumed by such Person, (vi) in respect of bankers’ acceptances, letters of credit (including standby and commercial), bank guaranties, surety bonds and similar instruments, and under reverse repurchase agreements, (vii) of such Person in respect of futures contracts, swaps, derivative transactions, other financial Contracts and other similar obligations (including any option to enter into any of the foregoing) (determined on a net basis as if such Contract or obligation was being terminated early, on the date of such determination) or (viii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person.
“Indemnifying Party” means each Company Securityholder who is entitled to receive payment in respect of such securityholder’s Company Capital Stock (including shares issued upon conversion of the Convertible Notes), Vested Company Options or Vested Company Warrants pursuant to Section 2.7 hereof.
“Intellectual Property” means Technology and Intellectual Property Rights.

“Intellectual Property Rights” means any and all of the following and all statutory and common law rights throughout the world in, arising out of, or associated therewith: (i) all patents, patent applications, patent disclosures and other patent rights (“Patents”), (ii) all rights in trade secrets, proprietary and/or confidential information, know‑how and technology, including all rights in inventions (whether patentable or not) that provide advantages over competitors who do not know or use the inventions, (iii) all copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”) (iv) all trademarks, service marks, trade dress, logos, trade names, and corporate names, and all registrations and applications thereof, together with all translations, adaptations, derivations, and combinations thereof (“Trademarks”), (v) all sui generis database rights and other rights in databases and data collections, (vi) all rights in domain names, web addresses and sites (“Domain Names”) and all applications and registrations for Domain Names, and (vii) any other proprietary rights relating to Technology, including all similar, corresponding or equivalent rights to any of the foregoing.
“IRS” means the Internal Revenue Service of the United States.
“Knowledge” means, with respect to the Company, the actual knowledge of the individuals identified on Schedule 1.1(c) and any knowledge that any such individual would reasonably be expected to have after reasonable inquiry of relevant records and the individuals primarily responsible for the subject matter at issue.
“Legal Requirements” means U.S. federal, state, municipal or local or foreign laws, statutes, standard ordinances, codes, resolutions, promulgations, rules, regulations, orders, judgments, writs, injunctions, decrees, or other similar legal requirements having the force or effect of law.
“Liability” means any debt, liability and obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirement, Action or Contract.
“Merger Consideration” means an amount equal to (A) One Hundred Thirty Five Million Dollars ($135,000,000) plus (B) the sum of (i) Closing Cash, and (ii) the Closing Working Capital Surplus, if any, minus (C) the sum of (i) the Closing Indebtedness, (ii) the Closing Working Capital Deficit, if any, (iii) the Transaction Expenses Amount and (iv) the Change in Control Payments.
“Multiemployer Plan” means any Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Open Source Software” means any Software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).
“Parent Adjustment” means (without duplication) (A) the sum of (i) the Closing Cash, and (ii) the Closing Working Capital minus (B) the sum of (i) the Closing Indebtedness and (ii) Change in Control Payments, in each case as set forth in the Parent Closing Statement as finally determined pursuant to Section 2.8.
“Patent Documents” mean the Patent Purchase Agreement and the forms of promissory note (the “Patent Note”), security agreement and assignment of patent rights attached as exhibits thereto, along with such other exhibits and schedules thereto, in each case in substantially the form agreed to by the Company and Parent prior to the execution of this Agreement.
“Per Share Participation Consideration” means the Total Participation Consideration divided by the Fully-Diluted Participation Shares.
“Permitted Indebtedness” means the Indebtedness identified on Schedule 1.1(e).
“Permits” means all permits, concessions, certifications, consents, grants, franchises, licenses and other governmental authorizations and approvals.
“Person” means any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.
“Personally Identifiable Information” means any information that, alone or in combination with other information held by or on behalf of the Company, specifically identifies or would be reasonably likely to be useful to specifically identify a Person.
“Pipeline Company Products” means all Company Products that the Company or any of its Subsidiaries currently intends to make commercially available, market, distribute, sell, or license out within fifteen (15) months after the date hereof, excluding the Current Company Products.
“Pre‑Closing Tax Period” means any taxable period ending on or before the Closing Date and any portion of a Straddle Period ending on and including the Closing Date.
“Pre‑Closing Taxes” means any and all Taxes of the Company and its Subsidiaries attributable to any Pre‑Closing Tax Period (or portion thereof), including Taxes allocable to the portion of any Straddle Period ending on and including the Closing Date, determined in each case as if the Company and its Subsidiaries used the accrual method of tax accounting throughout such periods, and including any Transaction Payroll Taxes.
“Privacy Legal Requirement” means (a) all applicable Legal Requirements, contractual and fiduciary obligations related to data privacy, data security, marketing, promotional communications, and consumer protection, including applicable laws implementing the European Union Data Protection Directive and the European Union Directive on Privacy and Electronic Communications, as amended, and including requirements set forth in guidelines published by the regulatory bodies such as the Federal Trade Commission and applicable European Union data protection authorities; (b) the internal privacy policies, as well as the Privacy Policies, of the Company and its Subsidiaries, and any public statements that the Company or any of its Subsidiaries has made regarding their privacy policies and practices; (c) third party privacy policies or other obligations related to data privacy, data security, marketing, promotional communications, publicity, and consumer protection that the Company or any of its Subsidiaries is contractually obligated to comply with; and (d) any rules of any applicable self-regulatory organizations in which the Company or any of its Subsidiaries is a member and/or that the Company or any of its Subsidiaries is or has been contractually obligated to comply with.
“Pro Rata Percentage” means, with respect to each Indemnifying Party, the percentage obtained by dividing (i) the aggregate amount of cash that such Indemnifying Party is entitled to receive from the Merger Consideration in respect of such Indemnifying Party’s Company Securities (assuming for such purposes that the full Escrow Amount and Securityholder Representative Expense Amount is paid to the Indemnifying

Parties, without interest) by (ii) the aggregate amount of cash that all Indemnifying Parties are entitled to receive from the Merger Consideration in respect of their Company Securities (assuming for such purposes that the full Escrow Amount and Securityholder Representative Expense Amount is paid to the Indemnifying Parties, without interest), in each case, prior to any withholding required under applicable Tax withholding laws.
“Requisite Stockholder Approval” means Stockholder Written Consents from holders of outstanding shares of Company Capital Stock representing (i) a majority of the outstanding shares of Company Voting Stock calculated on an as-converted to Company Common Stock basis and (ii) a Preferred Majority (as such term is defined in the Company Charter).
“Securityholder Representative Expense Amount” means One Million Dollars $(1,000,000).
“Security Interest” means any mortgage, security interest, pledge, encumbrance, restriction on the right to sell or dispose (and in the case of securities, vote) or lien (whether arising by Contract or by operation of law and whether voluntary or involuntary).
“Series A Amount Per Share” means as to each share of Series A-1 Preferred Stock or Series A-2 Preferred Stock (A) the Series A Preferential Amount Per Share for such share plus (B) the Per Share Participation Consideration.
“Series A Closing Amount Per Share” means as to each share of Series A-1 Preferred Stock or Series A-2 Preferred Stock (A) the Series A Amount Per Share for such share minus (B) the Series A Escrow Amount Per Share for such share minus (C) the Series A Expense Amount Per Share for such share.
“Series A Escrow Amount Per Share” means as to each share of Series A-1 Preferred Stock or Series A-2 Preferred Stock (A) the Series A Amount Per Share for such share multiplied by (B) the Escrow Pro Rata Share for such share.
“Series A Expense Amount Per Share” means as to each share of Series A-1 Preferred Stock or Series A-2 Preferred Stock (A) the Series A Amount Per Share for such share multiplied by (B) the Expense Pro Rata Share for such share.
“Series A Preferential Amount” means, as to all shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, the aggregate amount payable in respect of the Series A Preferential Amount Per Share.
“Series A Preferential Amount Per Share” means as to each share of Series A-1 Preferred Stock or Series A-2 Preferred Stock the sum of (A) $0.08 per annum for a period from the date of the issuance of such share to the Closing Date plus (B) $1.00.
“Series A-1 Preferred Stock” means the Series A-1 Voting Preferred Stock of the Company, par value $0.001 per share.
“Series A-2 Preferred Stock” means the Series A-2 Nonvoting Preferred Stock of the Company, par value $0.001 per share.

“Series B Amount Per Share” means as to each share of Series B Preferred Stock or Series B-2 Preferred Stock (A) the Series B Preferential Amount Per Share for such share plus (B) the Per Share Participation Consideration.
“Series B Closing Amount Per Share” means as to each share of Series B Preferred Stock or Series B-2 Preferred Stock (A) the Series B Amount Per Share for such share minus (B) the Series B Escrow Amount Per Share for such share minus (C) the Series B Expense Amount Per Share for such share.
“Series B Escrow Amount Per Share” means as to each share of Series B Preferred Stock or Series B-2 Preferred Stock (A) the Series B Amount Per Share for such share multiplied by (B) the Escrow Pro Rata Share for such share.
“Series B Expense Amount Per Share” means as to each share of Series B Preferred Stock or Series B-2 Preferred Stock (A) the Series B Amount Per Share for such share multiplied by (B) the Expense Pro Rata Share for such share.
“Series B Preferential Amount” means, as to all shares of Series B Preferred Stock and Series B-2 Preferred Stock, the aggregate amount payable in respect of the Series B Preferential Amount Per Share.
“Series B Preferential Amount Per Share” means as to each share of Series B Preferred Stock or Series B-2 Preferred Stock the sum of (A) $0.09536 per annum for a period from the date of the issuance of such share to the Closing Date plus (B) $1.192.
“Series B Preferred Stock” means the Series B Voting Preferred Stock of the Company, par value $0.001 per share.
“Series B-2 Preferred Stock” means the Series B-2 Nonvoting Preferred Stock of the Company, par value $0.001 per share.
“Series C Amount Per Share” means as to each share of Series C Preferred Stock (or, in the case of Vested Series C Warrants, each Vested Series C Warrant Share) (A) the Series C Preferential Amount Per Share for such share plus (B) the Per Share Participation Consideration.
“Series C Closing Amount Per Share” means as to each share of Series C Preferred Stock (or, in the case of Vested Series C Warrants, each Vested Series C Warrant Share) (A) the Series C Amount Per Share for such share minus (B) the Series C Escrow Amount Per Share for such share minus (C) the Series C Expense Amount Per Share for such share.
“Series C Escrow Amount Per Share” means as to each share of Series C Preferred Stock (or, in the case of Vested Series C Warrants, each Vested Series C Warrant Share) (A) the Series C Amount Per Share for such share multiplied by (B) the Escrow Pro Rata Share for such share.
“Series C Expense Amount Per Share” means as to each share of Series C Preferred Stock (or, in the case of Vested Series C Warrants, each Vested Series C Warrant Share) (A) the Series C Amount Per Share for such share multiplied by (B) the Expense Pro Rata Share for such share.
“Series C Preferential Amount” means, as to all shares of Series C Preferred Stock and the Vested Series C Warrant Shares, the aggregate amount payable in respect of the Series C Preferential Amount Per Share.

“Series C Preferential Amount Per Share” means as to each share of Series C Preferred Stock (or, in the case of Vested Series C Warrants, each Vested Series C Warrant Share) the sum of (A) $0.1848 per annum for a period from the date of the issuance of such share to the Closing Date plus (B) $2.31.
“Series C Preferred Stock” means the Series C Voting Preferred Stock of the Company, par value $0.001 per share.
“Shrink‑Wrap Code” means any generally commercially available third party Software licensed to the Company in executable code form only (other than any Software embedded in or used to operate, provide or deliver any Company Product) that is available for a cost of not more than $2,000 for a perpetual license for a single user or work station or $20,000 in the aggregate for all users and work stations.
“Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, byte code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software includes source code listings, standard cell libraries and related documentation and manuals.
“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).
“Tax” or “Taxes” means (i) all federal, state, county, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, windfall profits, production, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheat, severance, stamp, occupation, real and personal property and estimated taxes, customs, duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to tax or additional amounts (whether disputed or not) imposed by any Governmental Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence by contract or as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person or otherwise by operation of law.
“Taxing Authority” means the IRS or any other authority, agency, board or commission (whether state, county, local or foreign) responsible for the administration of any Tax.
“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules, statements or attachments thereto, or Treasury Department Form TD F 90‑22.1 (Report of Foreign Bank and Financial Accounts)) and any amendment thereof and including any information return, estimate, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, affiliated, combined, consolidated, unitary or similar returns for any group of entities that includes the Company or any of its Subsidiaries.
“Technology” means any and all of the following; (i) Software, (ii) any other works of authorship, including without limitation, research content and information and information offerings presented in the form of reports, briefings, white papers, webinars, updates and related tools, (iii) inventions (whether or not patentable), discoveries and improvements, (iv) proprietary and confidential information, trade secrets and know‑how, (v) databases, data compilations and collections and technical data and other data, (vi) logos, trade names, trade dress, trademarks and service marks, (vii) Domain Names, (viii) tools, methods and processes, including without limitation research methodologies, (ix) devices, prototypes, designs and schematics, and (x) any and all instantiations or embodiments of the foregoing in any form or media.
“Total Participation Consideration” means (A) the Merger Consideration minus (B) the Total Preferred Preferential Amount.
“Total Preferred Preferential Amount” means the sum of (A) the aggregate Series A Preferential Amount, plus (B) the aggregate Series B Preferential Amount plus (C) the aggregate Series C Preferential Amount.
“Transaction Payroll Taxes” means the employer portion of any employment or payroll taxes with respect to any bonuses, option cash-outs, or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent, the Company or any of their Subsidiaries.
“Unvested Company Options” means all outstanding Company Options that are not Vested Company Options.
“Unvested Company Warrants” means all outstanding Company Warrants that are not Vested Company Warrants.
“Vested Company Options” means all outstanding Company Options that are vested as of immediately prior to the Effective Time (or become vested by virtue of the occurrence of the Effective Time) and prior to cancellation pursuant to Section 2.7(c)(ii). To the extent a Company Option is partially vested as of immediately prior to the Effective Time (or becomes partially vested by virtue of the occurrence of the Effective Time), only that portion of the Company Option that is vested shall be deemed a Vested Company Option, and the unvested portion shall be deemed to be an Unvested Company Option. To the extent any Vested Company Option is exercised in whole or in part effective as of the Effective Time, such Vested Company Option shall not be deemed to be outstanding to the extent so exercised.
“Vested Company Option Shares” shall mean, for each Vested Company Option, a number of shares equal to the quotient obtained by dividing (x) the product of (A) the total number of shares of Company Common Stock that would be issuable upon exercise of such Vested Company Option multiplied by (B) the difference between (1) the Per Share Participation Consideration minus (2) the per share exercise price of such Vested Company Option, by (y) the Per Share Participation Consideration, rounded down to the nearest whole share; provided that, in the event the exercise price per share of any Vested Company Option equals or exceeds the Per Share Participation Consideration, the Vested Company Option Shares with respect to that option will be deemed to be zero.
“Vested Common Warrant” means each Vested Company Warrant that is exercisable for shares of Company Common Stock.
“Vested Common Warrant Shares” means, for each Vested Company Warrant that is exercisable for Company Common Stock, the number of shares that would be issuable upon the net exercise of such Vested Company Warrant in accordance with its terms as of immediately prior to the Effective Time. The “Fair Market Value”, “Fair Market Value Per Share” or similar term, as defined in the applicable Vested Company

Warrant for purposes of the net exercise provisions thereof, for purposes of calculating the Vested Common Warrant Shares, shall equal the Per Share Participation Consideration.
“Vested Company Warrants” means all outstanding Company Warrants that are vested as of immediately prior to the Effective Time (or become vested by virtue of the occurrence of the Effective Time) and prior to cancellation pursuant to Section 2.7(d)(ii). To the extent a Company Warrant is partially vested as of immediately prior to the Effective Time (or becomes partially vested by virtue of the occurrence of the Effective Time), only that portion of the Company Warrant that is vested shall be deemed a Vested Company Warrant, and the unvested portion shall be deemed to be an Unvested Company Warrant. To the extent any Vested Company Warrant is exercised in whole or in part effective as of the Effective Time, such Vested Company Warrant shall not be deemed to be outstanding to the extent so exercised.
“Vested Series C Warrant” means each Vested Company Warrant that is exercisable for shares of Series C Preferred Stock.
“Vested Series C Warrant Shares” means, for each Vested Company Warrant that is exercisable for Series C Preferred Stock, the number of shares that would be issuable upon the net exercise of such Vested Company Warrant in accordance with its terms as of immediately prior to the Effective Time. The “Fair Market Value”, “Fair Market Value Per Share” or similar term, as defined in the applicable Vested Company Warrant for purposes of the net exercise provisions thereof, for purposes of calculating the Vested Series C Warrant Shares, shall equal the Series C Amount Per Share.
1.2    Other Definitions.  The following capitalized terms are defined in the Sections indicated:

Term	Section
280G Waivers	6.2(a)
280G Approval	6.2(a)
280G Soliciting Materials	6.2(c)
Acquisition Proposal	5.2(a)
Agent Indemnification Expenses	8.3(e)(xii)
Agent Interpleader Expenses	8.3(e)(xi)
Agreed Upon Losses	8.2(c)(iv)
Agreement	Preamble
Basket Amount	8.2(b)(ii)
Certificate of Merger	2.2
Certificates	2.9(f)(i)
Closing	2.3
Closing Date	2.3
Closing Payment Fund	2.9(a)
Code	2.9(h)
Company	Preamble
Company 401(k) Plan	6.8
Company 401(k) Plan Termination Fees	6.8
Company Charter	2.5(a)

Term	Section
Company Closing Statement	2.8(a)
Company D&O Tail Policy	6.14(b)
Company Option Letter	2.9(f)(ii)
Company Organizational Documents	2.5(a)
Company PII	3.14(i)
Company Products	3.14(a)
Company Registered Intellectual Property Rights	3.14(c)
Company Representatives	5.2(b)
Company Sites	3.14(i)
Company Support Stockholders	Recitals
Company Treasury Stock	2.7(b)(ii)
Company Warrant Letter	2.9(f)(iii)
Consents	3.5
Contaminants	3.14(j)
Continuing Employee	6.13
Controls	3.6(c)
Current Balance Sheet	3.6(a)
DGCL	Recitals
Dissenting Shares	2.7(b)(iii)(A)
Effective Time	2.2
Environmental Laws	3.19(a)
Escrow Agent	Preamble
Escrow Fund	2.9(d)
Escrow Release Amount	8.3(b)(i)
Escrow Release Date	8.3(b)(i)
Escrow Release Notice	8.3(b)(i)
Expense Statement	6.10
Financial Statements	3.6(a)
Forward-Looking Data	3.28(b)
Hazardous Substance	3.19(a)
HIPAA	3.12(i)
Indemnification Claim	8.2(c)(i)
Indemnification Claim Certificate	8.2(c)(i)
Indemnified Parties	8.2(a)
Infringement	3.14(b)
Joinder Agreement	Recitals
Key Employees	Recitals
Labor Organization	3.17(c)
Leased Premises	3.11(c)
Losses	8.2(f)
Lost Instrument Affidavit	2.9(i)

Term	Section
Lost Instrument Indemnity Agreement	2.9(i)
Material Contract	3.12(a)
Merger	Recitals
Merger Sub	Preamble
Non‑Competition Agreement	Recitals
Offer Letter	Recitals
Option Merger Consideration	2.7(c)(ii)
Outside Date	9.1(b)
Parent	Preamble
Parent Closing Statement	2.8(b)
Paying Agent	2.9(a)
Payment Spreadsheet	6.9(a)
PCBs	3.19(b)
Pre‑Closing Tax Period	6.12(c)(i)
Privacy Policies	3.14(i)
PTO	3.14(c)
Real Property Leases	3.11(c)
Related Party	3.12(a)(vi)
Representative Losses	8.3(m)
Securityholder Representative	Preamble
Securityholder Representative Expense Agent	2.9(e)
Securityholder Representative Expense Fund	2.9(e)
Section 262	2.7(b)(iii)(A)
Section 280G Payments	6.2(a)
Section 409A	3.10(u)
Soliciting Materials	6.1(b)
Standard Form Agreements	3.14(d)
Stockholder Closing Payment	2.9(f)(i)
Straddle Period	6.12(b)
Survival Period	8.1(a)
Surviving Corporation	2.1
Tax Incentive	3.10(r)
Third Party Claim	8.2(e)
Transaction Documents	3.3(a)
Transaction Expenses	6.10
Transfer Taxes	2.12
Transmittal Letter	2.9(f)(i)
Waived Benefit	6.2(a)
WARN Act	3.17(f)
Warrant Merger Consideration	2.7(d)(ii)

1.3    Certain Interpretations.
(a)    When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated.
(b)    When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.
(c)    The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
(d)    The headings and table of contents set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)    Where a reference is made to a law or Legal Requirement, such reference is to such law or Legal Requirement, respectively, as amended, and all rules and regulations promulgated thereunder, unless the context requires otherwise.
(f)    Unless the context of this Agreement otherwise requires (i) words of any gender include each other gender, (iii) words using the singular or plural number also include the plural or singular number respectively, and (iii) the terms “hereof,” “herein,” “hereunder,” and derivative or similar words refer to this entire Agreement.
(g)    The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(h)    All references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.
(i)    Whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next following business day.
(j)    Documents or other information and materials shall be deemed to have been “Delivered” by the Company if, and only if, at least two (2) business days prior to the execution and delivery of this Agreement by the parties hereto, the Company has posted true, complete and correct copies of such documents and information and other materials to a virtual data room managed by the Company to which Parent and its designated representatives have been given access.
(k)    The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
Article 2
THE MERGER
2.1    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The Company as the surviving corporation of the Merger is sometimes referred to herein as the “Surviving Corporation.”
2.2    Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall cause the Merger to become effective by filing a certificate of merger in customary form (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL as soon as practicable after the Closing (but in any event on the Closing Date if the Closing occurs at a time at which such filings are accepted for filing by the Secretary of State of the State of Delaware, or the first business day thereafter if the Closing occurs at a time at which such filings are not accepted for filing by the Secretary of State of the State of Delaware). The actual time of acceptance of such filing by the Secretary of State of the State of Delaware (or any later time as may be mutually agreed upon in writing by Parent and the Company and expressly designated as the effective time of the Merger in the Certificate of Merger) is referred to herein as the “Effective Time.”
2.3    Closing.  Unless this Agreement is earlier terminated pursuant to Section 9.1, the Merger shall be consummated at a closing (the “Closing”) to occur on a business day as soon as practicable (and in any event within two (2) business days) following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Article 7 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of those conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another date and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs hereunder is referred to herein as the “Closing Date.”
2.4    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.
2.5    Certificate of Incorporation; Bylaws; Corporate Records.
(a)    Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of the Company, as amended and in effect immediately prior to the Effective Time (the “Company Charter” and together with the bylaws of the Company, as in effect immediately prior to the Effective Time, together with the organizational documents of the Company’s Subsidiaries, the “Company Organizational Documents”), shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as stated in such certificate of incorporation as so amended and restated shall be “Digitalsmiths Corporation,” whereupon such certificate of incorporation as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.
(b)    Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as stated in such bylaws as so amended and restated shall be “Digitalsmiths Corporation,” whereupon such bylaws as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
(c)    Corporate Records. At the Closing, the Company shall deliver or cause to be delivered to Parent the original stock books, stock ledgers, minute books and corporate seal, if any, of the Company and each of its Subsidiaries and any controlled affiliates.
2.6    Directors and Officers of Surviving Corporation.
(a)    Directors. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.
(b)    Officers. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.
2.7    Effect on Securities of Constituent Corporations.
(a)    Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, upon the terms and subject to the conditions set forth in this Agreement, each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into and become, and shall thereupon represent, one fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as each share so converted, and shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation.
(b)    Company Capital Stock; Company Treasury Stock; Dissenting Shares.
(i)    Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Stockholder, upon the terms and subject to the conditions set forth in this Section 2.7 and throughout this Agreement, (A) each outstanding share of Series A-1 Preferred Stock and Series A-2 Preferred Stock (other than Company Treasury Stock and Dissenting Shares) shall be canceled and extinguished and converted automatically into (1) the right to receive an amount of cash (without interest) equal to the Series A Closing Amount Per Share for such share, (2) the right to receive upon release from Escrow and subject to Article VIII, the Series A Escrow Amount Per Share for such share and (3) the right to receive upon release from the Securityholder Representative Expense Fund and subject to Article VIII, the Series A Expense Amount Per Share for such share; (B) each outstanding share of Series B Preferred Stock and Series B-2 Preferred Stock (other than Company Treasury Stock and Dissenting Shares) shall be canceled and extinguished and converted automatically into (1) the right to receive an amount of cash (without interest) equal to the Series B Closing Amount Per Share for such share, (2) the right to receive upon release from Escrow and subject to Article VIII, the Series B Escrow Amount Per Share for such share and (3) the right to receive upon release from the Securityholder Representative Expense Fund and subject to Article VIII, the Series B Expense Amount Per Share for such share; (C) each outstanding share of Series C Preferred Stock (other than Company Treasury Stock and Dissenting Shares) shall be canceled and extinguished and converted automatically into (1) the right to receive an amount of cash (without interest) equal to the Series C Closing Amount Per Share for such share, (2) the right to receive upon release from Escrow and subject to Article VIII, the Series C

Escrow Amount Per Share for such share and (3) the right to receive upon release from the Securityholder Representative Expense Fund and subject to Article VIII, the Series C Expense Amount Per Share for such share; and (D) each outstanding share of Company Common Stock (other than Company Treasury Stock and Dissenting Shares) shall be canceled and extinguished and converted automatically into (1) the right to receive an amount of cash (without interest) equal to the Common Closing Amount Per Share for such share, (2) the right to receive upon release from Escrow and subject to Article VIII, the Common Escrow Amount Per Share for such share and (3) the right to receive upon release from the Securityholder Representative Expense Fund and subject to Article VIII, the Common Expense Amount Per Share for such share, in each case of subsection (A), (B), (C) and (D) above subject to reduction for applicable Tax withholding, upon the surrender of the applicable Certificate (or alternatively, a Lost Instrument Affidavit and a Lost Instrument Indemnity Agreement), in accordance with the terms of this Agreement and in the manner provided herein. From and after the Effective Time, each share of Company Capital Stock that is canceled and converted into the right to receive that portion of the Merger Consideration by virtue of the Merger pursuant to this Section 2.7(b)(i) shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate formerly representing each such share of Company Capital Stock shall cease to have any rights with respect thereto other than the right to receive, upon the terms and subject to the conditions set forth in this Agreement, that portion of the Merger Consideration payable in respect of each share of Company Capital Stock evidenced by such certificate pursuant to this Section 2.7(b)(i) (subject to reduction for applicable Tax withholding), upon the surrender of the applicable Certificate (or alternatively, a Lost Instrument Affidavit and a Lost Instrument Indemnity Agreement) in accordance with the terms of this Agreement and in the manner provided herein. For purposes of calculating the amount of cash payable to each Company Stockholder in respect of such Company Stockholder’s shares of Company Capital Stock pursuant to this Section 2.7(b)(i), (A) all of the shares of Company Capital Stock held by such Company Stockholder shall be aggregated on a certificate‑by‑certificate basis, if applicable, and (B) the amount of cash payable in respect of each such certificate shall be rounded down to the nearest cent.
(ii)    Company Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Company Capital Stock that is outstanding and owned by the Company as treasury stock as of immediately prior to the Effective Time (“Company Treasury Stock”) shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall thereupon cease to exist.
(iii)    Dissenting Shares.
(A)    Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time eligible under Section 262 of the DGCL (“Section 262”) to exercise appraisal rights and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand, and properly demands, appraisal of such shares pursuant to Section 262, and complies in all respects with the provisions of Section 262 and has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL as of the Effective Time (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 2.7(b)(i), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under Section 262. Notwithstanding the provisions of this Section 2.7(b)(iii)(A), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be canceled and converted into and represent only the right to receive that portion of the Merger Consideration payable in respect of such shares pursuant to Section 2.7(b)(i), without interest, upon surrender of the certificate representing such shares.
(B)    The Company shall (1) comply with the requirements of Section 262, (2) give Parent prompt notice of any written demand received by the Company pursuant to Section 262 and of withdrawal of any such demand, and provide copies of any documents or instruments served with respect thereto pursuant to the DGCL and received by the Company, and (3) give Parent the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.
(C)    Any amount paid by the Company, the Surviving Corporation or Parent to any Person with respect to Dissenting Shares pursuant to Section 262 in excess of the amount payable pursuant to Section 2.7(b)(i) for each such Dissenting Share, and all interest, costs, expenses and fees as incurred by the Company, the Surviving Corporation or Parent in connection with the exercise of all rights under Section 262, shall constitute Losses for purposes of this Agreement, and the Surviving Corporation and Parent, as the case may be, shall, without limiting any other rights, be entitled to indemnification pursuant to Section 8.2 and to recover such Losses, without limitation, from the Escrow Fund.
(c)    Company Options.
(i)    No Company Options (whether vested or unvested) shall be assumed by Parent, Merger Sub or the Surviving Corporation.
(ii)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Optionholders, upon the terms and subject to the conditions set forth in this Section 2.7 and throughout this Agreement, each outstanding (as of immediately prior to the Effective Time) Vested Company Option shall be terminated and canceled and converted into the right to receive, for each Vested Company Option Share, (1) the Common Closing Amount Per Share for such share, (2) the right to receive upon release from Escrow and subject to Article VIII, the Common Escrow Amount Per Share for such share and (3) the right to receive upon release from the Securityholder Representative Expense Fund and subject to Article VIII, the Common Expense Amount Per Share for such share (collectively, the “Option Merger Consideration”). The payment of the Option Merger Consideration shall be subject to reduction for applicable Tax withholding. Notwithstanding anything in this Section 2.7(c)(ii) to the contrary, in the event that the exercise price of any Vested Company Option is equal to or greater than the Per Share Participation Consideration, such Vested Company Option shall be canceled, no payment shall be required with respect thereto and such Vested Company Option shall have no further force or effect. From and after the Effective Time, each Vested Company Option that is terminated and canceled and converted into the right to receive the Option Merger Consideration by virtue of the Merger pursuant to this Section 2.7(c)(ii) shall no longer be outstanding and shall cease to have any rights with respect thereto other than the right to receive, upon the terms and subject to the conditions set forth in this Agreement, that portion of the Option Merger Consideration payable pursuant to this Section 2.7(c)(ii) (less applicable Tax withholding).
(iii)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Optionholders, upon the terms and subject to the conditions set forth in this Section 2.7 and throughout this Agreement, each outstanding (as of immediately prior to the Effective Time) Unvested Company Option shall be terminated and canceled without payment of any consideration therefor, and the holder of such Unvested Company Option shall have no further rights with respect thereto.
(iv)    Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary or appropriate to effect the transactions anticipated by this Section 2.7(c) under the Company Stock Plan and all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby and obtaining any required consents. The Company Stock Plan (including any sub‑plans thereof) and any other equity or equity-based compensation plans will be terminated as of the Closing. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options a letter describing the treatment of such Company Options and, in the case of Vested Company Options, providing instructions for use in obtaining payment for such Vested Company Options. Such letter and any materials delivered therewith to the Company Optionholders shall be reasonably acceptable to Parent.
(d)    Company Warrants.
(i)    No Company Warrants (whether or not exercisable or vested) shall be assumed by Parent, Merger Sub or the Surviving Corporation and each of such Company Warrants shall be terminated or canceled prior to the Effective Time.
(ii)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Warrantholders, upon the terms and subject to the conditions set forth in this Section 2.7 and throughout this Agreement, each outstanding (as of immediately prior to the Effective Time and which is not exercised effective as of the Effective Time) Vested Company Warrant shall be terminated and canceled and converted into the right to receive, (A) in the case of Vested Series C Warrants, for each Vested Series C Warrant Share (1) the right to receive an amount of cash (without interest) equal to the Series C Closing Amount Per Share for such share, (2) the right to receive upon release from Escrow and subject to Article VIII, the Series C Escrow Amount Per Share for such share and (3) the right to receive upon release from the Securityholder Representative Expense Fund and subject to Article VIII, the Series C Expense Amount Per Share for such share, and (B) in the case of Vested Common Warrants, for each Vested Common Warrant Share (1) the Common Closing Amount Per Share for such share, (2) the right to receive upon release from Escrow and subject to Article VIII, the Common Escrow Amount Per Share for such share and (3) the right to receive upon release from the Securityholder Representative Expense Fund and subject to Article VIII, the Common Expense Amount Per Share for such share (collectively, the “Warrant Merger Consideration”).The payment of the Warrant Merger Consideration shall be subject to reduction for applicable Tax withholding. In the event that the exercise price of any Vested Company Warrant is equal to or greater than the Series C Amount Per Share, in the case of a Vested Series C Warrant, or the Per Share Participation Consideration, in the case of a Vested Common Warrant, such Vested Company Warrant shall be canceled, no payment shall be required with respect thereto, and such Vested Company Warrant shall have no further force or effect. From and after the Effective Time, each Vested Company Warrant that is terminated and canceled and converted into the right to receive the Warrant Merger Consideration by virtue of the Merger pursuant to this Section 2.7(d)(ii) shall no longer be outstanding and shall cease to have any rights with respect thereto other than the right to receive, upon the terms and subject to the conditions set forth in this Agreement, the Warrant Merger Consideration payable pursuant to this Section 2.7(d)(ii) (less applicable Tax withholding).
(iii)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Warrantholders, upon the terms and subject to the conditions set forth in this Section 2.7 and throughout this Agreement, each outstanding (as of immediately prior to the Effective Time) Unvested Company Warrant shall be terminated and canceled without payment of any consideration therefor, and the holder of such Unvested Company Warrant shall have no further rights with respect thereto.
(iv)    Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.7(d) under all agreements relating to Company Warrants and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Warrants a letter describing the treatment of and any payment for such Vested Company Warrants pursuant to this Section 2.7 and providing instructions for use in obtaining payment for such Vested Company Warrants. Such letter and any materials delivered therewith to the Company Warrantholders shall be reasonably acceptable to Parent.
(e)    Merger Consideration as Maximum Payment Amount. Notwithstanding anything to the contrary set forth herein, the aggregate amounts payable by Parent hereunder with respect to all outstanding Company Securities shall not exceed the Merger Consideration.
2.8    Calculation of Merger Consideration; Adjustment.
(a)    At least three (3) business days prior to the Closing Date, the Company will deliver to Parent a statement (the “Company Closing Statement”) setting forth the Company’s good faith estimate of the Closing Cash, the Closing Indebtedness, the Closing Working Capital, and the Change in Control Payments, which shall be certified by an officer of the Company as being prepared in good faith and in accordance with GAAP consistently applied and, in the case of the Closing Working Capital, in accordance with the methodology on Schedule 1.1(b). The Company shall reasonably cooperate with Parent in supplying any other information Parent may reasonably request in order to verify the amounts reflected on the Company Closing Statement. The estimated Closing Cash, Closing Indebtedness, Closing Working Capital, and Change in Control Payments set forth on the Company Closing Statement, with any changes thereto as agreed by Parent and the Company prior to the Closing, will be used for purposes of calculating the Merger Consideration absent manifest error.
(b)    No later than seventy-five (75) calendar days after the Closing Date, Parent shall prepare and deliver to the Securityholder Representative a statement setting forth Parent’s calculations of the Closing Cash, the Closing Indebtedness, the Closing Working Capital, and the Change in Control Payments, which shall be certified by an officer of Parent as being prepared in good faith and in accordance with GAAP consistently applied and, in the case of the Closing Working Capital, in accordance with the methodology on Schedule 1.1(a). (the “Parent Closing Statement”).
(c)    During the thirty (30) calendar day period following the delivery of the Parent Closing Statement, the Securityholder Representative and its representatives and agents shall be given reasonable access to the books and records of the Surviving Corporation that were used in preparing the Parent Closing Statement and reasonable access to personnel or representatives of the Surviving Corporation and Parent responsible for preparing the Parent Closing Statement, as they may reasonably request solely for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Parent Closing Statement; provided that the Securityholder Representative and its representatives and agents shall not have access to materials subject to the attorney client privilege or that constitute attorney work product. The Securityholder Representative hereby agrees that it shall, and shall cause its representatives and agents to, maintain the confidentiality of all information provided to them pursuant to the immediately preceding sentence. Notwithstanding the foregoing confidentiality obligations, following Closing, the Securityholder Representative shall be permitted to disclose such information as required by law or to its employees, advisors or consultants and to the Company Securityholders in each case who have a need to know such information in connection with the performance by the Securityholder Representative of its obligations under this Agreement, provided that such persons either (A) agree to observe the terms of this Section 2.8(c) or (B) are bound by obligations of confidentiality to the Securityholder Representative of at least as high a standard as those imposed on the Securityholder Representative under this Section 2.8(c). After Parent delivers the Parent Closing Statement, the Securityholder Representative may dispute any amounts thereon by delivering a written notice of any such dispute over any amounts set forth on the Parent Closing Statement (a “Dispute Notice”) to Parent within thirty (30) calendar days after Parent delivers the Parent Closing Statement. If the Securityholder Representative fails to deliver a Dispute Notice to Parent on or before the end of such thirty (30) calendar day period, the Parent Closing Statement shall be deemed to set forth the final Closing Cash, Closing Indebtedness, Closing Working Capital, and Change in Control Payments, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such thirty (30) calendar day period, the Securityholder Representative may also accept the Parent Closing Statement by delivering written notice to that effect to Parent, in which case the Closing Cash, the Closing Indebtedness, the Closing Working Capital, and the Change in Control Payments set forth therein will be finally determined when such notice is given. In addition, any items not expressly identified as being in dispute in any Dispute Notice shall be deemed to be agreed to in all respects by the Securityholder Representative, and shall become binding on the parties. If the Securityholder Representative gives a Dispute Notice to Parent within such thirty (30) calendar day period, Parent and the Securityholder Representative shall use commercially reasonable efforts to resolve the dispute during the thirty (30) calendar day period commencing on the date Parent receives the Dispute Notice from the Securityholder Representative. If the Securityholder Representative and Parent do not agree upon a final resolution with respect to any disputed items within such thirty (30) calendar day period, then the remaining items in dispute shall be submitted immediately to a nationally recognized, independent accounting firm reasonably acceptable to Parent and the Securityholder Representative (the “Accounting Firm”). The Accounting Firm shall be requested to render a determination of the applicable dispute within forty-five (45) calendar days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Securityholder Representative and Parent, and any associated engagement fees shall initially be borne fifty percent (50%) by the Indemnifying Parties and fifty percent (50%) by Parent; provided that such fees shall ultimately be borne by Parent and the Indemnifying Parties in inverse proportion as they prevail on matters resolved by the Accounting Firm, which proportional allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matter. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense; provided, that any such cost and expense incurred by the Securityholder Representative shall be borne by the Indemnifying Parties. In resolving the disputed items, the Accounting Firm shall: (A) limit its review to determining whether the amount for each disputed item, as set forth in the Parent Closing Statement or the Dispute Notice, is more consistent with the applicable definitions of, and methodology for determining, the disputed items as set forth in this Agreement, (B) resolve each such disputed item by choosing such amount that it determines to be more consistent with the applicable definition and methodology, (C) review only such matters that were properly included in a timely Dispute Notice and (D) not assign a value for any item that remains in dispute that is greater than the greatest value, or smaller than the smallest value, set forth by either Parent in the Parent Closing Statement or the Securityholder Representative in the Dispute Notice. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Parent Closing Statement shall be revised as appropriate to reflect the resolution of any disputed items pursuant to this Section 2.8(c) and, as so revised, such Parent Closing Statement shall be deemed to set forth the final Closing Cash, Closing Indebtedness, Closing Working Capital, and Change in Control Payments, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
(d)    If the Actual Adjustment is a positive amount, Parent or the Surviving Corporation shall pay such amount to the Indemnifying Parties on a pro rata basis, based on their respective Pro Rata Percentages, net of applicable withholding taxes, if any, by wire transfer or delivery of immediately available funds to the Paying Agent for distribution to the Company Securityholders upon valid receipt of documents required for the payment of Merger Consideration.
(e)    If the Actual Adjustment is a negative amount (the “Negative Adjustment Amount”), then within three (3) business days after the date on which such amount is finally determined pursuant to this Section 2.8, Parent and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver (1) to the Surviving Corporation an amount equal to the absolute value of the Negative Adjustment Amount and (2) to the Accounting Firm the amounts due to be paid by the Indemnifying Parties, if any, to the Accounting Firm pursuant to Section 2.8(c).
2.9    Payment Procedures.
(a)    Closing Payment Fund. As promptly as practicable following the Effective Time (but in any event within one business day following the Closing Date), Parent shall deposit, or cause to be deposited, with U.S. Bank National Association (the “Paying Agent”) an amount in cash equal to (i) the Merger Consideration less (ii) the sum of (A) the Escrow Amount and (B) the Securityholder Representative Expense Amount (such amount less such sum being referred to herein as the “Closing Payment Fund”), and shall deliver to the Paying Agent the Payment Spreadsheet. All amounts held from time to time in the Closing Payment Fund shall be invested by the Paying Agent as directed by Parent pending payment thereof by the Paying Agent to the Company Securityholders in accordance with the terms hereof. All interest and other earnings from any investment of funds held from time to time in the Closing Payment Fund shall be the sole and exclusive property of Parent, and no part of such interest or other earnings shall accrue to or for the benefit of any Company Securityholders.
(b)    Payment to Surviving Corporation for Company Options. Promptly following the Paying Agent’s receipt of the Closing Payment Fund, Parent shall instruct the Paying Agent to distribute to the Surviving Corporation, for the benefit of the Company Optionholders, sufficient funds (without any deduction for applicable Tax withholding) for timely payment by the Surviving Corporation, pursuant to the Surviving Corporation’s standard payroll practices, of that portion of the Merger Consideration payable (subject to applicable Tax withholding) to the Company Optionholders with respect to Vested Company Options pursuant to Section 2.7(c)(ii).
(c)    Payment to Surviving Corporation for Company Warrants. Promptly following the Paying Agent’s receipt of the Closing Payment Fund, Parent shall instruct the Paying Agent to distribute to the Surviving Corporation, for the benefit of the Company Warrantholders, sufficient funds (without any deduction for applicable Tax withholding) for timely payment by the Surviving Corporation of that portion of the Merger Consideration payable (subject to applicable Tax withholding) to the Company Warrantholders with respect to Vested Company Warrants pursuant to Section 2.7(d).
(d)    Escrow Fund. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall be entitled to withhold from the aggregate Merger Consideration otherwise payable to the Company Securityholders who are Indemnifying Parties in the Merger pursuant to Section 2.7 an amount of cash equal to the Escrow Amount. The Escrow Amount shall be withheld from the Merger Consideration otherwise payable to each Indemnifying Party on a pro rata basis, calculated based on each Indemnifying Party’s Pro Rata Percentage. As soon as practicable following the Effective Time (but, in any event, within one business day following the Closing Date), Parent shall deposit, or cause to be deposited, with the Escrow Agent an amount in cash equal to the Escrow Amount (such Escrow Amount, together with any interest or other earnings thereon, being referred to herein as the “Escrow Fund”). The Escrow Fund shall be held, invested (with the earnings on investments being treated as set forth in Article 8) and distributed in accordance with the provisions of this Agreement. The Escrow Agent shall hold the Escrow Fund as partial security for the indemnification obligations of the Indemnifying Parties under this Agreement in accordance with the terms and conditions set forth herein. The Escrow Fund (or any portion thereof) shall be distributed to the Paying Agent to be distributed to the Indemnifying Parties and/or to the Indemnified Parties, at the times, and upon the terms and conditions, set forth herein.
(e)    Securityholder Representative Expense Fund. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall be entitled to and shall withhold from the aggregate Merger Consideration otherwise payable to the Company Securityholders who are Indemnifying Parties in the Merger pursuant to Section 2.7 an amount of cash equal to the Securityholder Representative Expense Amount. The Securityholder Representative Expense Amount shall be withheld from the aggregate Merger Consideration otherwise payable to each Indemnifying Party on a pro rata basis, calculated based on each Indemnifying Party’s Pro Rata Percentage. As soon as practicable following the Effective Time (but, in any event, within one business day following the Closing Date), Parent shall deposit, or cause to be deposited with U.S. Bank National Association (the “Securityholder Representative Expense Agent”), for holding on behalf of the Securityholder Representative, an amount in cash equal to the Securityholder Representative Expense Amount (the fund established with such Securityholder Representative Expense Amount being referred to herein as the “Securityholder Representative Expense Fund”). Each Indemnifying Party shall be deemed to have contributed to the Securityholder Representative Expense Fund such Indemnifying Party’s pro rata portion of the Securityholder Representative Expense Amount, calculated based on each Indemnifying Party’s Pro Rata Percentage. The Securityholder Representative Expense Amount shall be held and distributed in accordance with the provisions of this Agreement. The Securityholder Representative shall hold the Securityholder Representative Expense Fund as security for the reimbursement obligations of the Indemnifying Parties under this Agreement in accordance with the terms and conditions set forth herein. Following the expiration of the Survival Period in accordance with its terms and the satisfaction of any Indemnification Claims outstanding at such expiration or, if earlier, at such time as is determined by the Securityholder Representative, the Securityholder Representative shall cause the Securityholder Representative Expense Agent to transfer any amounts remaining in the Securityholder Representative Expense Fund to the Paying Agent to be distributed to the Indemnifying Parties (subject to applicable Tax withholding), calculated based on such Indemnifying Parties’ respective Pro Rata Percentages, upon the terms and conditions set forth herein.
(f)    Payment Procedures.
(i)    Company Stockholder Payment Procedures. As soon as reasonably practicable after the Closing (but in any event within three (3) business days following the later of the Closing Date and the date the Paying Agent receives the Payment Spreadsheet from Parent), Parent shall cause the Paying Agent to mail to each Company Stockholder a letter of transmittal in substantially the form attached hereto as Exhibit D (a “Transmittal Letter”), which Transmittal Letter shall (A) specify that delivery shall be effected, and risk of loss and title to the certificate(s) representing shares of the Company Capital Stock (the “Certificates”) that are being converted into the right to receive payment pursuant to Section 2.7 shall pass, only upon delivery of such Certificates to the Paying Agent or Parent, as applicable, (B) include an agreement that such holder shall receive its portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.7(b)(i) and be bound by the provisions of this Agreement, (C) be in such form and have such other reasonable provisions not inconsistent with this Agreement as Parent may specify, (D) include IRS Form W‑9 or Form W‑8BEN or any successor form, and (E) include instructions for use in effecting the surrender of Certificates for that portion of the Merger Consideration payable in respect thereof under this Agreement. The payment of the appropriate Stockholder Closing Payment to any Company Stockholder is expressly conditioned upon the execution and delivery of a Transmittal Letter, properly completed and duly executed by each such Company Stockholder. After the Effective Time, and within five (5) business days after the Paying Agent or Parent, as applicable, receives a Certificate, properly endorsed or otherwise in proper form for transfer, formerly representing shares of Company Capital Stock held by any Company Stockholder immediately prior to the Effective Time, together with a properly completed and duly executed Transmittal Letter, the Paying Agent or Parent, as applicable, shall pay to such Company Stockholder (A) that portion of the Merger Consideration payable to such Company Stockholder in accordance with the terms of this Agreement in respect of the shares of Company Capital Stock formerly represented by such Certificates, less (B) the sum of (1) that portion of the Merger Consideration otherwise payable to such Company Stockholder in respect of such shares of Company Capital Stock that is required to be withheld from such Company Stockholder under applicable Tax withholding laws, if any, (2) that portion of the Merger Consideration otherwise payable to such Company Stockholder in respect of such shares of Company Capital Stock that Parent is entitled to withhold pursuant to Section 2.9(d) and deliver to the Escrow Agent to fund the Escrow Fund and (3) that portion of the Merger Consideration otherwise payable to such Company Stockholder in respect of such shares of Company Capital Stock that Parent is entitled and required to withhold pursuant to Section 2.9(e) and deposit or cause to be deposited with the Securityholder Representative Expense Agent to fund the Securityholder Representative Expense Fund (such amount less such deductions, with respect to each such Company Stockholder, being referred to herein as the “Stockholder Closing Payment”), and the Certificates so surrendered shall forthwith be canceled. If payment of any portion of the applicable Stockholder Closing Payment is to be made to a Person other than the Person in whose name the surrendered Certificates are registered, it shall be a condition of payment that the Person requesting such payment (A) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the Certificates surrendered, and shall have established to the satisfaction of Parent that such Tax has been paid, or (B) shall have established to the satisfaction of Parent that such Tax is not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.9(f)(i) each Certificate shall be deemed to represent for all purposes only the right to receive the applicable portion of the Merger Consideration, if any, in respect of the shares of Company Capital Stock formerly represented thereby in accordance with the terms of this Agreement and in the manner provided herein.
(ii)    Company Optionholder Payment Procedures. As soon as reasonably practicable after the date hereof, the Company shall mail or otherwise deliver to each Company Optionholder entitled to payments pursuant to Section 2.7(c)(ii) a letter of transmittal in form and substance reasonably acceptable to Parent and the Company (the “Company Option Letter”) which shall include (A) a release of claims against the Company, the Surviving Corporation, Parent and Merger Sub, (B) confirmation of the Securityholder Representative as the agent of such holder for the purposes set forth herein, (C) an agreement that such holder shall receive its portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.7(c)(ii) and be bound by the provisions of this Agreement, and (D) be in such form and have such other reasonable provisions not inconsistent with this Agreement as Parent may specify. After the Effective Time, upon the timely return of such Company Option Letter to the Company, properly completed and duly executed by such Company Optionholder in accordance with the instructions thereto, the Company Optionholder shall be entitled to receive in exchange therefor from the Surviving Corporation (A) that portion of the Merger Consideration that such Company Optionholder has the right to receive pursuant to Section 2.7(c)(i) in respect of such holder’s Vested Company Options, less (B) the sum of (1) that portion of the Merger

Consideration otherwise payable to such Company Optionholder in respect of such Vested Company Options that is required to be withheld from such Company Optionholder under applicable Tax withholding laws, if any, (2) that portion of the Merger Consideration otherwise payable to such Company Optionholder in respect of such Vested Company Option that Parent is entitled to withhold pursuant to Section 2.9(d) and deliver to the Escrow Agent to fund the Escrow Fund and (3) that portion of the Merger Consideration otherwise payable to such Company Optionholder in respect of such Vested Company Option that Parent is entitled and required to withhold pursuant to Section 2.9(e) and deposit or cause to be deposited with the Securityholder Representative Expense Agent to fund the Securityholder Representative Expense Fund.
(iii)    Company Warrantholder Payment Procedures. As soon as reasonably practicable after the date hereof, the Company shall mail or otherwise deliver to each Company Warrantholder entitled to payments pursuant to Section 2.7(d)(ii) a letter of transmittal in form and substance reasonably acceptable to Parent and the Company (the “Company Warrant Letter”) which shall include (A) a release of claims against the Company, the Surviving Corporation, Parent and Merger Sub, (B) confirmation of the Securityholder Representative as the agent of such holder for the purposes set forth herein, (C) an agreement that such holder shall receive its portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.7(d)(ii) and be bound by the provisions of this Agreement, and (D) be in such form and have such other reasonable provisions not inconsistent with this Agreement as Parent may specify. After the Effective Time, upon the timely return of such Company Warrant Letter to the Company, properly completed and duly executed by such Company Warrantholder in accordance with the instructions thereto, the Company Warrantholder shall be entitled to receive in exchange therefor from the Surviving Corporation (A) that portion of the Merger Consideration that such Company Warrantholder has the right to receive pursuant to Section 2.7(d)(ii) in respect of such holder’s Vested Company Warrants, less (B) the sum of (1) that portion of the Merger Consideration otherwise payable to such Company Warrantholder in respect of such Vested Company Warrants that is required to be withheld from such Company Warrantholder under applicable Tax withholding laws, if any, (2) that portion of the Merger Consideration otherwise payable to such Company Warrantholder in respect of such Vested Company Warrants that Parent is entitled to withhold pursuant to Section 2.9(d) and deliver to the Escrow Agent to fund the Escrow Fund and (3) that portion of the Merger Consideration otherwise payable to such Company Warrantholder in respect of such Vested Company Warrant that Parent is entitled and required to withhold pursuant to Section 2.9(e) and deposit or cause to be deposited with the Securityholder Representative Expense Agent to fund the Securityholder Representative Expense Fund.
(g)    Termination of Closing Payment Fund; No Liability. At any time following the six‑month anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it all or any portion of the Closing Payment Fund (including any earnings received with respect thereto) that has not been disbursed to the Company Stockholders or otherwise as provided herein, and thereafter the Company Stockholders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Legal Requirements), and only as general creditors thereof, with respect to the applicable portion of the Merger Consideration payable in respect thereof, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Company Securityholder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. Any amounts remaining unclaimed by a Company Securityholder one (1) year after the Effective Time (or such earlier date (if any), which is immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Authority) shall become, to the extent permitted by applicable Legal Requirements, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(h)    Withholding Rights. Each of the Company, Parent, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from the payment of any consideration payable or otherwise deliverable to any Person under this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable Legal Requirements. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify Parent and its affiliates (including the Surviving Corporation), the Paying Agent and the Escrow Agent for any amounts imposed by a Governmental Authority, together with any related Losses.
(i)    Lost, Stolen or Destroyed Instruments. In the event any Certificates, Company Options or Company Warrants which formerly represented shares (or the right to so acquire such shares) of Company Capital Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder in form and substance reasonably satisfactory to Parent (a “Lost Instrument Affidavit”), Parent shall instruct the Paying Agent (or the Surviving Corporation, as the case may be) to pay such Company Securityholder the portion of the Merger Consideration to which such Company Securityholder is entitled to pursuant to Section 2.7; provided, however, that Parent may, in its sole discretion and as a condition precedent to issuing such instruction to the Paying Agent, require the owner of such lost, stolen or destroyed Certificates, Company Options or Company Warrants to deliver an agreement of indemnification in form and substance reasonably satisfactory to Parent and the Paying Agent, and/or a bond in such sum as Parent or the Paying Agent may reasonably direct as indemnity, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates, Company Options or Company Warrants alleged to have been lost, stolen or destroyed (the “Lost Instrument Indemnity Agreement”), and in connection therewith the holder of such lost, stolen or destroyed Certificate shall be responsible for all fees and premiums required by the Paying Agent.
(j)    Parent Option Regarding Payment Procedures. Parent may, at its option, in lieu of making payments out of the Merger Consideration directly for the Escrow Fund and the Securityholder Representative Expense Fund as provided herein, pay the full amount of the Merger Consideration to the Paying Agent and instruct the Paying Agent to make the payments for the Escrow Fund and the Securityholder Representative Expense Fund as provided for herein for and on behalf of Parent.
2.10    Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of Certificates formerly representing ownership of the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements. After the Effective Time, the Surviving Corporation or the Paying Agent shall cancel and exchange, as provided in this Section 2.10, any presented Certificate representing shares of Company Capital Stock outstanding immediately prior to the Effective Time.
2.11    Taking of Further Necessary Action.  Each of Parent, the Company, and the Securityholder Representative shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company immediately prior to the Effective Time are and will remain fully authorized in the name of the Company or otherwise to take, and shall take, only upon request by Parent, all such lawful and necessary action.
2.12    Transfer Taxes.  All transfer, documentary, sales, use, value added, goods and services, excise, stamp, registration and other similar Taxes incurred in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by the Company Securityholders and shall be paid when due. Each Company Securityholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to any Transfer Taxes and Parent and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation if necessary under any Legal Requirement. Upon Parent’s request, Parent shall be provided with evidence reasonably satisfactory to Parent that such Transfer Taxes have been paid.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the Disclosure Letter (it being understood and hereby agreed that (i) the information set forth in the Disclosure Letter shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article 3 to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Letter shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article 3, and (B) any other representations and warranties set forth in this Article 3 if and solely to the extent that it is reasonably apparent on the face of such disclosure (without reference to the documents referenced therein) that it applies to such other representations and warranties), as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be only made as of such date), as follows:
3.1    Organization and Standing.
(l)    Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except for such failures to be so duly qualified and in good standing that would not have a Company Material Adverse Effect. Section 3.1(a) of the Disclosure Letter lists each jurisdiction where each of the Company and its Subsidiaries is qualified to do business as a foreign corporation.
(m)    Prior to the date of this Agreement, the Company has Delivered to Parent complete and correct copies of the Company Organizational Documents as currently in effect. The Company Organizational Documents are in full force and effect and the Company is not in violation of (and has not previously violated) any provision of the Company Organizational Documents.
(n)    The operations now being conducted by the Company and each of its Subsidiaries are not (and have never been) conducted under any other name.
(o)    Section 3.1(d) of the Disclosure Letter lists (i) the directors of the Company and each of its Subsidiaries and (ii) the officers of the Company and each of its Subsidiaries including, as applicable, the Chief Executive Officer, Chief Financial Officer, Chief Research Officer, Chief Operating Officer, President and all Senior Vice Presidents.

3.2    Capitalization.
(a)    The authorized capital stock of the Company consists of an aggregate of 85,311,660 shares of Company Capital Stock, consisting of an aggregate of 54,121,576 shares of Company Common Stock of which an aggregate of 50,000,000 shares have been designated Class A Voting Common Stock and 4,121,576 shares have been designated Class B Nonvoting Common Stock, and an aggregate of 31,190,084 shares of Company Preferred Stock, of which an aggregate of 6,015,458 shares have been designated Series A-1 Preferred Stock, 2,060,788 shares have been designated Series A-2 Preferred Stock, 9,921,044 shares have been designated Series B Preferred Stock, 2,060,788 shares have been designated Series B-2 Preferred Stock and 11,132,006 shares have been designated Series C Preferred Stock. As of the date hereof, (i) an aggregate of 2,288,242 shares of Class A Voting Common Stock and no shares of Class B Nonvoting Common Stock are issued and outstanding, (ii) an aggregate of 6,015,458 shares of Series A-1 Preferred Stock are issued and outstanding, (iii) an aggregate of 1,545,591 shares of Series A-2 Preferred Stock are issued and outstanding, (iv) an aggregate of 9,921,040 shares of Series B Preferred Stock are issued and outstanding, (v) an aggregate of 1,545,591 shares of Series B-2 Preferred Stock are issued and outstanding, (vi) an aggregate of 7,962,986 shares of Series C Preferred Stock are issued and outstanding; no other Company Capital Stock is authorized or outstanding. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. The Company has reserved an aggregate of 4,716,197 shares of Company Common Stock for issuance under the Company Stock Plan, and an aggregate of 4,257,393 shares of Company Common Stock are issuable upon the exercise of Company Options outstanding on the date hereof. Except for the Company Options, there are no outstanding equity-based compensation awards (whether payable in cash, stock, or otherwise) under the Company Stock Plan. Except for the Company Stock Plan, the Company does not maintain, and the Company and any of its Subsidiaries have never maintained any stock option plans or other equity compensation related plans or arrangements. The Company Stock Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and the Company’s Stockholders and is in full force and effect. The Company has reserved an aggregate of 2,705,628 shares of Company Series C Preferred Stock and 5,514,130 shares of Company Common Stock for issuance under the Company Warrants, and an aggregate of 2,705,628 shares of Series C Preferred Stock and 5,514,130 shares of Company Common Stock are issuable upon the exercise of Company Warrants outstanding as of the date hereof. The Convertible Notes will convert automatically into shares of Series C Preferred Stock upon the earlier of February 16, 2014 and the Closing Date.
(b)    All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of Company Capital Stock and other Company Securities have been offered, issued and sold by the Company in compliance with U.S. federal and applicable state securities laws. Other than as set forth in Section 3.2(a) and on Section 3.2(b)(i) of the Disclosure Letter, there are no authorized or outstanding (i) subscriptions, warrants, options, convertible or exchangeable securities or other rights (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company or (ii) securities, instruments or obligations that are or may become convertible or exchangeable into shares of capital stock or other securities or registered capital of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) nor is it otherwise bound to issue any subscription, warrant, option, convertible or exchangeable security or other such right or to issue or distribute to holders of any shares of its capital stock or other Company Securities any evidences of indebtedness or assets of the Company. Except as set forth in Section 3.2(b)(ii) of the Disclosure Letter, the Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or other Company Securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company has not made or delivered any oral or written communications to the employees or contractors of the Company with respect to any payment arising out of the transactions contemplated by this Agreement. Except as set forth in Section 3.2(b)(iii) of the Disclosure Letter, there are no agreements, written or oral, between the Company and any holder of its securities or others, or among any holders of its securities, relating to the acquisition (including rights of first refusal, first offer, anti‑dilution or pre‑emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the Company Capital Stock.
(c)    Section 3.2(c) of the Disclosure Letter contains a true, complete and correct list of all of the Company Stockholders as of the date hereof, setting forth the amount and type of shares of Company Capital Stock held by each Company Stockholder as of the date hereof and the date such shares of Company Capital Stock were acquired from the Company.
(d)    Section 3.2(d) of the Disclosure Letter contains a true, complete and correct list of all Persons who, at the close of business on the date of this Agreement, hold Company Options, indicating, with respect to each Company Option, the number of shares of Company Common Stock issuable upon the exercise of such Company Option, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and the extent to which the vesting of such Company Option will be accelerated by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger, and whether such Company Option is a nonstatutory option or an incentive stock option as defined in Section 422 of the Code. All Company Options have been granted or issued at an exercise price at least equal to the fair market value of the underlying Company Common Stock, as determined by the Company’s Board of Directors at the date of grant or issuance, and none of the Company Options constitute “deferred compensation” under Section 409A of the Code. All Company Options have been offered, issued and delivered by the Company in compliance with all applicable Legal Requirements, including federal and state securities laws, and in compliance with the terms and conditions of the Company Stock Plan. True, complete and correct copies of each Company Stock Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Common Stock purchased under such plan) have been Delivered to Parent, such plans and Contracts have not been amended, modified or supplemented since being Delivered to Parent, and there are no Contracts or understandings to amend, modify or supplement such plans or Contracts in any case from those Delivered to Parent. The treatment of the Company Options pursuant to Section 2.7(c) is permitted by and consistent with the terms of the Company Stock Plan and the relevant agreements governing the Company Options. No holder of Company Options has the ability to early exercise any Company Options for shares of restricted stock under the Company Stock Plan or any other Contract relating to such Company Options.
(e)    The Company has outstanding Company Warrants for the purchase of an aggregate of 5,514,130 shares of Company Common Stock and 2,705,628 shares of Series C Preferred Stock. All of the Company Warrants have been offered, issued and delivered by the Company in compliance with all applicable Legal Requirements. Section 3.2(e) of the Disclosure Letter sets forth for each outstanding Company Warrant, the name of the holder of such Company Warrant, the domicile address of such holder, an indication of whether such holder is an Employee of the Company, the date of grant or issuance of such Company Warrant, the number of shares of Company Capital Stock subject to such Company Warrant, the exercise price of such Company Warrant, the vesting schedule for such Company Warrant, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such Company Warrant will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement. No Company Warrant was issued in a compensatory arrangement or to any Employee. All Company Warrants issued for compensatory reasons have been granted or issued at an exercise price equal to the fair market value of the underlying Company Capital Stock, as determined by the Company’s Board of Directors at the date of grant or issuance, and none of the Company Warrants constitute “deferred compensation” under Section 409A of the Code. Except as set forth in Section 3.2(b) of the Disclosure Letter, each Company Warrant requires the Company’s consent for the holder of such Company Warrant to sell, transfer, assign, pledge or hypothecate such Company Warrant and the Company has never been requested to consent to, permit, process or register the sale, transfer, assignment, pledge or hypothecation of any Company Warrant and no Company Warrant has ever been sold, transferred, assigned, pledged or hypothecated by the holder of any Company Warrant. The treatment of the Company Warrants pursuant to Section 2.7(d) is permitted by and consistent with the terms of the Company Warrants.
(f)    Section 3.2(f) contains a true, complete and correct list of each Subsidiary of the Company. Except as set forth on Section 3.2(f) of the Disclosure Letter, the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. All of the issued and outstanding shares of each Subsidiary of the Company have been issued in compliance with all applicable Legal Requirements. Each Subsidiary of the Company is wholly owned by the Company, and the Company is the sole record and beneficial holder of all issued and outstanding capital stock and equity interests, and all rights to acquire or receive any shares of capital stock, in each Subsidiary. Each entity listed on Section 3.2(f) of the Disclosure Letter that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding Liabilities, including Taxes, with respect to any such entity. The Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Person.
3.3    Authority
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Joinder Agreements, the Patent Documents, and each certificate and other instrument required hereby or thereby to be executed and delivered by the Company pursuant hereto or thereto (collectively, the “Transaction Documents”), to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The (i) execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents, (ii) subject only to the receipt of the Requisite Stockholder Approval, the consummation by the Company of the Merger, and (iii) the consummation by the Company of the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company has unanimously determined that it is fair to, advisable and in the best interests of the Company Stockholders to enter into a business combination upon the terms and subject to the conditions of this Agreement, has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and thereby and has unanimously resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby and, other than obtaining the Requisite Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to adopt or authorize this Agreement, or any certificate or other instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Merger or any other transactions contemplated hereby or thereby. None of such actions by the Board of Directors of the Company has been amended, rescinded or modified. Each of this Agreement and each other Transaction Document has been (or will upon execution and delivery be) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub, the

Securityholder Representative the Escrow Agent, and the counterparty to the Patent Documents, as applicable, constitutes (or will upon execution and delivery constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.
(b)    The Merger Consideration into which each share of Company Capital Stock will be converted in the Merger, if any, conforms to the Company Organizational Documents and no Company Stockholder shall be entitled to receive any different or additional amount in the Merger with respect to shares of Company Capital Stock held by such Company Stockholder.
(c)    The Requisite Stockholder Approval is the only vote or consent of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby under applicable Legal Requirements, the Company Organizational Documents and any Contract to which the Company is a party or is otherwise bound. The Company has notified (or will notify following the date hereof and prior to the Effective Time) the Company Stockholders of the transactions contemplated hereby as and to the extent required by the terms and conditions of the Company Organizational Documents, any Contract of the Company and the DGCL and as contemplated herein. The information furnished on or in any document mailed, delivered or otherwise furnished to the Company Stockholders in connection with the solicitation of their consent to, and adoption of, this Agreement and the Merger did not contain, and will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.
3.4    No Conflicts.  The execution and delivery of this Agreement and each of the other Transaction Documents, compliance with the provisions of this Agreement and each of the other Transaction Documents, and the consummation of the Merger and the other transactions contemplated hereby and thereby (including the assignment of any Contract by the Company to the counterparty in accordance with the terms of the Patent Documents and by the Surviving Corporation to Parent after Closing), will not (a) conflict with or violate the Company Organizational Documents, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under, any Contract, Permit, Security Interest or other interest to which the Company is a party or by which the Company is bound or to which the Company’s assets are subject, (c) result in the creation or imposition of any Security Interest upon any assets of the Company, or (d) violate any Legal Requirements applicable to (i) the Company or any of its properties or assets, or (ii) to the knowledge of the Company, any Company Securityholder or any of its properties or assets.
3.5    Governmental Filings and Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with (together, the “Consents”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries or any Company Securityholder in connection with the execution and delivery of this Agreement and each of the other Transaction Documents or the consummation of the Merger or any other transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger, and (b) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company and would not prevent, materially impair or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement on the terms and conditions set forth herein.

3.6    Financial Statements.
(f)    Attached hereto as Section 3.6(a) of the Disclosure Letter are the following financial statements (collectively, the “Financial Statements”): (i) the consolidated audited balance sheet as of December 31, 2010, December 31, 2011 and December 31, 2012 and the related statements of income, stockholders’ equity (deficit) and cash flows for each year then ended and (ii) the consolidated unaudited balance sheet as of October 31, 2013 and the related statements of income, stockholders’ equity (deficit) and cash flows for the ten (10) months then ended. The consolidated balance sheet as of October 31, 2013 is referred to as the “Current Balance Sheet.”
(g)    The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP (except, in the case of the unaudited Financial Statements, for the absence of footnotes and subject to normal recurring year‑end audit adjustments, none of which adjustments individually or in the aggregate will be material in amount) applied on a consistent basis throughout the periods indicated and consistent with each other except as may be indicated in the footnotes thereto, (iii) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of the unaudited Financial Statements, to normal recurring year‑end audit adjustments, none of which adjustments individually or in the aggregate will be material in amount), and (iv) are true, complete and correct in all material respects. The Company has identified all uncertain Tax positions contained in all Tax Returns filed by the Company or any of its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).
(h)    The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Company, its officers, nor the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place a revenue recognition policy consistent with GAAP.
3.7    Substantial Customers.
(f)    Section 3.7(a) of the Disclosure Letter lists the twenty (20) largest customers of the Company and its Subsidiaries on the basis of revenues (including the respective revenues of such customers) for the twelve month period ended (i) December 31, 2013, (ii) December 31, 2012 and (iii) December 31, 2011.
(g)    No such customer has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company since December 31, 2012, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services, or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.
3.8    Absence of Changes.  Since the date of the Current Balance Sheet, (i) each of the Company and its Subsidiaries has operated in the ordinary course of business and consistent with past practice and has paid its debts, Taxes and Liabilities as they became due, (ii) no Company Material Adverse Effect has occurred, and (iii) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has:
(k)    declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;
(l)    issued or sold any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for any such shares;
(m)    adopted, amended, modified, or terminated in any material respect any Company Employee Plan or Employee Agreement, agreement, trust, fund, arrangement for the benefit of employees or any collective bargaining agreement (other than as may have been required by the terms of the Company Employee Plan or collective bargaining agreement, or as may have been required by applicable Legal Requirements);
(n)    except as set forth in Section 3.8(d) of the Disclosure Letter, increased any salaries, compensation or fringe benefits, paid any bonus, granted or increased any severance or termination pay (cash, equity or otherwise), including the adoption of any new severance plan or arrangement, or otherwise changed any of the terms of employment or service for any of its Employees;
(o)    waived any stock repurchase rights, accelerated, amended or changed the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards) or repriced options granted by the Company or any of its Subsidiaries.
(p)    entered into any loan with or advanced any money or other property to any of its employees, officers, directors or consultants;
(q)    incurred any Indebtedness;
(r)    mortgaged, pledged or subjected to any Security Interest any of its properties or assets, tangible or intangible;
(s)    acquired or disposed of any assets or properties having a value in excess of $50,000 (singly or in the aggregate);
(t)    forgiven or canceled any debts or claims, or waived any rights, having a value in excess of $50,000 individually or $100,000 in the aggregate;
(u)    incurred a capital expenditure or made a commitment exceeding $50,000 individually or $100,000 in the aggregate;
(v)    changed accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;
(w)    made or changed any Tax election, adopted or changed any Tax accounting method or period, contested or settled any Tax claim or assessment, entered into any closing agreement or similar agreement in respect of Taxes, sought or obtained any Tax ruling, filed any amended Tax Return, surrendered any right to a refund or credit of Taxes, or extended or waived any of the limitation periods applicable to any Tax claim or assessment;
(x)    revalued any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $50,000 individually or $100,000 in the aggregate;
(y)    made any payment of any nature to any employee, director or consultant of the Company or any of its Subsidiaries other than salary or fees payable in the ordinary course of business and consistent with past practice;
(z)    received notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Intellectual Property owned by or developed or created by the Company or of infringement by the Company of the Intellectual Property Rights of any other Person;
(aa)    commenced or settled any Action, become aware of the commencement, settlement, notice or threat of any Action against the Company, any of its Subsidiaries or their respective affairs, or become aware of any reasonable basis for any of the foregoing;
(bb)    experienced any labor trouble or adverse relations with its employees, including any involving a Labor Organization;
(cc)    entered into any Contract or effected any transaction that is not in the ordinary course of business and consistent with past practice;
(dd)    entered into any purchase or sale of any interest in real property, grant of any Security Interest in any real property, agreement to lease, sublease, license or otherwise occupy any real property, or any alteration, amendment, modification, violation or termination of any of the terms of any Real Property Lease;
(ee)    hired, terminated, promoted, or demoted of any Employee of the Company, or made any other change to the employment status or title of any officer of the Company;
(ff)    participated in any activity that is outside the ordinary course of business that could reasonably be expected to increase or decrease the Closing Cash, or any other activity outside the ordinary course of business that reasonably could be expected to result in an increase, temporary or otherwise in the demand for the products offered by the Company prior to the Closing; or
(gg)    entered into any agreement, commitment or obligation to do any of the foregoing.
3.9    Absence of Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Indebtedness or other Liability or obligation (whether known, unknown, mature, unmature, absolute or contingent), except for (a) Liabilities and obligations shown on the Current Balance Sheet, including proper accrual for bonuses and commissions, (b) Liabilities and obligations which have arisen since the date of the Current Balance Sheet in the ordinary course of business and consistent with past practice and which are not in excess of $50,000 individually or $100,000 in the aggregate, (c) Liabilities and obligations incurred pursuant to or in connection with this Agreement, the Merger and the other transactions contemplated hereby, and (d) Liabilities and obligations set forth in Section 3.9(i) of the Disclosure Letter. Section 3.9(ii) of the Disclosure Letter sets forth all Company Indebtedness as of the date hereof (including all amounts that would be incurred to pay and discharge such Company Indebtedness) and there shall be no Company Indebtedness outstanding immediately prior to the Effective Time. Except for Liabilities reflected in the Current Balance

Sheet, neither the Company nor any of its Subsidiaries has any off‑balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any of its Subsidiaries. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.
3.10    Taxes.
(a)    (i) All income and other material Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority or other Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of the Company and each of its Subsidiaries (whether or not shown on a Tax Return) have been fully and timely paid. All required estimated Tax payments have been timely made by or on behalf of the Company and each of its Subsidiaries.
(b)    The Company and each of its Subsidiaries has (i) complied with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provision of state, local or foreign Tax Legal Requirements), (ii) within the time and in the manner prescribed by law, timely withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Authority (or is properly holding for such timely payments) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including all Taxes, and (iii) timely filed (or will timely file) all withholding Tax Returns, for all periods through and including the Effective Time.
(c)    The Company has Delivered to Parent copies of (i) all income or other material Tax Returns of or including the Company and each of its Subsidiaries for all Tax periods for which the statute of limitations has not expired, and (ii) any audit, report or other similar correspondence issued relating to Taxes of the Company received within the past five years.
(d)    Within the past five years, no claim has been made by a Taxing Authority that the Company or any of its Subsidiaries is or may be subject to Taxation in a jurisdiction where it does not file a Tax return, and there is no jurisdiction in which such claim could be reasonably made.
(e)    Within the past five years, no income or other material Tax return of the Company or any of its Subsidiaries has ever been audited by the IRS or any other Taxing Authority, no such audit is in progress and neither the Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination. Neither the Company nor any of its Subsidiaries is currently delinquent in the payment of any income or other material Tax, nor have any deficiencies for any Tax been threatened, claimed, proposed or assessed in writing against the Company or any of its Subsidiaries which have not been settled or paid. No issue has been raised in writing by any Taxing Authority in any prior examination of the Company that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Tax period. There is not in effect any waiver by the Company or any of its Subsidiaries of any statute of limitations with respect to any Taxes.
(f)    Neither the Company nor any of its Subsidiaries (including any other Person on its or their behalf) (i) has agreed to, is required to or has made any application requesting permission to make, or has made any adjustment pursuant to Section 481(a) or 263A of the Code or any similar provision of Tax law, (ii) has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of

Tax law, or (iii) has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid. Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Effective Time as a result of any installment sale or open transaction disposition consummated before the Effective Time, deferred intercompany gain or excess loss account under Section 1502 of the Code or any similar provision of Tax law in connection with a transaction consummated prior to the Effective Time, or prepaid amount received or accrued before the Effective Time.
(g)    Since its inception, neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and in Section 1.897‑2(b) of the Treasury Regulations or made an election under Section 897(i) of the Code to be treated as a domestic corporation.
(h)    Neither the Company nor any of its Subsidiaries is, nor has each ever been, a party to, or bound by, any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written), nor does each have any obligations under any such agreement, other than customary provisions in commercial Contracts that do not primarily relate to tax matters.
(i)    Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
(j)    There are (and immediately following the Effective Time there will be) no liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries other than liens for Taxes not yet due and payable.
(k)    Neither the Company nor any of its Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a group the common parent of which is the Company. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person under Treas. Reg. § 1.1502‑6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise, other than customary provisions in commercial Contracts that do not primarily relate to tax matters. Neither the Company nor any of its Subsidiaries has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.
(l)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax‑free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(m)    The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any corresponding or similar provision of state, local or foreign Tax Legal Requirements.
(n)    Neither the Company nor any of its Subsidiaries has consummated or participated in, and neither the Company or any of its Subsidiaries is currently participating in, any transaction which was or is a “tax shelter” as defined in Section 6662 or former Section 6111 of the Code or the Treasury Regulations promulgated thereunder (or any comparable provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has participated in, and neither the Company nor any of its Subsidiaries is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of

Section 6707A(c) of the Code or Treasury Regulation Section 1.6011‑4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law (or any comparable provision of state, local or foreign Tax law).
(o)    The gross amount of the Company’s U.S. federal net operating losses as of the Closing Date will not be less than the amount set forth on Section 3.10(o)of the Disclosure Letter. The Company makes no other representations or warranties with respect to its U.S. federal net operating losses, including any limitations thereon, or the ability of Parent of any of its affiliates to utilize such U.S. federal net operating losses after the Closing.
(p)    Neither the Company nor any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(q)    Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws (including, without limitation, Section 482 of the Code) and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws (including Section 482 of the Code).
(r)    Each of the Company and its Subsidiaries is in compliance with any Tax exemption, Tax holiday, or other Tax reduction or agreement or order granted to it (each, a “Tax Incentive”). The consummation of the transactions contemplated by this Agreement would not have any adverse effect on the continued validity and effectiveness of any Tax Incentive.
(s)    Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.
(t)    Neither the Company nor any ERISA Affiliate is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective affiliates by reason of Section 280G of the Code, that could be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code, or that could be subject to excise taxes under Section 4999 of the Code. The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for a tax “gross‑up”, or otherwise requires indemnification or reimbursement to any Person for any Tax‑related payments.
(u)    Section 3.10(u) of the Disclosure Letter lists each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (together, “Section 409A”). Each such nonqualified deferred compensation plan, if any, has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005‑1 (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005‑1) and (iii) January 1, 2009 been in documentary and operational compliance with Section 409A of the Code. No compensation shall be includable in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time. To the extent required, the Company and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financial Statements.
(v)    The Company has Delivered to Parent true, complete and correct copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non‑employee directors, consultants and other service providers.
(w)    Neither the Company nor any of its Subsidiaries has made or filed an election under Section 108, Section 441 or Section 1017 of the Code.
3.11    Property.
(a)    Neither the Company nor any of its Subsidiaries currently own and has never owned any real property, and nor is the Company or any of its Subsidiaries a party to any agreement to purchase or sell any real property.
(b)    Each of the Company and its Subsidiaries has good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all properties and assets (whether real, personal, tangible or intangible) necessary to conduct all of the businesses and operations of the Company and its Subsidiaries as currently conducted, including all properties and assets reflected on the Current Balance Sheet or acquired after the date of the Current Balance Sheet, and none of such properties or assets is subject to any Security Interest or Encumbrance.
(c)    Section 3.11(c) of the Disclosure Letter contains a complete and accurate list of all real property currently leased, subleased, licensed, or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Premises”), the name of the lessor, the date and term of the lease and each amendment thereto, the size of the Leased Premises and the aggregate annual rental payable thereunder. The Company has Delivered to Parent true, complete and correct copies of all leases for the use or occupancy of, or otherwise granting a right in or relating to the Leased Premises (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, subordination agreements, and guarantees) (the “Real Property Leases”). The Closing will not affect the enforceability against any Person of any Real Property Lease or any rights of the Company or any of its Subsidiaries thereunder or otherwise with respect to any Leased Premises, including the right to the continued use and possession of the Leased Premises for the conduct of business as presently conducted, and will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Real Property Leases.

(d)    The Real Property Leases are each in full force and effect and are valid and binding obligations in accordance with their terms and neither the Company nor any of its Subsidiaries is in breach of or default under, neither has the Company nor any of its Subsidiaries received written notice of any breach of or default under, any Real Property Lease, and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has transferred or assigned any interest in any Real Property Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. The Company or one of its Subsidiaries currently occupies all of the Leased Premises for the operation of its respective business, and there is no other person or entity occupying or with a right to occupy the Leased Premises. The Leased Premises and the personal property owned or leased by the Company are in good operating condition and repair, are free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. To the Company’s Knowledge, neither the operations of the Company and each of its Subsidiaries nor any Leased Premises violate in any material respect any applicable building code, zoning requirement or other law relating to such property or operations thereon. Neither the Company nor any of its Subsidiaries could be required to expend more than $10,000 in causing any Leased Premises to comply with the surrender conditions set forth in the applicable Real Property Lease. Each of the Company and its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. Neither the Company nor any of its Subsidiaries is a party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.
3.12    Contracts.
(a)    For purposes of this Agreement, “Material Contract” means:
(i)    any Contract or series of related Contracts which requires aggregate future expenditures by the Company or any of its Subsidiaries in excess of $50,000 or which might result in payments by or to the Company or any of its Subsidiaries in excess of $50,000;
(ii)    any Contract for the purchase of equipment in excess of $50,000;
(iii)    any Contract that expires more than one year after the date of this Agreement;
(iv)    any Contract (other than a Contract entered into in the ordinary course of business and consistent with past practice) with support or indemnification obligations that cannot be terminated with not more than ninety (90) days’ notice without penalty;
(v)    any distributor, reseller or similar Contract under which the Company or any of its Subsidiaries does not have the right to terminate without penalty on less than 90 days’ notice;
(vi)    any Contract with any current or former stockholder, Employee, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a “Related Party”), including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party;

(vii)    any Contract limiting the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts, subassemblies or services;
(viii)    any licenses, sublicenses and other Contracts as to which the Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Company Intellectual Property;
(ix)    other than “shrink wrap” and similar generally available commercial end‑user licenses to Software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $10,000 or less, all licenses, sublicenses and other Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries acquired or is authorized to use any Intellectual Property of a third party;
(x)    any licenses, sublicenses and other Contracts pursuant to which the Company has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property or pursuant to which the Company or any of its Subsidiaries agrees to encumber, transfer or sell rights in or with respect to any Company Intellectual Property;
(xi)    any Contract providing for the development of any Software, Technology or Intellectual Property Rights, independently or jointly, by or for the Company or any of its Subsidiaries;
(xii)    any Contract to license or authorize any third party to reproduce any of the Company Products, Technology or Intellectual Property Rights of the Company or any of its Subsidiaries;
(xiii)    any trust, loan agreement, indenture, note, bond, debenture or other document or Contract evidencing Indebtedness to any Person, any capitalized lease obligation, any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or Liabilities of any other Person;
(xiv)    any Contract for the disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company or any of its Subsidiaries;
(xv)    any Contract for the acquisition of any substantial portion of the business, assets or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);
(xvi)    any Contract concerning a joint venture, joint development or other similar arrangement with one or more Persons;
(xvii)    any hedging, futures, options or other derivative Contract;
(xviii)    any Contract creating any obligation with respect to the payment of any severance, retention, bonus, success, change of control or other similar payment to any Person, the payment or acceleration of which is triggered by the Company entering into this Agreement, or the consummation of any of the transactions contemplated hereby (alone or in combination with any other event) or any subsequent transactions or events;
(xix)    any Contract for the employment of or services provided by any Employee or any other type of Contract with any Employee that is not immediately terminable by the Company or any of its Subsidiaries without cost or Liability, including any Contract requiring the Company to make a payment to any Employee on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement other than payments with respect to the Merger Consideration as Company Stockholders pursuant to Section 2.7(b)(i), as Company Optionholders pursuant to Section 2.7(c)(i) or as Company Warrantholders pursuant to Section 2.7(d)(ii);
(xx)    any Contract under which the Company or any of its Subsidiaries provides any consulting, Software implementation, deployment, development services or support services with payments to the Company or any of its Subsidiaries in excess of $50,000;
(xxi)    any Contract with any Labor Organization or any collective bargaining agreement or similar contract with any Employee;
(xxii)    any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the transactions contemplated hereby;
(xxiii)    any confidentiality, secrecy or non‑disclosure Contract other than any such Contract entered into with customers and distributors in the ordinary course of business and consistent with past practice pursuant to the Company’s standard unmodified form (a copy of which has been Delivered to Parent);
(xxiv)    any settlement or release agreement;
(xxv)    any Real Property Lease;
(xxvi)    any terms of use or terms of services, including those posted or implemented as “browsewrap” or “clickwrap” agreements, for third-party Web sites and other publicly accessible on-line sources from which the Company or a Person acting on the Company’s behalf has extracted or collected information through the use of any “scrapers,” “spiders,” “bots” or other automated software programs or processes;
(xxvii)    any Contract with a Governmental Authority; or
(xxviii)    any other Contract not listed in Section 3.12(a)(i) through Section 3.12(a)(xxvii), inclusive, that is otherwise material to the business of the Company.
(b)    Sections 3.12(a)(i) through 3.12(a)(xxviii) of the Disclosure Letter set forth a list, according to the categories set forth in Section 3.12(a), of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof. True, complete and correct copies of each of the Material Contracts (including all amendments thereto), and summaries of the terms of all oral Material Contracts, have been Delivered to Parent. Each Contract set forth in Section 3.12 or any other Section of the Disclosure Letter (or required to be so disclosed therein, whether or not actually disclosed therein) is a valid and binding agreement of the Company and is in full force and effect in accordance with its terms, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any of its Subsidiaries is in material default or breach under the terms of any of the Material Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), nor will the consummation of the Merger or any other transactions contemplated by this Agreement give rise to any such material default or breach, and (i) to the Company’s Knowledge no other party to any such Material Contracts is in material default or breach of such Material Contracts, and (ii) no event has occurred that with notice or the passage of time would constitute a material default or breach thereunder by the Company or any of its Subsidiaries or would permit the modification or premature termination of any such Material Contracts by any other party thereto. The Company and its Subsidiaries have not taken any action that would constitute a breach or default of, or that would require the Company or any of its Subsidiaries to provide a discount, refund or otherwise alter their pricing pursuant to, any most favored nation pricing or similar provision contained in any Material Contract.
(c)    Notwithstanding anything to the contrary contained herein, the Patent Documents will not be deemed Material Contracts for any purpose hereunder.
3.13    Benefit Plans.
(a)    Section 3.13(a) of the Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has made any plan or commitment: (i) to establish or enter into any Company Employee Plan or Employee Agreement; or (ii) to modify any Company Employee Plan or Employee Agreement (except to the extent required by any Legal Requirements or to conform any such Company Employee Plan or Employee Agreement to any Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement). The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement (or, to the extent no such copy exists, an accurate written description) including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if a Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with any summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company or any of its Subsidiaries; (vii) all correspondence to or from any Governmental Authority relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all nondiscrimination test reports and summaries for each Company Employee Plan for the three most recent plan years; (xi) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan; (xii) the most recent IRS determination or opinion letter issued, with respect to each Company Employee Plan; and (xiii) any other material documentation related to the Company Employee Plans or Employee Agreements.

(b)    The Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by them under, is not in material default or violation of, and the Company has no Knowledge of any default or violation in any material respect by any other party to, any Company Employee Plan or Employee Agreement. Each Plan and each funding vehicle related to such Plan is currently in compliance in all material respects with, and has been administered and operated in compliance with, its terms and all applicable statutes, orders, rules and regulations. Each Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code is the subject of a current favorable IRS opinion, advisory or determination letter stating that such plan is qualified as to form. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.
(c)    Neither the Company nor any ERISA Affiliate has maintained, established, sponsored, participated in, or contributed to any (i) plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self‑employed individuals), or to their beneficiaries, (iv) Multiemployer Plan, (v) multiple employer plan or plan described in Section 413 of the Code or (vi) self‑insured plan that provides benefits to employees (including any such plan pursuant to which a stop‑loss policy or contract applies), but excluding any health flexible spending arrangement maintained under Section 125 of the Code. The Company and each ERISA Affiliate has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Plan as required to be made under the terms of such Plan.
(d)    With respect to all Plans and related trusts, there are no “prohibited transactions,” as that term is defined in Section 406 or 407 of ERISA or Section 4975 of the Code, that have occurred which could subject any Plan, related trust or party dealing with any such Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Sections 4975 through 4980 of the Code.
(e)    There are no Actions (other than routine claims for benefits by employees of the Company or any ERISA Affiliate, beneficiaries or dependents of such employees arising in the normal course of operation of a Plan) pending, or to the Knowledge of the Company threatened, with respect to any Plan or any fiduciary or sponsor of any Plan with respect to their duties under any such Plan or the assets of any trust under any such Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses). The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
(f)    With respect to each Company Employee Plan, each of the Company and each ERISA Affiliate has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.
(g)    The Company does not have any obligations under any Plan to provide post‑retirement or post‑employment benefits (including disability, health, and life, or death benefits) to any Employee other than as required by COBRA or applicable state law and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee or any other person that such Employee(s) or other person would be provided with post‑termination or retiree welfare benefits, except to the extent required by statute.
(h)    Except for the Change in Control Payments, neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement or any termination of employment or service (or constructive termination or other change) will, either alone or in combination with any other event, (i) entitle any Employee to severance pay, unemployment compensation, golden parachute, bonus or other payment, except as expressly provided in this Agreement, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting (other than as required under Section 411(d)(3) of the Code) for, or increase the amount of compensation due any such Employee, (iv) increase the amount of compensation due to any Person, or (v) result in forgiveness in whole or in part of any outstanding loans made by the Company to any Person. Section 3.13(h) of the Disclosure Letter sets forth a true, complete and correct list of all Change in Control Payments.
(i)    Except as set forth on Section 3.13(i) of the Disclosure Letter, the Company has no Employees who perform services outside the United States.
3.14    Intellectual Property.
(a)    Section 3.14(a)(i) of the Disclosure Letter lists, by name and (if applicable) version number, all products, services and Technology offerings (other than logos, trade names, trade dress, trademarks, and service marks or Domain Names) made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries since its inception, or which the Company or any of its Subsidiaries intends to make commercially available, market, distribute, sell, import for resale, or license out within fifteen (15) months after the date hereof (collectively, “Company Products”). Except as listed on Section 3.14(a)(ii) of the Disclosure Letter, the Company and each of its Subsidiaries own or possess sufficient licenses for all Technology that is used in or necessary to the conduct of the business of the Company and each of its Subsidiaries as currently conducted and as currently proposed by the Company to be conducted (except, solely in respect of Pipeline Company Products, to the Company’s Knowledge it owns or possesses such licenses). All licenses for Technology (other than Shrink‑Wrap Code) will, following the Merger, continue to be enforceable Contracts of the Company, as the Surviving Corporation, or its Subsidiaries notwithstanding the Merger without any consents from the other parties thereto.
(b)    The operation of the business of each of the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, making, reproduction, sale and licensing out of any Company Product, has not and as currently conducted does not infringe or misappropriate, and when conducted in the manner currently conducted or currently proposed by the Company to be conducted will not infringe or misappropriate (or, solely with respect to Pipeline Company Products, to the Company’s Knowledge, will not infringe or misappropriate), any Intellectual Property Rights of any Person;. Each of the Company and its Subsidiaries has not received any communication from any

Person claiming that such operation or any other act by the Company or any of its Subsidiaries, any Company Product, any Technology used by the Company or any of its Subsidiaries or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, violates any rights of any Person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the laws of any jurisdiction (each, an “Infringement”), and neither the Company nor any of its Subsidiaries has any Knowledge of any basis for such a claim of Infringement. Neither the Company nor any of its Subsidiaries has brought or threatened any Action against any third party for any Infringement of any Company‑Owned Intellectual Property or any breach of any license, sublicense or agreement involving Company‑Owned Intellectual Property, the Company does not have any Knowledge of any bona fide basis for such an Action, and the Company does not have any Knowledge of any such Infringement of any Company-Owned Intellectual Property by a third party. There is no Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.
(c)    Section 3.14(c) of the Disclosure Letter: (i) lists (by name, number, jurisdiction and owner) all issued Patents and Patent applications; all registered Trademarks and Trademark applications; all registered Copyrights and applications for Copyright registrations; all Domain Name registrations; and all other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority, that are included in the Company‑Owned Intellectual Property (“Company Registered Intellectual Property Rights”), (ii) lists any actions that must be taken by the Company or any of its Subsidiaries within 120 days after the Closing Date with respect to the Company Registered Intellectual Property Rights, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) to which the Company is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any Company Registered Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights that are or will be due for filing on or before the Closing Date have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company or any of its Subsidiaries. Section 3.14(c) of the Disclosure Letter also lists all material unregistered Trademarks used by each of the Company and its Subsidiaries since January 1, 2011 in connection with the Company Products or the business of the Company and its Subsidiaries.
(d)    Copies of the Company’s current standard form(s) of nondisclosure/nonuse agreement, the Company’s current standard form(s) of non‑exclusive licenses of the Company Products to end user customers, and the Company’s current standard form(s) of website terms of service or terms of use (collectively, the “Standard Form Agreements”) are attached to Section 3.14(d)(i) of the Disclosure Letter. Section 3.14(d)(ii) of the Disclosure Letter lists all licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party that assign, grants rights to encumber, or give access to any Company Intellectual Property to a third party, other than access provided under (A) a standard form nondisclosure/nonuse agreement or (B) a standard form clickwrap or shrinkwrap end‑user license agreement or (C) a standard form website terms of service or terms of use (in each case of (A), (B) or (C), pursuant to any agreement that has been entered into in the ordinary course of business and consistent with past practice that does not materially differ in substance from the corresponding Standard Form Agreement and for which the total of all payments that have been paid or are owed to the Company or any of its Subsidiaries thereunder as of the date hereof does not exceed $20,000 in any case); and Section 3.14(d)(iii) of the Disclosure Letter lists all licenses, sublicenses and other agreements pursuant to which the Company or any of its Subsidiaries has received rights to any third party Intellectual Property other than Shrink‑Wrap Code. All agreements set forth in Section 3.14(d)(ii) or Section 3.14(d)(iii) of the Disclosure Letter, and all Standard Form Agreements to which the Company or any of its Subsidiaries is a party will, following the Merger, continue to be enforceable Contracts of the Company, as the Surviving Corporation, or any of its Subsidiaries notwithstanding the Merger without any consents from the other parties thereto. Other than licenses for Shrink-Wrap Code, the Company has made available to Parent copies of all Contracts pursuant to which the Company or any of its Subsidiaries has agreed to indemnify, hold harmless or defend any other Person with respect to any assertion of Infringement. To the Company’s Knowledge, no event or circumstance has occurred or exists (including the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that would result in a material breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14(d)(ii) or Section 3.14(d)(iii) of the Disclosure Letter or of any license to Shrink-Wrap Code or any Standard Form Agreement to which the Company is a party.
(e)    Each of the Company and its Subsidiaries has taken reasonable steps to protect and preserve the confidentiality of all Company‑Owned Intellectual Property and that is not otherwise disclosed in published patents or patent applications or registered copyrights, or as to which the Company otherwise has an obligation to maintain confidentiality. Each Employee of the Company or each of its Subsidiaries who contributed to the creation or development of any Company Intellectual Property executed an agreement in substantially the form of the Company’s standard Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (in the case of an Employee) or Consulting Agreement (in the case of a contractor), and such standard form agreements are attached to Section 3.14(e) of the Disclosure Letter.
(f)    Neither this Agreement nor the transactions contemplated by this Agreement will cause (other than pursuant to any agreement to which the Company or any of its Subsidiaries is not a party): (i) Parent, any of its Subsidiaries or the Surviving Corporation to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent, any of its Subsidiaries or the Surviving Corporation (other than rights granted by the Company or any of its Subsidiaries on or prior to the Closing Date under Intellectual Property Rights owned by the Company or any of its Subsidiaries as of the Closing Date), (ii) Parent, any of its Subsidiaries or the Surviving Corporation to be bound by, or subject to, any non‑compete or other material restriction on the operation or scope of their respective businesses (other than continuing to be bound by any such restrictions to which the Company or any of its Subsidiaries was bound prior to the date of this Agreement pursuant to a Contract listed in Section 3.14(f) of the Disclosure Letter), or (iii) Parent, any of its Subsidiaries or the Surviving Corporation to be obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement and consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its Technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.
(g)    Section 3.14(g) of the Disclosure Letter lists all Open Source Software that has been incorporated into or integrated with, or distributed with any Company Product in any way and describes the manner in which such Open Source Software was incorporated or integrated or distributed (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company or any of its Subsidiaries and whether (and if so, how) such Open Source Software was incorporated into and/or linked with any Company Product). Neither the Company nor any of its Subsidiaries has used Open Source Software in any manner that would (i) require the disclosure or distribution in source code form of any Company Product (or any portion thereof), (ii) require the licensing of any Company Product (or any portion thereof) for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Product (or any portion thereof), (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Intellectual Property owned by the Company or any of its Subsidiaries or grant, or purport to grant, to any third party, any rights or immunities under Company-Owned Intellectual Property, or (v)  impose any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company Product (or any portion thereof). With respect to any Open Source Software that is or has been used by the Company or any of its Subsidiaries in any way, each of the Company and its Subsidiaries has been and is in material compliance with all applicable licenses with respect thereto, complete copies of which have been Delivered to Parent.
(h)    Except as set forth in Section 3.14(h) of the Disclosure Letter, neither the Company, its Subsidiaries nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or any other material source code of the Company or any of its Subsidiaries except for disclosures to Employees under agreements that prohibit use or disclosure except in the performances of services to the Company or any of its Subsidiaries. The Company is in compliance with all requirements that it disclose or deliver such source code to an escrow agent contained in Contracts to which the Company or any of its Subsidiaries is a party. No event has occurred that has resulted in the release of such source code to any third party, or the right of any third party to obtain access or rights to any such source code, whether from the Company, any of its Subsidiaries or an escrow agent or similar Person. Neither this Agreement nor the transactions contemplated by this Agreement will result in the release of such source code to any third party, or the right of any third party to obtain access or rights to any such source code, whether from the Company, any of its Subsidiaries or an escrow agent or similar Person.
(i)    Each of the Company and its Subsidiaries have complied with all applicable Legal Requirements, contractual and fiduciary obligations, and its privacy policies relating to (i) the Company Products, and the privacy of users of Internet websites owned, maintained or operated by the Company or any of its Subsidiaries (“Company Sites”) and of the Company Products, and (ii) the collection, storage, transfer and other processing of any Personally Identifiable Information, collected, used, stored, retained, disclosed, transferred, disposed of, or processed by or on behalf of the Company or any of its Subsidiaries, or maintained by third parties authorized by the Company or any of its Subsidiaries to have access to such information (the “Company PII”). The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, comply with all applicable Legal Requirements relating to privacy and with the Company’s privacy policies and will not cause, constitute, or result in a breach or violation of any Privacy Legal Requirements by the Company. Copies of all current and prior internal and public-facing privacy policies of the Company that apply to the Company Sites or the Company Products, including any privacy- or security-related representations, obligations, or promises set forth within the Company Sites and Products (collectively, “Privacy Policies”) are attached to Section 3.14(i) of the Disclosure Letter. The Privacy Policies have at all times made all disclosures to users or customers required by all Privacy Legal Requirements; and Company and each of its Subsidiaries has obtained all consents from users required by all Privacy Legal Requirements. None of the disclosures made or contained in any of the Privacy Policies, or any other disclosure made by or on behalf of the Company or any of its Subsidiaries regarding privacy or data security, has been inaccurate, misleading or deceptive or in violation of any Privacy Legal Requirements (including containing any material omission). There is no complaint, audit, proceeding, claim or, to the Company’s Knowledge, investigation (formal or informal), currently pending against, the Company, any of its Subsidiaries or, to the Knowledge of Company (solely with respect to customers), any of its customers (specific to the Company Products), by (A) any private party, or (B) the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Authority, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, or disposal of Company PII. Each of the Company and its Subsidiaries has at all times taken all steps reasonably appropriate and adequate (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Company PII is protected against loss and against unauthorized access, use, modification, disclosure or other misuse, and there has been no unauthorized access to or other misuse of the Company PII.
(j)    Neither the Company nor any Person acting on the Company’s behalf has used any “scrapers,” “spiders,” “bots” or other automated software programs or processes to extract and collect information from third-party Web sites or other publicly accessible on-line sources, except as described in Section 3.14(j) of the Disclosure Letter.
(k)    To the Company’s Knowledge, all the Company Products (and all portions thereof) are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other Software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other Software of users (“Contaminants”). Each of the Company and its Subsidiaries endeavors to prevent the introduction of Contaminants into the Company Products from Software licensed from third parties using the procedures specified in Section 3.14(j)(ii) of the Disclosure Letter. Each of the Company and its Subsidiaries has taken the steps and implemented the procedures specified in Section 3.14(j)(iii) of the Disclosure Letter to protect the information technology systems used in connection with the operation of the Company and its Subsidiaries from Contaminants. Each of the Company and its Subsidiaries has the disaster recovery and security plans, procedures and facilities for the business specified in Section 3.14(j)(iv) of the Disclosure Letter. There have been no material unauthorized intrusions or breaches of the security of information technology systems.
(l)    No (i) Company Product, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Legal Requirements; provided, however, that the Company does not make any representation or warranty under this Section 3.14(l) with respect to third party content provided to the Company by customers for use in Company Products by such customers.
(m)    No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company‑Owned Intellectual Property and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No rights have been granted to any Governmental Authority with respect to any Company Product or Technology, or under any Company‑Owned Intellectual Property, other than the same standard commercial rights as are granted by the Company or any of its Subsidiaries to commercial end users of the Company Products in the ordinary course of business and consistent with past practices and pursuant to the Standard Forms. To the Knowledge of the Company, no Employee of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which Employee was also performing services for the Company or any of its Subsidiaries.
(n)    Section 3.14(n) of the Disclosure Letter sets forth the Company’s and its Subsidiaries’ current (as of the date hereof) list of known bugs, defects or errors with respect to the Company Products (including those maintained by the Company’s or its Subsidiaries’ development or quality control groups).
(o)    For purposes of this Section 3.14, the phrase “currently proposed by the Company to be conducted”, in reference to the business of the Company, shall not extend to the consideration of the conduct of any future business of the Company with respect to any products, services or Technology offerings other than Current Company Products and Pipeline Company Products.
3.15    Government Funding; Government Contracts.
(a)    Neither the Company nor any of its Subsidiaries has applied for or received any financial assistance from any supranational, national, local or foreign authority or government agency.
(b)    Neither the Company nor any of its Subsidiaries, nor any of their respective Employees is, or within the past three years has been, to the Knowledge of the Company (i) under any material administrative, civil or criminal investigation, audit, indictment or information or any other Action by any Governmental Authority, (ii) the subject of any material audit or investigation by the Company or any of its Subsidiaries, in each case, with respect to any alleged violation of any Legal Requirement or Contract arising under or relating to any Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, including any facilities Contract for the use of government‑owned facilities or each Contract between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper‑tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority, or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or for purposes of this clause (iii), in the case of Contracts governed by Legal Requirements other than the state or federal Legal Requirements of the United States, the functional equivalents thereof, if any), from participation in the award of any Contract with any Governmental Authority. There exist no facts or circumstances that, to the Knowledge of the Company, would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company, any of its Subsidiaries or any of their respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Authority.
3.16    Insurance.  Section 3.16 of the Disclosure Letter contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries. Such list includes information regarding the type of policy, form of coverage, policy number and insurer, coverage dates, named insured(s) and limits of liability. True, complete and correct copies of each listed policy have been Delivered to Parent. Such policies are in full force and effect, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of such policies.
3.17    Personnel.
(a)    Each of the Company and its Subsidiaries is, and since January 1, 2009 has been, in compliance in all material respects with all Legal Requirements respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants, and employees as exempt or nonexempt for overtime purposes), wages (including overtime wages), compensation and hours of work, occupational safety and health, immigration and employment and reemployment rights of members of the uniformed services, and is not engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries has engaged any Employee whose employment would require special licenses or permits. Each of the Company and its Subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each of the Company and its Subsidiaries has paid in full to all Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Employees. Neither the Company nor any of its Subsidiaries has any Liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any Employee leased from another employer, or (c) any Employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no unwritten policies or customs that, by extension, could entitle Employees to benefits in addition to those to which they are entitled pursuant to applicable Legal Requirements (including any unwritten customs concerning the payment of statutory severance pay when it is not legally required). Neither the Company nor any of its Subsidiaries has engaged any consultants, sub‑contractors or freelancers who, according to applicable Legal Requirements, would be entitled to the rights of an employee vis‑à‑vis the Company or such Subsidiary, including rights to severance pay, vacation, and other employee‑related statutory benefits. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority. There are no material controversies or disputes pending, or to the Knowledge of the Company threatened, between the Company or any of its Subsidiaries and any of their respective Employees or other service providers, which controversies have or have threatened to result in an Action before any Governmental Authority.
(b)    Section 3.17(b) of the Disclosure Letter sets forth a true, complete and correct list of all severance Contracts, employment Contracts and Contracts providing for any Change in Control Payment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries have any obligation to pay any amount or provide any benefit to any Employee, other than obligations (i) for which the Company has established a reserve for such amount on the Current Balance Sheet and (ii) pursuant to Contracts entered into after the date of the Current Balance Sheet and disclosed on Section 3.17(b) of the Disclosure Letter.
(c)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract or similar agreement(including any Contract or agreement with any works council, trade union, or other labor‑relations organization or entity) with respect to any Employee or other service provider, and no such collective bargaining agreement or other labor union Contract is being negotiated by the Company or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from any union, works council, trade union or other labor-relations organization or entity (each a, “Labor Organization” or collectively, “Labor Organizations”) for representative status with respect to any employee or other service provider of the of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any Knowledge of any activities or proceedings of any labor union with respect to organizing their respective employees. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company threatened. The consummation of the transactions contemplated by this Agreement will not entitle any Person (including any Labor Organization) to any payments under any labor agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their respective representatives or Employees, has committed any material unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries, and there is no charge, complaint or other Action against the Company or any of its Subsidiaries by or before the National Labor Relations Board or any comparable Governmental Authority pending or to the Knowledge of the Company threatened.
(d)    The Company has Delivered to Parent a true, complete and correct list of the names, positions and rates of compensation of all current officers, directors, and employees of the Company and each of its Subsidiaries, showing each such person’s name, job title, place of employment, date of hire, annual remuneration (including commission and bonus opportunity), status as exempt/non‑exempt from overtime laws, including the specific exemption(s) relied upon, and fringe benefits for the current fiscal year. Except as set forth on Section 3.13(i) of the Disclosure Letter, each of the Company and its Subsidiaries has no employees performing services outside of the United States. All employees of the Company are providing services on an at-will basis. Concurrently with the execution and delivery of this Agreement, the employees of the Company set forth on Section 3.17(d) of the Disclosure Letter (i) have executed and delivered Offer Letters with Parent or one of its Subsidiaries (including the Surviving Corporation), the effectiveness of which are contingent upon the consummation of the Merger and (ii) have entered into Non‑Competition Agreements, the effectiveness of which are contingent upon the consummation of the Merger. To the Knowledge of the Company and its Subsidiaries, none of the employees who are party to the Offer Letters, or Non-Competition Agreements has any plans to terminate employment with the Company or Subsidiary that currently employs him or her.
(e)    The Company has Delivered to Parent a true, complete and correct list of all of its consultants, advisory board members, seconded workers, and independent contractors since January 1, 2009 and for each such Person the initial hire date or date of the engagement, a description of the remuneration arrangements applicable to each, a brief description of the services provided, the specific entity for whom they provide services (if other than the Company or one of its Subsidiaries), and whether the engagement has been terminated by either party, including the effective date of such termination.
(f)    Each of the Company and its Subsidiaries is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past year, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under the WARN Act or similar state, local or foreign law.
3.18    Litigation.  There is no (a) Action pending, or to the Company’s Knowledge, threatened, against or affecting the Company or any of its Subsidiaries, any of the properties of the Company or any of its Subsidiaries, or the Merger or any other transactions contemplated hereby, (b) to the Company’s Knowledge, governmental investigation pending or threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties (including any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or Permit), or (c) to the Company’s

Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree of any Governmental Authority applicable to the Company or any of its Subsidiaries. There is no action or suit by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.
3.19    Environmental Matters.
(a)    For all purposes of and under this Agreement, (i) the term “Environmental Laws” means any Legal Requirement (whether domestic or foreign) relating to (A) release or threatened release of Hazardous Substances, (B) pollution or protection of employee health or safety, public health or the environment or (C) the manufacture, handling, transport, labeling, sale, use, treatment, storage, or disposal of Hazardous Substances or any product or waste containing Hazardous Substances, including without limitation, any required payment of waste fees or charges and compliance with any recycling, product take‑back or product content requirements, and (ii) the term “Hazardous Substance” means any material, emission or substance that is prohibited or regulated by Environmental Laws or that has been designated by any Governmental Authority to be toxic, hazardous, radioactive, a contaminant, a pollutant, or otherwise a danger to health, reproduction or the environment.
(b)    (i) Each of the Company and its Subsidiaries has conducted its operations in compliance in all material respects with all Environmental Laws, (ii) neither the Company nor any of its Subsidiaries has received any notice of any noncompliance of its past or present operations with Environmental Laws, (iii) no notices, administrative actions or suits are pending, or to the Company’s Knowledge threatened, relating to an actual or alleged violation of any applicable Environmental Law by the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or exposed any employee or other individual to any Hazardous Substances so as to give rise to any Liability or corrective or remedial obligation under any Environmental Law, (v) except as would not be reasonably likely to result in a material Liability to the Company or any of its Subsidiaries, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries, (vi) to the Company’s Knowledge there are no underground storage tanks located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCBs”) or PCB‑containing equipment used or stored on any site owned, leased or otherwise used by the Company or any of its Subsidiaries, (vii) neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of any Environmental Law or the Hazardous Substance related activities of the Company or any of its Subsidiaries, or any other Person, and (viii) the Company has Delivered to Parent true and correct copies of all material environmental records, reports, investigations, notifications, audits, permits, pending permit applications, correspondence, and environmental studies or assessments in the possession, custody, or control of the Company.
3.20    Compliance with Laws; Permits.
(a)    Each of the Company and its Subsidiaries is in compliance in all material respects with, and has complied in all material respects with, and as of the date of this Agreement has not received any written notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership of its assets (including the keeping of all required registers and timely filing or delivery of all required documents under the provisions of any applicable Legal Requirement). To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is under investigation with respect to, has been threatened to be charged with, and has been given notice of, any violation of any Legal Requirement.
(b)    All Permits (i) pursuant to which the Company or such Subsidiary currently operates or holds any interest in their respective properties, or (ii) which are required for the operation of the business of the Company or any of its Subsidiaries as currently conducted or the holding of any such interest, have been issued or granted to the Company or such Subsidiary, and all such Permits are in full force and effect and constitute all Permits required to permit the Company or such Subsidiary to operate or conduct its business as it is currently conducted and hold any interest in its properties or assets. Each of the Company and its Subsidiaries has complied with the terms and conditions of all Permits.
(c)    Each of the Company and its Subsidiaries has conducted its export transactions in accordance with applicable provisions of the U.S. export control laws and regulations.
(d)    Neither the Company nor any of its Subsidiaries (including to the Company’s Knowledge any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar Legal Requirement in any jurisdiction, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
3.21    Encumbrances.  The property and assets that each of the Company and its Subsidiaries owns are free and clear of all loans, Security Interests and Encumbrances, except for statutory liens for the payment of current Taxes that are not yet due and payable and Encumbrances and liens that arise in the ordinary course of business and consistent with past practice and do not materially impair the Company’s or such Subsidiary’s ownership or use of such property or assets. With respect to the property and assets each leases, each of the Company and its Subsidiaries is in compliance with such leases and, to the Company’s Knowledge, holds a valid leasehold interest free of any Security Interests and Encumbrances other than those of the lessors of such property or assets. To the Company’s Knowledge, the foregoing property and assets collectively comprise all material property and assets necessary for the Company and each of its Subsidiaries to conduct their respective business consistent with the manner such business was conducted during the periods covered by the Financial Statements.
3.22    Books and Records.  Without limiting the foregoing, the Company has Delivered to Parent true, complete and correct copies of (a) all documents identified on the Disclosure Letter, (b) the Company Organizational Documents, as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and each of its Subsidiaries, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of its Subsidiaries, and (e) permits, orders and consents issued by any regulatory agency with respect to the Company or any of its Subsidiaries, or any securities of the Company or any of its Subsidiaries, and all applications for such permits, orders and consents. The minute books of the Company and each of its Subsidiaries Delivered to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company or the respective Subsidiary through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and each of its Subsidiaries (i) are true, complete and correct in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company and each of its Subsidiaries, and (iv) accurately and fairly reflect the basis for the Financial Statements.
3.23    Brokers and Finders.  All negotiations relating to this Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of the Company or any of its affiliates in such manner as to give rise to any valid claim against the Company or Parent for any investment banker, brokerage or finder’s commission, fee or similar compensation, except for the fees and expenses payable to Guggenheim Securities, LLC pursuant to the terms of its engagement letter with the Company (true, complete and correct copies of which have been Delivered to Parent).
3.24    Anti‑Takeover Statute Not Applicable.  No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti‑takeover statute or regulation or anti‑takeover provision in the Company Organizational Documents is applicable to the Company, any shares of Company Capital Stock or other Company Securities, this Agreement, or the Merger or any of the other transactions contemplated by this Agreement.
3.25    Certain Relationships and Related Transactions.  Except as set forth in Section 3.25 of the Disclosure Letter, none of the officers and directors of the Company or any of its Subsidiaries, and to the Knowledge of the Company none of the Company Securityholders or employees of the Company or any of its Subsidiaries, or any immediate family member of an officer, director, Company Securityholder or employee of the Company or any of its Subsidiaries, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for, any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, Company Securityholders or employees of the Company or any of its Subsidiaries, or any of their immediate family members, is a party to, or to the Knowledge of the Company otherwise directly or indirectly interested in, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties may be bound or affected, other than normal employment, compensation and stock option and other benefit arrangements for services as an officer, director or employee thereof. To the Knowledge of the Company, none of said officers, directors, Company Securityholders, employees of the Company or any of its Subsidiaries or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any of its Subsidiaries, except for the rights of Company Securityholders under applicable Legal Requirements.
3.26    Bank Accounts; Powers, etc.  Section 3.26 of the Disclosure Letter lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which each of the Company or any of its Subsidiaries has an account or safe deposit box, the balances in such accounts as of the date hereof, and the names and identification of all Persons authorized to draw thereon or to have access thereto.
3.27    Transaction Restrictions.  There is no Contract (noncompete or otherwise), judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party relating to the Company or otherwise binding upon the Company or any of its Subsidiaries with respect to the Company (or that would become binding on the Company or any of its Subsidiaries as a result of the execution of this Agreement, or the consummation of the transactions contemplated hereby) which has or may have the effect of (i) prohibiting or impairing the transactions contemplated under this Agreement; (ii) prohibiting or impairing in any material respect any business practice of the Company, any acquisition or disposition of property (tangible or intangible) relating to the Company or the conduct of the Company’s business or (iii) impairing the Company’s assets in any material respect.  The Company and its Subsidiaries have not entered into any Contract under which the operations of the Company or any of its Subsidiaries are restricted in any material respect or which places any material restrictions upon the Company or any of its Subsidiaries with respect to manufacturing, selling, licensing or otherwise distributing any of the technology or products of the Company or any of its Subsidiaries for or to, or providing services for or to, customers or potential customers of the Company or any of its Subsidiaries, in any geographic area, during any period of time or in any segment of the market, or that would so restrict the Company or any of its Subsidiaries in any material respect following the consummation of the transactions contemplated by this Agreement.
3.28    Disclosures.
(a)    The Company has not knowingly failed to disclose to Parent in writing any fact that has had or could reasonably be expected to have a Company Material Adverse Effect. None of the information or documents (including, without limitation, the Soliciting Materials) delivered by the Company to the securityholders of the Company in connection with this Agreement and the transactions contemplated hereby or thereby contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary, in light of the circumstances under which they were made, to make the statements therein not misleading.
(b)    The Company Overview dated December 2013 and distributed to Parent by Guggenheim Securities, LLC, and any forward-looking projections, forecasts, budgets, financial data or any other forward looking information (written or oral) with respect to the Company prepared by or furnished to it by or on behalf of the Company (all such information “Forward-Looking Data”) was prepared in good faith and was based on assumptions that the Company’s management believed to be reasonable at the time the Forward-Looking Data was so prepared or furnished. Except as set forth in the immediately preceding sentence, the Company does not make any representations or warranties, expressed or implied, relating to the Forward-Looking Data.
Article 4
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company, as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be made only as of such date), as follows:
4.1    Organization and Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws, except as would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
4.2    Authority.  Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto, to perform their obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each certificate and other instrument required to be executed and delivered by Parent or Merger Sub pursuant hereto has been (or will be) duly and validly executed and delivered by Parent or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company, the Escrow Agent and the Securityholder Representative, constitutes (or will constitute) a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.
4.3    No Conflicts.  The execution and delivery of this Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto, compliance with the provisions of this Agreement and each certificate or other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and the consummation of the Merger and the other transactions contemplated hereby and thereby, will not (a) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which Parent or Merger Sub is entitled under, any Contract, Permit, Security Interest or other interest to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or to which the assets of Parent or Merger Sub are subject, (c) result in the creation or imposition of any Security Interest upon any assets of Parent or Merger Sub, or (d) violate any Legal Requirements applicable to Parent or Merger Sub or any of their respective properties or assets.
4.4    Governmental Filings and Consents.  No Consents of or with any Governmental Authority are required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger or any other transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger, and (b) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, materially alter or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
4.5    Funds.  On the Closing Date, Parent will have sufficient funds to pay the aggregate Merger Consideration payable in respect of the Company Capital Stock in the Merger pursuant to this Agreement.
4.6    Brokers’ and Finders’ Fees.  Neither Parent nor Merger Sub has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the transactions contemplated hereby for which the Company, the Securityholder Representative or any Company Securityholder shall have any liability.
4.7    Access to Company Information.  Each of Parent and Merger Sub has had a reasonable opportunity to discuss with the management of the Company the management and financial affairs of the Company and to review and consider the business and operations of the Company.

Article 5
CONDUCT PRIOR TO THE EFFECTIVE TIME
During the time period from the date hereof until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Section 9.1, the Company covenants and agrees with Parent as follows:
5.1    Conduct of Business of the Company.
(d)    Except as expressly contemplated by this Agreement, or as Parent shall otherwise consent in writing, the Company shall operate its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due (subject to the right of Parent to review and approve any Tax Returns in accordance with this Agreement), pay or perform its other Liabilities when due, and, to the extent not inconsistent with such business, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.
(e)    Except as expressly contemplated by this Agreement (which, for the avoidance of doubt, would include the transactions contemplated by the Patent Documents), as set forth in Section 5.1(b) of the Disclosure Letter (referencing the specific subsection of this Section 5.1(b) to which it relates) or as Parent shall otherwise consent in writing, the Company shall not (and shall cause its Subsidiaries not to):
(iv)    make any expenditure or enter into any commitment or transaction exceeding $50,000 (other than the payment of rent, payroll and interest obligations on Company Indebtedness in the ordinary course of business and consistent with past practice);
(v)    (A) sell, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person (other than non-exclusive licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), (B) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any Person, (C) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (D) change pricing or royalties charged by the Company or any of its Subsidiaries to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;
(vi)    terminate or extend, or materially amend, waive, modify, or violate the terms of, any Material Contract disclosed on the Disclosure Letter (or agree to do so), or enter into any Contract that would have been required to have been disclosed on Section 3.11(c) of the Disclosure Letter or Section 3.12(b) of the Disclosure Letter had such Contract been entered into prior to the date hereof (other than non-exclusive licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice);
(vii)    engage in or enter into any transaction or commitment other than in the ordinary course of business and consistent with past practice, or terminate or waive any material right;
(viii)    enter into or materially amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any Company Products or Technology of the Company or any of its Subsidiaries;

(ix)    commence, compromise or settle any Action or threat of Action, other than (A) to enforce its rights under this Agreement or (B) in such cases where in its sole discretion it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Parent prior to the filing of such a suit);
(x)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock (or capital stock of any of Company’s Subsidiaries), or split, combine or reclassify any Company Capital Stock (or capital stock of any of Company’s Subsidiaries), or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock (or capital stock of any of Company’s Subsidiaries), other than (A) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Company Warrants and (B) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding on the date of this Agreement;
(xi)    repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or capital stock of any of the Company’s Subsidiaries) (or options, warrants or other rights exercisable therefor), other than the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;
(xii)    issue, grant, deliver or sell any shares of Company Capital Stock (or capital stock of any of Company’s Subsidiaries) or any securities convertible into, or subscriptions, rights, warrants, options to acquire, or other equity-based compensation rights (whether payable in cash, stock, or otherwise), or other agreements or commitments of any kind or character obligating it to issue, grant, deliver or sell any such shares or other convertible securities convertible into Company Capital Stock (or capital stock of any of Company’s Subsidiaries), in each case other than (A) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Company Warrants and (B) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding on date of this Agreement;
(xiii)    cause or permit any amendments to the Company Organizational Documents;
(xiv)    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company’s business;
(xv)    sell, lease, license or otherwise dispose of any properties or assets, including the sale of any accounts receivable, grant or otherwise create or consent to the creation of any easement, covenant or Encumbrance affecting any owned property or leased property or any part thereof, or convey, assign, sublease, license or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein, other than, in each case, sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with past practice;
(xvi)    incur any Indebtedness (other than trade payables in the ordinary course of business and consistent with past practice) or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

(xvii)    grant any loans to others (other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practice) or purchase debt securities of others or amend the terms of any outstanding loan agreement;
(xviii)    grant any severance or termination pay (cash, equity or otherwise) or Change in Control Payment, bonus, special remuneration or termination pay (in cash or otherwise) to any Employee, including any officer or adopt any new severance plan, or amend or alter in any respect any severance plan, agreement or arrangement existing on the date hereof or grant any equity-based compensation (whether payable in cash, stock, or otherwise);
(xix)    adopt, modify or amend any Company Employee Plan, or any Employee Agreement (including any Contract with a Labor Organization), pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any of its Employees except payments required to be made pursuant to written agreements or Plans outstanding on the date hereof and disclosed in Section 5.1(b)(xvi) of the Disclosure Letter;
(xx)    waive any stock repurchase right, accelerate the vesting or exercisability of any Company Options, amend or change the period of exercisability or Company Options or restricted stock, or reprice Company Options or authorize cash payments in exchange for any Company Options;
(xxi)    revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves (other than in the ordinary course of business and consistent with past practice), except, in each case, as required by changes in GAAP as concurred with by its independent accountants and after notice to Parent;
(xxii)    pay, discharge or satisfy, in an amount in excess of $50,000 in the aggregate, any claim, liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Current Balance Sheet;
(xxiii)    make or change any Tax election, adopt or change any Tax accounting method or period, enter into any closing agreement or similar agreement with respect to Taxes, contest or settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to a refund or credit of Taxes, seek or obtain a Tax ruling, or file any income or other material Tax Return or amend any Tax Return unless such Tax Return or amended Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;
(xxiv)    enter into or amend any licensing, distribution, joint venture, strategic alliance or joint marketing arrangement or agreement or any similar arrangement or agreement;
(xxv)    hire, demote or promote or offer to hire, demote or promote any Employees or potential Employee, or encourage any Employee to resign from or terminate his relationship with the Company or any of its Subsidiaries, except hiring of the employee candidate listed on Schedule 5.1(b)(xxii) of the Disclosure Letter and in each case, other than as expressly contemplated by this Agreement;
(xxvi)    (A) change any accounting policies or procedures, including with respect to reserves for doubtful accounts, amortization or depreciation policy or rates, or payment or collection policies or practices except as required by changes in GAAP as concurred with by its independent accountants and after notice to Parent, (B) extend or delay the payment of any accounts payable, except with respect to any amounts that are subject to good faith disputes, or (C) accelerate, settle, discount or compromise any accounts receivable or reverse any reserves with respect thereto;
(xxvii)    engage in any purchase or sale of any interest in real property, grant of any Security Interest in any real property, agreement to lease, sublease, license or otherwise occupy any real property, or any alteration, amendment, modification, violation or termination of any of the terms of any Real Property Lease;
(xxviii)    take any action regarding a patent or patent application or trademark or trademark application, other than in the ordinary course of business and consistent with past practice and filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business;
(xxix)    terminate, amend or fail to renew any existing insurance coverage;
(xxx)    terminate or fail to renew or preserve any material Permits;
(xxxi)    dispose of or permit to lapse any Technology or Intellectual Property Rights or any rights to its use;
(xxxii)    send any written communications (including electronic communications) to any Employees regarding this Agreement or the transactions contemplated hereby or make any communications to the Employees that are inconsistent with this Agreement or the transactions contemplated hereby;
(xxxiii)    terminate any Employee other than for cause, with prompt written notification to Parent after any such for cause termination;
(xxxiv)    participate in any activity that is outside the ordinary course of business that could reasonably be expected to increase or decrease the Closing Cash, or any other activity outside the ordinary course of business that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the Company Products offered by the Company or any of its Subsidiaries prior to the Closing; or
(xxxv)    take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxxi), inclusive, or any other action that would (A) cause or result in any of the representations and warranties of the Company set forth herein being untrue or incorrect, (B) prevent or materially hinder the Company from performing its covenants hereunder or consummating the Merger or any other transaction contemplated hereby, or (C) delay the consummation of the Merger or any other transaction contemplated hereby.
5.2    No Solicitation.
(d)    The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. For all purposes of and under this Agreement, the term “Acquisition Proposal” means any inquiry, offer, proposal or indication of interest (other than this Agreement or any other inquiry, offer, proposal or indication of interest by Parent), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Company or the Company Representatives), contemplating, relating to or otherwise involving in any way any acquisition or license of all or a significant portion of the Company’s business, properties, assets or Technologies, or any amount of the Company Capital Stock (whether or not outstanding), whether by stock purchase, asset purchase, merger, consolidation, reorganization, restructuring, license or any other form of transaction or series of transactions.
(e)    During the term of this Agreement, neither the Company nor its Subsidiaries will, nor will either of them authorize or permit any of the their respective officers, directors, affiliates, stockholders or Employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing Persons, including any such Persons so authorized by the Company, collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions, communications or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or otherwise take any action to facilitate any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any security holders of the Company, (vi) consummate or otherwise effect a transaction providing for any transaction contemplated by an Acquisition Proposal, or (vii) disclose or make available any information not customarily disclosed to any Person concerning the business, books, records, properties, assets or Technologies of the Company or any of its Subsidiaries, or afford to any Person access to such business, books, records, assets, properties or Technologies.
(f)    The Company shall immediately notify Parent orally and in writing after receipt by the Company and/or any Company Representatives of (i) any Acquisition Proposal, (ii) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for information by any Person or Persons (other than Parent) not customarily disclosed to any Person concerning the business, books, records, properties, assets or Technologies of the Company or any of its Subsidiaries. Such notice shall describe (i) the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer, notice or request, and (ii) the identity of the Person or Group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder) making any such Acquisition Proposal, inquiry, proposal, offer, notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such Acquisition Proposal, or inquiry, proposal or offer and any correspondence or communications related thereto and shall provide to Parent a true, complete and correct copy of such Acquisition Proposal, inquiry, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with 72 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

(g)    The Company shall be deemed to have breached the terms of this Section 5.2 if any Company Representatives shall take any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 5.2. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
Article 6
ADDITIONAL AGREEMENTS
6.1    Solicitation of Stockholder Approval.
(h)    As soon as practicable following the execution and delivery of this Agreement, the Company shall take all action necessary in accordance with this Agreement, the DGCL and the Company Organizational Documents to solicit a Stockholder Written Consent from each Company Stockholder. Promptly following the Company’s receipt of the Requisite Stockholder Approval, but in no event later than two (2) business days after Parent has approved such materials pursuant to this Section 6.1, the Company shall deliver to any Company Stockholder who has not executed a Stockholder Written Consent a notice of approval of the Merger and the adoption of this Agreement by written consent of the Company Stockholders pursuant to the applicable provisions of the DGCL and the Company Organizational Documents, which notice shall be in a form which constitutes and shall constitute the notice to the Company Stockholders required by the DGCL that appraisal rights may be available to the Company Stockholders in accordance with the DGCL.
(i)    Any materials to be submitted to the Company Stockholders in connection with the Company’s solicitation of the Company Stockholders described above or notices with respect to appraisal rights (the “Soliciting Materials”) shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger, the Agreement of Merger, this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby. All Soliciting Materials shall include the unanimous recommendation of the Board of Directors of the Company that all of the Company Stockholders consent to the adoption of this Agreement and approve the Merger and the other transactions contemplated hereby. Neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify, or propose to withhold, withdraw, amend or modify, such unanimous recommendation. The Company shall promptly advise Parent in writing if, at any time prior to the Closing, the Company shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements. Notwithstanding anything in this Agreement to the contrary, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates (other than the names of Parent and Merger Sub) which has not been consented to in writing by Parent prior to such inclusion, except as required pursuant to applicable Legal Requirements.
(j)    The Company shall distribute Joinder Agreements to the Company Securityholders promptly following the execution of this Agreement and use commercially reasonable efforts to obtain executed copies of a Joinder Agreement on or prior to the Closing Date from each Company Securityholder and to deliver executed copies thereof to Parent prior to the Closing.

(k)    Notwithstanding anything to the contrary, immediately following the execution and delivery of this Agreement, the Company will solicit, obtain and deliver to Parent a true, correct and complete copy of (i) Stockholder Written Consents signed by each of the Company Support Stockholders and (ii) an executed Joinder Agreement signed by each of the Company Support Stockholders.
6.2    Solicitation of 280G Approval.
(c)    Promptly following the execution of this Agreement (but in no event later than the fifth business day immediately prior to the Closing Date), the Company shall, and shall cause each of its Subsidiaries to, obtain from each Person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company and to whom any payment or benefit is required or proposed to be paid or provided that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefit”) so that all remaining payments or benefits applicable to such Person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and accepting in substitution for the Waived Benefit the right to receive an amount equal to the Waived Benefit only if approved by the Company’s stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code. Each such waiver shall identify (either directly or through incorporation by reference) the specific Waived Benefit and shall provide that if such approval of the Company’s stockholders is not obtained, such payment or benefit shall not be paid or provided and such Person shall have no right or entitlement with respect thereto. The determination of which payments or benefits may be deemed to constitute parachute payments and the form of each such waiver shall be subject to review and approval by the Parent.
(d)    Promptly following the execution of this Agreement and prior to the Closing Date, but in no event prior to obtaining the waivers described in Section 6.2(a) (“280G Waivers”) or later than three (3) business days after the date Parent has approved such materials pursuant to Section 6.2(c), the Company shall submit to the Company Stockholders for approval (in a manner satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits, if any (including the Waived Benefits), that Parent determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (“Section 280G Payments”), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and, if applicable, prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent (i) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waivers.
(e)    Any materials to be submitted to the Company Stockholders in connection with the Company’s solicitation of the 280G Approval (the “280G Soliciting Materials”) shall be subject to review and approval by Parent. The Company will promptly advise Parent in writing if at any time prior to the Closing, the Company shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the 280G Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements. Anything to the contrary contained herein notwithstanding, the Company shall not include in the 280G Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, except as required pursuant to applicable Legal Requirements.

6.3    Commercially Reasonable Efforts to Complete; Third Party Consents.
(i)    Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements and regulations to satisfy the conditions set forth in Article 7 and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
(j)    In furtherance and not in limitation of Section 6.3(a), the Company shall, and shall cause each of its Subsidiaries to, use all commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contracts to which the Company or any of its Subsidiaries is a party as are required in connection with the Merger in order to ensure that all such Contracts remain in full force and effect from and after the Effective Time in accordance with their respective terms and to preserve all rights of, and benefits to, Parent and the Surviving Corporation under such Contracts from and after the Effective Time, including, but not limited to, the consents set forth on Section 6.3(b). All such consents, waivers and approvals shall be in a form and substance reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Real Property Leases, conditions its grant of a consent, waiver or approval, or its willingness enter into any novation or terminate any Contract (including by threatening to exercise a “recapture” or other termination right) upon or otherwise required in response to a notice or request for consent, novation or termination relating to this Agreement, the payment of a consent, novation or termination fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), (i) the Company shall not, and shall cause each of its Subsidiaries not to, make or commit to make any such payment or provide any such consideration without Parent’s prior written consent, and(ii) any such payment shall be deemed to be a Transaction Expense for all purposes of and under this Agreement.
6.4    Regulatory Approvals.
(h)    In furtherance and not in limitation of the terms of Section 6.3, each of the Company, its Subsidiaries and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required, or that Parent may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Legal Requirements, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company or Parent or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.
(i)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that (i) neither Parent nor the Company shall have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and (ii) Parent shall not be required to (A) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Parent, or of the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (B) take any action under Section 6.3, this Section 6.4 or any other provision of this Agreement if any Governmental Authority that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of any transaction contemplated by this Agreement.
6.5    Notification of Certain Matters.
(hh)    The Company shall give prompt notice to Parent of (i) the occurrence or non‑occurrence of any event, the occurrence or non‑occurrence of which would reasonably be expected to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, (ii) any failure of the Company or any of its Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any other event, condition, fact or circumstance, in the case of (i), (ii) or (iii), that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.
(ii)    Parent shall give prompt notice to the Company of (i) the occurrence or non‑occurrence of any event, the occurrence or non‑occurrence of which would reasonably be expected to cause any representation or warranty of Parent or Merger Sub set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, (ii) any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any other event, condition, fact or circumstance that, in the case of (i), (ii) or (iii), would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.
(jj)    The delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies otherwise available to any party, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by any party pursuant to this Section 6.5 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Disclosure Letter or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.
6.6    Access to Information.  During the period from the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, afford Parent and its accountants, counsel and other representatives, reasonable access during the Company’s normal business hours to (i) all of the properties, books, Contracts, assets, commitments and records of the Company and each of its Subsidiaries, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirements) of the Company and each of its Subsidiaries as Parent may reasonably request, and (iii) all employees of the Company and each of its Subsidiaries as identified by Parent. The Company shall, and shall cause its Subsidiaries to, provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.6 or otherwise shall affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.7    Public Announcements.  Neither the Company nor any of its Subsidiaries shall (nor will they authorize or permit, as applicable, any of their respective officers, directors, members, stockholders, agents, representatives or affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions and other than communications with the Company Stockholders and third parties to obtain the consents and approvals required under this Agreement and applicable Legal Requirements) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the consent of Parent.
6.8    Company 401(k) Plan.  Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each such Company Employee Plan intended to include a Code Section 401(k) arrangement, a “Company 401(k) Plan”) (unless Parent provides written notice to the Company that such plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than two (2) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require. In the event that termination of a Company 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (“Company 401(k) Plan Termination Fees”), then such Company 401(k) Plan Termination Fees shall be included in Transaction Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such Company 401(k) Plan Termination Fees and provide such estimate in writing to Parent prior to the Closing Date.
6.9    Payment Spreadsheet.
(d)    At least three (3) business days prior to the Closing Date, the Company shall deliver to Parent a payment spreadsheet (the “Payment Spreadsheet”) in form and substance reasonably acceptable to Parent, certified as complete and accurate by the President and Chief Executive Officer and Controller of the Company, setting forth the following information with respect to each Company Securityholder:
(i)    as of immediately prior to the Effective Time, (A) the number of shares of Company Capital Stock to be held by such Company Stockholder (including shares issued upon conversion of the Convertible Notes), the certificate number(s) for such shares, (B) the Company Options (and the exercise price of such Company Options, the vesting schedule of such Company Options and the grant date of such Company Options) to be held by such Company Optionholder, identify which of such Company Options are Vested Company Options and which are Unvested Company Options and (C) the Company Warrants (and the exercise price of such Company Warrants, the vesting schedule of such Company Warrants and the grant date of such Company Warrants) to be held by such Company Warrantholder, identify which of such Company Warrants are Vested Company Warrants and which are Unvested Company Warrants;
(ii)    as of immediately prior to the Effective Time, the portion of the Merger Consideration and that portion of the Closing Payment Fund payable in accordance with the terms of this Agreement and in the manner provided herein (A) to such Company Stockholder in respect of all of the shares of Company Capital Stock to be held by such Company Stockholder, (B) to such Company Optionholder in respect of all of the Vested Company Options to be held by such Company Optionholder and (C) to such Company Warrantholder in respect of all of the Vested Company Warrants to be held by such Company Warrantholder;
(iii)    that portion of the Merger Consideration otherwise payable to such (A) Company Stockholder that is treated as employment compensation and the amount thereof required to be withheld from such Company Stockholder under applicable Tax withholding laws, if any, and (B) Company Optionholder or Company Warrantholder that is treated as employment compensation and the amount thereof required to be withheld from such Company Optionholder or Company Warrantholder under applicable Tax withholding laws, if any;
(iv)    that portion of the Merger Consideration which represents such Company Securityholder’s Pro Rata Percentage of the Escrow Amount which Parent is delivering or causing to be delivered to the Escrow Agent to fund the Escrow Fund pursuant to Section 2.9(d);
(v)    that portion of the Merger Consideration which represents such Company’s Securityholder’s Pro Rata Percentage of the Securityholder Representative Expense Fund which Parent is delivering or causing to be delivered to the Securityholder Representative Expense Agent to fund the Securityholder Representative Expense Fund pursuant to Section 2.9(e);
(vi)    the Pro Rata Percentage of such Company Securityholder;
(vii)    a method for calculating such Company Securityholder’s share of any Escrow Funds subsequently released by the Escrow Agent and delivered to the Paying Agent pursuant to Article 8 for payment to the Company Stockholders;
(viii)    a method for calculating such Company Securityholder’s share of any funds in the Securityholder Representative Expense Fund subsequently released by the Securityholder Representative Expense Agent and delivered to the Paying Agent for payment to the Company Securityholders;
(ix)    the mailing address where all amounts payable pursuant to this Agreement shall be delivered to such (A) Company Stockholder, (B) Company Optionholder and (C) Company Warrantholder; and
(x)    with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011 or any other security that would be deemed a “covered security” under Treasury Regulation § 1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities.
(e)    In the event that any information set forth in the Payment Spreadsheet becomes inaccurate at any time prior to the Effective Time, the Company shall deliver a revised Payment Spreadsheet, together with a new certification consistent with Section 6.9(a), whereupon such revised Payment Spreadsheet shall be deemed to be the “Payment Spreadsheet” for all purposes of and under this Agreement; provided, however that the aggregate amounts payable as disclosed in such revised Payment Spreadsheet shall not, without Parent’s written consent, change from the aggregate amounts payable in the Payment Spreadsheet in effect immediately prior to such revised Payment Spreadsheet taking effect.
(f)    The Company acknowledges and agrees that the Paying Agent and Parent shall be entitled to rely on the Payment Spreadsheet for purposes of making any payments hereunder.

6.10    Fees and Expenses; Closing Financial Deliveries.  Whether or not the Merger is consummated, all fees and expenses incurred by the Company (for which the Company may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in connection with the Merger and the transactions contemplated hereby including, without limitation, the amounts paid or payable in connection with the Contracts identified on Schedule 6.10, all legal, accounting, consulting, investment banking, financial advisory, and brokerage fees and expenses, dataroom setup and maintenance fees and all other fees and expenses of third parties (including any costs incurred to obtain any consents, waivers or approvals as a result of compliance with this Agreement) (collectively, the “Transaction Expenses”), shall be the obligation of the Company Securityholders and shall not be obligations of Parent or the Surviving Corporation. Within three (3) business days prior to the Closing, the Company shall provide Parent with a statement (the “Expense Statement”) reflecting the estimated Transaction Expenses that have been, or will be, incurred by the Company that will not have been paid by the Company prior to the open of business on the Closing Date, which statement shall be accompanied by (i) final invoices from the Company’s legal, accounting, financial, consulting, other advisors and dataroom service providers, in each case, providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Transaction Expenses. Prior to the Closing, the Company shall update the Expense Statement to reflect any changes in the estimated Transaction Expenses that will not have been paid by the Company prior to the open of business on the Closing Date. The aggregate amount of estimated Transaction Expenses set forth on the Expense Statement, as so updated, that have not been paid by the Company prior to the open of business on the Closing Date are referred to herein as the “Transaction Expenses Amount”. Whether or not reflected in the Expense Statement, Parent shall be entitled to recover pursuant to Article 8 the amount of any and all unpaid Transaction Expenses in excess of the Transaction Expenses Amount.
6.11    Payment of Company Indebtedness.  Prior to the Effective Time, (i) all Indebtedness of the Company and each of its Subsidiaries, other than the Permitted Indebtedness, shall have been paid in full and finally discharged by the Company by wire transfer out of the Company’s available cash and cash equivalents, (ii) all obligations of the Company or any of its Subsidiaries relating to such Company Indebtedness shall have been terminated, and (iii) Parent shall have been provided with evidence thereof that is reasonably acceptable to Parent. Parent shall be entitled to recover the amount of any and all Company Indebtedness to the extent such Company Indebtedness is not paid in full and finally discharged by the Company as of immediately prior to the Effective Time and may do so by reducing the Merger Consideration or pursuant to Article 8.
6.12    Tax Matters.
(c)    Each of the Company and its Subsidiaries shall timely file all Tax Returns required to be filed, and shall pay all Taxes (including payments of estimated Tax sufficient to avoid penalties) required to be paid, on or after the date hereof and on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with prior practices unless otherwise required by applicable Legal Requirements. The Company shall provide any income or other material Tax Return to Parent a reasonable period prior to the relevant due date for filing (which shall be no less than thirty (30) days in the case of an income Tax Return and ten (10) days in the case of any other material Tax Return), and Parent shall have the opportunity to review and comment on each such Tax Return prior to filing, and the Company shall consider in good faith comments made by Parent with respect to each such Tax Return.
(d)    Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are required to be filed after the Closing Date. All such Tax Returns relating to any Pre-Closing Tax Period shall be prepared in a manner consistent with prior practices unless otherwise required by applicable Legal Requirements. Parent shall provide any such income or other material Tax Return relating to any Pre-Closing Tax Period to the Securityholder Representative a reasonable period prior to the relevant due date for filing (which shall be no less than thirty (30) days in the case of any income Tax Return and ten (10) days in the case of any other material Tax Return), and the Securityholder Representative shall have the opportunity to review and comment on each such Tax Return prior to filing, and Parent shall consider in good faith any reasonable comments made by the Securityholder Representative with respect to each such Tax Return. Parent shall be entitled to reimbursement for any Pre-Closing Taxes of the Company with respect to such Tax Returns no more than two (2) business days prior to the due date of such payment by the Company of such Taxes, to the extent such Taxes were not reflected in the calculation of Closing Working Capital; provided, in the event Parent does not reflect in any such Tax Returns any such reasonable comments made by the Securityholder Representative, the amounts reflected on such Tax Return shall not be dispositive of Parent’s right to reimbursement pursuant to this Section 6.12(b) or right to indemnification pursuant to Section 8.2(a)(viii) to the extent the inclusion of such reasonable comments would have reduced the applicable reimbursement or indemnification obligation. Any Taxes for any Tax period that begins before and ends after the Closing Date (a “Straddle Period”) shall be apportioned between the Indemnifying Parties and Parent in the manner set forth in Section 6.12(c).
(e)    For purposes of this Agreement:
(i)    In the case of any gross receipts, income, payroll or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre‑Closing Tax Period, for which the Indemnifying Parties are responsible (and Parent shall be entitled to reimbursement for such Taxes to the extent such Taxes were not reflected in the calculation of Closing Working Capital), and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post‑Closing Tax Period”), for which Parent and/or the Company is responsible, shall be determined on the basis of a deemed closing as of the close of business on the Closing Date of the books and records of the Company, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre‑Closing Tax Period and the Post‑Closing Tax Period in proportion to the number of days in each period.
(ii)    In the case of any Taxes (other than gross receipts, income, payroll or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre‑Closing Tax Period (for which the Indemnifying Parties are responsible, and Parent shall be entitled to reimbursement for such Taxes to the extent such Taxes were not reflected in the calculation of Closing Working Capital) shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Indemnifying Parties shall be responsible for any Taxes related thereto and Parent shall be entitled to reimbursement for such Taxes to the extent such Taxes were not reflected in the calculation of Closing Working Capital) or occurring after the Closing Date (in which case, Parent and/or the Company shall be responsible for any Taxes related thereto).
(iii)    The Company, Parent, and, after the Closing, the Securityholder Representative shall cooperate with each other in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. The Company, Parent, and the Securityholder Representative agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company, Parent or the Securityholder Representative, any extensions of the statute of limitations) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other Parties so requests, the Company, Parent, or the Securityholder Representative, as the case may be, shall allow the other party to take possession of such books and records.
(iv)    Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the sole right to control and make all decisions regarding any Tax audit or administrative or court proceeding relating to Taxes of the Company, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Parent is entitled to be reimbursed by the Indemnifying Parties or from the Escrow Fund, (i) Parent, Company, and the Securityholder Representative shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) the Securityholder Representative shall have the right (but not the obligation) to participate in such audit or proceeding at the Company Securityholders’ expense, and (iii)  Parent shall have the sole right to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding regarding any Tax Return (including the right to settle or otherwise terminate any contest with respect thereto), provided, Parent shall not settle any issue raised in any official inquiry, examination or proceeding regarding any Tax Return for a Pre-Closing Tax Period without the consent of the Securityholder Representative, which such consent shall not be unreasonably withheld, conditioned or delayed.
(f)    Parent shall not amend or cause to be amended any Tax Return of the Company for any Pre-Closing Tax Period if such amendment would result in an increase of Taxes or a reduction in net operating losses that would entitle Parent to be reimbursed by the Indemnifying Parties or from the Escrow Fund, unless such amendment is required by applicable Legal Requirements.
(g)    To the extent Section 6043A of the Code applies to the transactions contemplated under this Agreement, the parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.
(h)    Each of the parties agrees that Pre-Closing Taxes shall not include any Taxes on the Company or any Subsidiary of the Company solely attributable to any election under Section 338 or 336(e) of the Code with respect to the Merger.
(i)    In the event of any conflict between this Section 6.12 and the rest of this Agreement, this Section 6.12 shall control.
6.13    Continuing Employees.  For a period of twelve (12) months following the Effective Time, each employee of the Company or any Subsidiary of the Company as of the Effective Time who remains employed by Parent, the Surviving Corporation or their respective Subsidiaries or affiliates after the Effective Time (each, a “Continuing Employee”) shall be provided with compensation (other than equity-based compensation) that is no less favorable in the aggregate than the compensation (other than equity-based compensation) which such employee received from the Company or the Subsidiary of the Company, as applicable, immediately prior to the Effective Time. For a period of twelve (12) months following the Effective Time, each Continuing Employee shall either be provided with employee benefits that are no less favorable in the aggregate than the employee benefits which such employee received from the Company or the Subsidiary of the Company, as applicable, as of immediately prior to the Effective Time or, in the discretion of Parent, be provided with substantially similar employee benefits as those provided to a similarly situated employee of Parent. Prior to the Effective Time, the Company and any Subsidiary of the Company shall use commercially reasonable efforts to facilitate communications between Parent (or its representatives) and employees of the Company or any Subsidiary of the Company about the transactions contemplated by this Agreement and the terms of their employment (including compensation and benefits) following the Effective Time. This Section 6.13 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.13, express or implied, (a) shall be treated as an amendment or other modification to any Company Employee Plan or other benefit plan, agreement or other arrangement, (b) shall limit the right of Parent, the Company, the Surviving Corporation or their respective Subsidiaries or affiliates, if any, to amend, terminate or otherwise modify any Company Employee Plan or other benefit plan, agreement or other arrangement following the Closing, or (c) shall create any third party beneficiary or other right (i) in any other Person, including, without limitation, any Employee or current or former director, consultant or independent contractor of the Company (or any other individual associated therewith or any union or collective bargaining representative thereof) or any participant in a Company Employee Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) or (ii) to continued employment with Parent, the Company, the Surviving Corporation or their respective Subsidiaries or affiliates, if any. Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Company Employee Plan or any other compensation or benefit plan, program or arrangement of the Parent, the Company, the Surviving Corporation or their respective Subsidiaries or affiliates, if any.
6.14    Indemnification of Company Directors and Officers; D&O Tail Policy.
(g)    For six (6) years following the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor the indemnification obligations of the Company to its and its Subsidiaries’ current and former officers and directors in their capacity as such pursuant to the Company Organizational Documents (as in effect on the date that is thirty (30) days prior to the date of this Agreement) and pursuant to any indemnity agreements between the Company and its and its Subsidiaries’ current and former officers and directors in their capacity as such approved by the Board of Directors of the Company and the Company Stockholders (each as in effect on the date that is thirty (30) days prior to the date of this Agreement and provided that such indemnity agreements have been Delivered to Parent).
(h)    Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, which has an effective term of six years from the Effective Time (the “Company D&O Tail Policy”). The cost of the Company D&O Tail Policy will be treated as a Transaction Expense hereunder. If the Merger is consummated, then Parent will not cancel the Company D&O Tail Policy during its term.
6.15    Patent Sale.  Immediately prior to the Closing, the Company shall execute and deliver each of the Patent Documents and take such other actions as are required to be performed by the Company on or prior to the “Effective Date” as defined in the Patent Documents.
6.16    Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Merger and the other transactions contemplated hereby.

Article 7
CONDITIONS TO THE MERGER

7.1    Conditions to Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any of which may be waived in writing exclusively by Parent and the Company together:
(f)    Requisite Governmental Approvals. Parent and the Company shall have obtained all consents and approvals from all Governmental Authorities, and submitted all requisite filings and made all requisite notifications with all Governmental Authorities, in each case that Parent reasonably determines to be necessary or appropriate in order to consummate the Merger and the other transactions contemplated by this Agreement.
(g)    No Prohibitive Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered or deemed applicable to the Merger any law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement.
(h)    No Prohibitive Injunctions or Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement.
(i)    Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
7.2    Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
(k)    Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement and in any certificates or other instruments delivered by the Company hereunder (other than the Patent Documents) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which need be true and correct in all material respects only as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (X) all qualifications based on the word “material” or similar phrases, including “Company Material Adverse Effect,” set forth in such representations and warranties shall be disregarded, and (Y) any update or purported update to the Disclosure Letter delivered after the date hereof shall be disregarded).
(l)    Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to or as of the Closing.
(m)    No Company Material Adverse Effect. There shall not have occurred any change, event, development, fact, condition, circumstance or effect of any character that has had a Company Material Adverse Effect.

(n)    Joinder Agreements. Each of the Company Support Stockholders, and Indemnifying Parties holding ninety percent (90%) or more of the Fully-Diluted Shares (inclusive of the Company Support Stockholders), shall have executed and delivered Joinder Agreements to Parent.
(o)    No Legal Proceedings or Threats. There shall be no legal action, suit, claim, investigation or proceeding of any kind or nature pending by or before any Governmental Authority or overtly threatened by any Person against Parent, Merger Sub, the Company, or any of their respective properties or any of their respective directors or officers (in their capacities as such) that (i) arises out of, or is in any way connected with, this Agreement, the Merger or any other transaction contemplated hereby, (ii) seeks to prohibit the consummation of the Merger or any other transaction contemplated hereby, (iii) seeks to impose limitations on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (iv) seeks to prohibit or impose any limitations on the ownership or operation by Parent of all or any portion of the businesses or assets of Parent, Merger Sub, the Company or any of their respective affiliates, or to compel Parent, Merger Sub, or the Company to dispose of or hold separate any portion of the businesses or assets of Parent, Merger Sub, the Company or any of their respective affiliates or (v) seeks to impose limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of all capital stock of the Surviving Corporation.
(p)    No Burdensome Regulatory Conditions. No Governmental Authority shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent), and no such law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) is threatened, which is in effect and which has the effect, or, if enacted, issued, promulgated, enforced, entered or deemed applicable would reasonably be expected to have the effect, of (i) prohibiting Parent’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, or (ii) compelling Parent or the Company to dispose of or hold separate all or any portion of the businesses or assets of Parent or the Company or their respective Subsidiaries, in any case, in connection with the Merger or any other transaction contemplated by this Agreement.
(q)    Employee Matters
(i)    Offer Letters. Each of the Offer Letters entered into with the Key Employees concurrently with the execution and delivery of this Agreement shall be in full force and effect, no employee signatory to any such Offer Letter shall have attempted to terminate, rescind, or repudiate his Offer Letter or notified Parent or the Company of such Person’s intention of leaving the employ of Parent or any of its Subsidiaries following the Effective Time, and each such Person shall remain employed by the Company or its Subsidiaries as of immediately prior to the Effective Time.
(ii)    Non-Competition Agreements. Each of the Non-Competition Agreements executed and delivered concurrently with the execution of this Agreement shall be in full force and effect.
(iii)    Continuing Employees. At least ninety percent (90%) of the employees of the Company and its Subsidiaries who receive offers of employment from Parent or any of its Subsidiaries prior to the Effective Time (other than the Key Employees) shall have accepted such offers of employment prior to the Effective Time and shall have not attempted to terminate, rescind, or repudiate such offers of employment or notified Parent or the Company of such Person’s intention of leaving the employ of Parent or any of its Subsidiaries following the Effective Time, and each such employee shall remain employed by the Company or its Subsidiaries as of immediately prior to the Effective Time.

(r)    Dissenting Shares. The Company shall have delivered the Soliciting Materials in accordance with applicable provisions of the DGCL, and Company Stockholders entitled to receive no more than ten percent (10%) of the Merger Consideration otherwise payable to Company Stockholders by virtue of the Merger pursuant to the terms of this Agreement shall continue to have a right to exercise appraisal or similar rights under the DGCL with respect to their Company Capital Stock by virtue of the Merger.
(s)    Section 280G Matters. Parent shall have received evidence, reasonably satisfactory to Parent, that the requisite stockholders of the Company (i) have approved by the requisite vote any Section 280G Payments, or (ii) have voted upon such Section 280G Payments and the requisite vote was not obtained with respect to the Section 280G Payments and that any disqualified individual (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) shall forfeit any Section 280G Payments pursuant to the terms of the 280G Waivers.
(t)    Legal Opinion. Parent shall have received the legal opinion of Robinson Bradshaw & Hinson, P.A., counsel to the Company, in form and substance reasonably satisfactory to Parent, which shall include those matters set forth on Exhibit E.
(u)    Company Indebtedness and Encumbrances. No Company Indebtedness (other than the Permitted Indebtedness) shall be outstanding. Parent shall have received evidence, satisfactory to Parent, that the Company has paid in full and finally discharged all Company Indebtedness (other than the Permitted Indebtedness) and that upon such repayment, all Encumbrances on and security interests in any property of the Company or any of its Subsidiaries constituting collateral or securing any obligations under any documents evidencing such Company Indebtedness will be released and terminated.
(v)    Closing Deliveries of the Company. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Parent the following:
(i)    the Payment Spreadsheet;
(ii)    a certificate of the Chief Executive Officer of the Company dated the Closing Date and in form and substance reasonably satisfactory to Parent, certifying as to the matters set forth in Sections 7.2(a), 7.2(b), 7.2(c), 7.2(g)(i) and 7.2(g)(iii);
(iii)    a certificate of the Secretary of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, certifying (A) the Company Organizational Documents, (B) the resolutions adopted by the Board of Directors of the Company and the Company Stockholders to adopt and authorize this Agreement, the Merger and the other transactions contemplated hereby (copies of which resolutions shall be attached to such certificate), and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;
(iv)    letters of resignation in form and substance reasonably satisfactory to Parent, effective as of the Closing Date, of each director and officer of the Company and each of its Subsidiaries;
(v)    evidence reasonably satisfactory to Parent as to the termination of the Company Stock Plan and the Company Options;

(vi)    evidence reasonably satisfactory to Parent as to the termination of any Company 401(k) Plan and any other Company Employee Plans provided for in Section 6.8;
(vii)    the novation, consent to assignment or other consent of each Person whose novation, consent to assignment or other consent, as the case may be, may be required in connection with the Merger or any other transaction contemplated by this Agreement or by the Patent Documents under the Contracts listed or described on Schedule 7.2(l)(vii), which novation, consent to assignment or other consent is in form and substance reasonably satisfactory to Parent;
(viii)    evidence reasonably satisfactory to Parent that each of the Contracts listed or described on Schedule 7.2(l)(viii) have been terminated;
(ix)    evidence reasonably satisfactory to Parent of the termination or waiver of any rights of co‑sale, voting, registration, first refusal, first offer, board observation, information, redemption or similar rights or privileges in favor of any Company Securityholder which by their terms survive the Effective Time, and the termination of the Contracts providing any such rights, in each case effective as of the Effective Time;
(x)    a certificate from the Secretary of State of the State of Delaware and each other state or other U.S. jurisdiction in which the Company and, if applicable, any Subsidiary thereof is qualified to do business as a foreign corporation (or the closest equivalent thereof in the event that any jurisdiction does not provide such certificates), each dated within three (3) business days prior to the Closing Date, certifying that the Company is duly qualified to transact business and/or is in good standing (as applicable in each such jurisdiction) and that all applicable state franchise taxes or fees of the Company through and including the date of the certificate have been paid;
(xi)    a statement, in form and substance reasonably satisfactory to Parent and in compliance with Treasury Regulation Sections 1.1445‑2(c)(3)(i) and 1.897‑2(h), from the Company certifying that the interests in the Company are not U.S. real property interests and evidence from the Company demonstrating that the Company has complied with the requirement to notify the IRS pursuant to Treasury Regulation Section 1.897‑2(h)(2);
(xii)    such original signature pages as Parent may request;
(xiii)    the Company Closing Statement; and
(xiv)    the Expense Statement, including the related invoices, statement of accounts and other documents contemplated pursuant to Section 6.10.
(w)    Patent Documents. Prior to the Closing, the Company shall have executed and delivered the Patent Documents to the counterparty thereto.
7.3    Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(j)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters as of a specified date, which need be true and correct in all material respects only as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word “material” or similar phrases, including “Material Adverse Effect,” set forth in such representations and warranties shall be disregarded).
(k)    Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent and Merger Sub prior to or as of the Closing.
Article 8
SURVIVAL; INDEMNIFICATION; REPRESENTATIVE
8.1    Survival.
(x)    If the Merger is consummated, the representations and warranties of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby, shall survive the Closing and the Effective Time and shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until 11:59 p.m. (California time) on the date that is fifteen (15) months following the Closing Date; provided, however, that: (i) notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the representations and warranties of the Company set forth in Section 3.1 (Organization and Standing), Section 3.2 (Capitalization), Section 3.3 (Authority) and Section 3.23 (Brokers and Finders), shall survive the Closing and the Effective Time and shall remain in full force and effect in perpetuity following the Closing Date, and the representations and warranties of the Company set forth in Section 3.10 (Taxes) shall survive the Closing and the Effective Time and shall remain in full force and effect until the expiration of the relevant statute of limitations (taking into account extensions thereof as mandated by applicable Legal Requirements in effect at such time) in each case regardless of any investigation or disclosure made by or on behalf of any of the parties hereto (the representations and warranties specified in clause (i) of this Section 8.1(a) are referred to herein as the “Special Representations” and the survival periods specified above in this Section 8.1(a) are referred to herein as the “Survival Period”); (ii) in the event of any fraud, willful breach or intentional misrepresentation of or by the Company with respect to any matters set forth in this Agreement or in connection with the Merger or other transactions contemplated hereby, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the Merger or other transactions contemplated hereby, such representations and warranties shall survive the Closing and the Effective Time and shall remain in full force and effect in perpetuity, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto; (iii) in the event that any Indemnified Party shall bring a claim for indemnification under this Article 8 in respect of a breach of a representation or warranty of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby, prior to the expiration of the Survival Period applicable to the representation or warranty of the Company on which such claim is based, then such representation or warranty shall continue in full force and effect with respect to such claim until the final resolution of such claim; (iv) no right to indemnification under this Article 8 in respect of a breach of a representation or warranty of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby which is set forth in an Indemnification Claim delivered prior to the expiration of the Survival Period applicable to such representation or warranty of the Company on which such claim is based shall be affected by the expiration of the Survival Period applicable to such representation or warranty; and (v) the expiration of any Survival Period applicable to any representation or warranty of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby, shall not limit, restrict, impair or otherwise affect in any manner the rights of any Indemnified Party under this Article 8, or otherwise under applicable Legal Requirements, arising out of fraud, willful breach or any intentional misrepresentation.
(y)    If the Merger is consummated, the representations and warranties of each of the Company Securityholders set forth in any certificate or other instrument delivered by any Company Securityholders under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby or thereby shall survive the Closing and the Effective Time and shall remain in full force and effect in perpetuity.
(z)    If the Merger is consummated, the representations and warranties of Parent and Merger Sub set forth in this Agreement, or in any certificate or other instrument required to be delivered under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby, shall terminate and expire at and as of the Effective Time and thereafter be of no further force or effect whatsoever.
(aa)    If the Merger is consummated, the representations and warranties of each of the Indemnifying Parties set forth in their respective Joinder Agreements, any certificate or any other instrument delivered by any Indemnifying Party under or pursuant to this Agreement, a Joinder Agreement in any certificate of other instrument or in connection with the Merger or any other transactions contemplated hereby or thereby shall survive the Closing and the Effective Time and shall remain in full force and effect without limitation in accordance with the terms thereof.
(bb)    All of the covenants and other agreements of Parent, Merger Sub, the Company, and the Securityholder Representative set forth in this Agreement (excluding the indemnification obligations set forth in this Article 8) shall terminate and expire at and as of the Effective Time; provided, however, that (i) notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the covenants and other agreements of Parent, the Surviving Corporation, the Company, the Securityholder Representative or any Company Stockholder set forth in this Agreement, or in any certificate or other instrument required to be delivered under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby, that contemplate performance following the Closing and the Effective Time shall survive the Closing and the Effective Time and shall remain in full force and effect following the Closing and the Effective Time in accordance with their respective terms; and (ii) no right to indemnification under this Article 8 in respect of a breach of a covenant or other agreement set forth in this Agreement, or in any document, certificate or other instrument required to be delivered under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby, shall be affected by the expiration of such covenant or other agreement.
(cc)    Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the survival periods and expiration and termination dates set forth in this Section 8.1 supersede any applicable statutes of limitations that would otherwise apply to the subject matter of such sections.
8.2    Indemnification of Indemnified Parties.
(l)    Indemnification. Subject to the limitations set forth in this Article 8, from and after the Effective Time, each Indemnifying Party shall, severally based on such Indemnifying Party’s Pro Rata Percentage and not jointly, indemnify and hold harmless Parent and each of its Subsidiaries (including, following the Effective Time, the Surviving Corporation and each of its Subsidiaries) and their respective directors, officers, employees, affiliates and other persons who control or are controlled by Parent or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Indemnified Parties”), from, against and in respect of any and all Losses paid, sustained or incurred by any Indemnified Party (or any of them) resulting from, arising out of or in connection with, or in any way related to, any of the following:
(i)    (A) any failure of any representation or warranty made by the Company in this Agreement (other than the Special Representations) to be true and correct as of the date hereof or as of the Closing Date as if such representation or warranty had been made at and as of the Closing Date or in the case of a Third Party Claim, any allegation that, if true, would constitute such a failure of such representation or warranty to be true and correct, or (B) any failure of any representation, warranty or certification made by the Company in any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement, or in connection with the Merger or any other transactions contemplated hereby (other than with respect to Special Representations) to be true and correct at and as of the date of such document, schedule, certificate or other instrument or in the case of a Third Party Claim, any allegation that, if true, would constitute such a failure of such representation, warranty or certification to be true and correct;
(ii)    (A) any failure of any Special Representation made by the Company in this Agreement to be true and correct as of the date hereof or as of the Closing Date as if such Special Representation had been made at and as of the Closing Date or, in the case of a Third Party Claim, any allegation that, if true, would constitute such a failure of such representation or warranty to be true and correct, or (B) any failure of any such Special Representation (or certification in respect thereof) made by the Company in any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby, to be true and correct at and as of the date of such document, schedule, certificate or other instrument or in the case of a Third Party Claim, any allegation that, if true, would constitute such a failure of such representation or warranty to be true and correct;
(iii)    any Action pending against the Company or any of its Subsidiaries as of the Closing;
(iv)    any breach or non‑fulfillment of any covenant or other agreement made or to be performed by the Company in this Agreement or in any other agreement, document, certificate or other instrument entered into or delivered by the Company under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby;
(v)    any (A) claim by (1) any current or former holder or alleged current or former holder of any equity interest or equity security of the Company (including any predecessors), including Company Capital Stock, Company Options, Company Warrants or other Company Securities, relating to or arising out of (x) the Merger, this Agreement, the transactions contemplated hereby, including the allocation of the Merger Consideration, or (y) such Person’s status or alleged status as an equity holder or ownership of equity interests in the Company (or any predecessor) at any time on or prior to the Closing, whether for breach of fiduciary duty or otherwise, or (2) any Person to the effect that such Person is entitled to any equity interest or equity security, or payment in connection with the Merger other than as specifically set forth in the Payment Spreadsheet, (B) claim by any Person relating to Company Options or Company Warrants or (C) any amount paid by Parent, the Company or the Surviving Corporation to any Company Stockholder with respect to Dissenting Shares in excess of the amount such Person would have received in the Merger for such Dissenting Shares had such shares been converted pursuant to Section 2.7(b), and all interest, costs, expenses and fees incurred by Parent, the Company or the Surviving Corporation in connection with the exercise or attempted exercise of any appraisal rights;
(vi)    (A) any inaccuracy in the Payment Spreadsheet, and any amounts paid by reason thereof to any Company Securityholder in excess of the consideration to which such Company Securityholder is entitled in respect of Company Securities pursuant to this Agreement; (B) any Transaction Expenses that have not been paid by the Company prior to the open of business on the Closing Date that are in excess of the Transaction Expenses Amount; and (C) any amounts payable in the event of a Negative Adjustment Amount in accordance with Section 2.8(e);
(vii)    [intentionally left blank];
(viii)    any Pre‑Closing Taxes; and
(ix)    any fraud, willful breach or intentional misrepresentation by the Company (or any of its directors, officers or agents) in connection with this Agreement or the Merger or any other transactions contemplated hereby.
(m)    Limitations on Indemnification.
(v)    Notwithstanding anything to the contrary set forth in this Agreement, nothing set forth in this Article 8 shall limit the liability of any party in the event the Merger is not consummated.
(vi)     The Indemnified Parties shall not be entitled to recover any Losses for any Indemnification Claims under or pursuant to Section 8.2(a)(i) unless and until all Losses paid, sustained or incurred by the Indemnified Parties (or any of them) for all such Indemnification Claims exceeds Eight Hundred Thousand Dollars ($800,000) (the “Basket Amount”) in the aggregate, and if the aggregate of all such Losses paid, sustained or incurred by the Indemnified Parties (or any of them) exceeds the Basket Amount, then the Indemnified Parties shall be entitled to indemnification for all such Losses from the first dollar of such Losses without regard to the Basket Amount; provided, however, that, notwithstanding the foregoing, the preceding restriction set forth in this Section 8.2(b)(ii) shall not in any way limit or otherwise restrict any right in respect of Indemnification Claims pursuant to Section 8.2(a)(ii) through Section  8.2(a)(ix), inclusive, or any other claims or causes of action arising out of fraud, willful breach or intentional misrepresentation.
(vii)    Recovery by Indemnified Parties of their Losses for Indemnification Claims under this Article 8 in the aggregate will be subject to the following limitations:
(A)    With respect to Losses claimed under Section 8.2(a)(i), an Indemnified Party shall recover its Losses only from the Escrow Fund.
(B)    With respect to Losses claimed under Sections 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(iv), 8.2(a)(v), 8.2(a)(vi), 8.2(a)(viii), or 8.2(a)(ix), an Indemnified Party shall seek to recover amounts in respect of any claim for Losses under this Agreement from the Escrow Fund prior to seeking to recover amounts in respect of such claim for Losses directly from one or more Indemnifying Parties according to each such Indemnifying Party’s Pro Rata Percentage of such Losses up to the Merger Consideration (including any distribution from the Escrow Fund) received by it; provided, further, that in the case of Losses claimed under Section 8.2(a)(ix), the Indemnified Party may recover without limitation from the Indemnifying Party who committed such fraud, willful breach or intentional misrepresentation.

(C)    For the avoidance of doubt, the maximum aggregate amount that the Indemnified Parties may recover from an Indemnifying Party shall be limited to that portion of the Merger Consideration (including any distribution from the Escrow Fund) received by such Indemnifying Party; provided, however, that there shall be no limit to the amount that may be recovered from an Indemnifying Party in the case of fraud, willful breach or intentional misrepresentation committed by such Indemnifying Party.
(D)    All Losses recoverable by an Indemnified Party shall be net of any proceeds such Indemnified Party recovers under any applicable insurance coverage and any amounts such Indemnified Party recovers from third parties pursuant to contractual rights of indemnification or contribution, in each case, net of (i) any related costs and expenses, including the costs and expenses of pursuing any such claims, and (ii) any deductibles and any increase in premiums in connection with any such claims.
(E)    Notwithstanding anything in this Agreement to the contrary, no liability or obligation shall constitute a breach of any representation, warranty, covenant or agreement of the Company or entitle an Indemnified Party to indemnification hereunder to the extent that the liability or obligation, including any Pre-Closing Taxes, is properly accrued for or reflected on the Company Closing Statement (as adjusted pursuant to the Actual Adjustment).
(viii)    In the event that any Indemnified Party is entitled to receive indemnification under this Article 8 from the Indemnifying Parties, then each Indemnifying Party shall be responsible and liable for its pro rata portion of the amount of such indemnification obligation, calculated based on the Pro Rata Percentage of each such Indemnifying Party.
(ix)    Notwithstanding anything in this Agreement to the contrary, in no event shall the breach by the Company of any representation, warranty, covenant or agreement set forth in the Patent Documents give rise to a separate, standalone right of indemnification on behalf of the Indemnified Parties hereunder; provided, however, that if and to the extent the facts and circumstances that would constitute any such breach would, if true, also constitute a breach of any representation, warranty, covenant or agreement set forth in this Agreement, and such breach would give rise to a right of indemnification hereunder, the limitation set forth in the preceding clause shall not be deemed to preclude, limit or restrict in any way the right of the Indemnified Parties to be indemnified hereunder in respect of the breach of this Agreement or in respect of any Third Party Claim alleging any such breach (which Third Party Claim shall be subject to the provisions of Section 8.2(e)).
(n)    Indemnification Claims.
(i)    If an Indemnified Party, or Parent on behalf of an Indemnified Party, reasonably believes that he, she or it has or may have a right to indemnification under this Article 8 (each, an “Indemnification Claim”), such Indemnified Party or Parent shall so notify the Securityholder Representative and, in the event such claim is to be made against the Escrow Fund, the Escrow Agent in a written notice, signed by such Indemnified Party or Parent, or any officer of either such Person where applicable (each, an “Indemnification Claim Certificate”) (i) stating that such Indemnified Party has paid, sustained or incurred any Losses, or reasonably anticipates that he, she or it will pay, sustain or incur any Losses, (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated (and the method of computation of each such item of Losses, if applicable), the date each such item of Losses was paid, sustained or incurred, or the basis for such reasonably anticipated Losses, (iii) a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified Party’s good faith belief thereof, including the identity and address of any third‑party claimant and copies of any formal demand or complaint relating thereto, and (iv) the basis for indemnification under Section 8.2 to which such item of Losses is related (including, if applicable, the specific nature of the misrepresentation, or the breach of warranty or covenant).
(ii)    During the thirty (30) calendar day period following the delivery of an Indemnification Claim Certificate, the Securityholder Representative and its representatives and agents shall be given reasonable access to the books and records of the Surviving Corporation to the extent they form the factual basis for the underlying Indemnification Claim solely for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Indemnification Claim Certificate; provided that the Securityholder Representative and its representatives and agents shall not have access to materials subject to the attorney client privilege or that constitute attorney work product. The Securityholder Representative hereby agrees that it shall, and shall cause its representatives and agents to, maintain the confidentiality of all information provided to them pursuant to the immediately preceding sentence. Notwithstanding the foregoing confidentiality obligations, following Closing, the Securityholder Representative shall be permitted to disclose such information as required by law or to its employees, advisors or consultants and to the Company Securityholders in each case who have a need to know such information in connection with the performance of the Securityholder Representative of its obligations under this Agreement, provided that such persons either (A) agree to observe the terms of this Section 8.2(c)(ii) or (B) are bound by obligations of confidentiality to the Securityholder Representative of at least as high a standard as those imposed on the Securityholder Representative under this Section 8.2(c)(ii). If the Securityholder Representative shall not object (other than with respect to any Agreed Upon Losses) in writing to Parent, with a copy to the Escrow Agent, pursuant to Section 8.2(c)(iv) to any individual items of Losses set forth in an Indemnification Claim Certificate delivered by Parent or any other Indemnified Party or Parties pursuant to Section 8.2(c)(i) within thirty (30) calendar days after the Escrow Agent’s receipt of such Indemnification Claim Certificate, the Securityholder Representative shall be conclusively deemed to have acknowledged and irrevocably consented, for and on behalf of the Indemnifying Parties, (i) to the Indemnified Party’s recovery of the full amount of all such items of Losses set forth in such Indemnification Claim Certificate solely to the extent that such Losses do not exceed the amount of the Escrow Fund at such time, and (ii) if and to the extent necessary, and without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Parties for such items of Losses in any court having competent jurisdiction over the matter. Upon receipt of any Indemnification Claim Certificate, the Escrow Agent shall not release any portion of the Escrow Fund to Parent or any other Indemnified Party or Parties pursuant to this Agreement unless and until (i) the Escrow Agent shall have received written authorization from the Securityholder Representative to release any portion of the Escrow Fund, or (ii) the Securityholder Representative shall have failed to object in writing pursuant to Section 8.2(c)(iv) to any individual items of Losses set forth in such Indemnification Claim Certificate within thirty (30) calendar days after the Escrow Agent’s receipt of such Indemnification Claim Certificate.
(iii)    In the event that the Escrow Agent shall receive written authorization from the Securityholder Representative to release to Parent or any other Indemnified Party or Parties any portion of the Escrow Fund pursuant to Section 8.2(c)(i), the Escrow Agent shall release such portion of the Escrow Fund in accordance with such written instructions. In the event that the Securityholder Representative shall have failed to object in writing pursuant to Section 8.2(c)(iv) to any individual items of Losses set forth in an Indemnification Claim Certificate relating to a claim for indemnification pursuant to Section 8.2 within thirty (30) calendar days after the Escrow Agent’s receipt of such Indemnification Claim Certificate, the Escrow Agent shall promptly release to Parent or any other Indemnified Party or Parties (as instructed by Parent in writing) from the Escrow Fund an amount of cash equal to the amount of all such items of Losses specified in such Indemnification Claim Certificate with respect to which the Securityholder Representative has not objected in writing pursuant to Section 8.2(c)(iv). Any cash released to Parent or any other Indemnified Party or Indemnified Parties pursuant to the preceding sentence shall have the effect of reducing each Company Indemnifying Party’s interest in the Escrow Fund in accordance with his, her or its Pro Rata Percentage of the Escrow Fund.
(iv)    In the event that the Securityholder Representative shall seek to contest any individual items of Losses (other than any Agreed Upon Losses) set forth in an Indemnification Claim Certificate received from Parent or any other Indemnified Party pursuant to Section 8.2(c)(i), the Securityholder Representative shall notify Parent and the Escrow Agent in writing, within thirty (30) calendar days after receipt of such Indemnification Claim Certificate, of the Securityholder Representative’s objection, which notice shall set forth a brief description in reasonable detail of the Securityholder Representative’s basis for objecting to each item of Losses based on the Securityholder Representative’s good faith belief thereof. Upon Parent’s receipt of a written notice of objection from the Securityholder Representative pursuant to the preceding sentence, Parent and the Securityholder Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Losses. If the Securityholder Representative and Parent should so agree, a memorandum setting forth the agreement reached by the parties with respect to such disputed items of Losses shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the instructions set forth in any such memorandum. Notwithstanding the foregoing, the Securityholder Representative and the Indemnifying Parties hereby waive the right to object to or contest any Agreed Upon Losses set forth in an Indemnification Claim Certificate received from Parent or any other Indemnified Party, except to the extent that the Securityholder Representative disagrees with the mathematical calculation of the amount of such Agreed Upon Losses. For purposes of this Agreement, “Agreed Upon Losses” means Losses paid, sustained or incurred by any Indemnified Parties (or any of them) resulting from, arising out of or in connection with, or in any way related to, any of the following: (A) any amount paid by Parent, the Company or the Surviving Corporation to any Company Stockholder with respect to Dissenting Shares in excess of the value such Person would have received in the Merger for such Dissenting Shares had such shares been converted pursuant to Section 2.7(b), and all interest, costs, expenses and fees incurred by Parent, the Company or the Surviving Corporation in connection with the exercise or attempted exercise of any appraisal rights, (B) any inaccuracy in the Payment Spreadsheet, and any amounts paid by reason thereof to any Company Securityholder in excess of the consideration to which such Company Securityholder is entitled in respect of Company Securities pursuant to this Agreement, (C) any Transaction Expenses in excess of the Transaction Expenses Amount, (C) any amounts payable in the event of a Negative Adjustment Amount in accordance with Section 2.8(e), (D) any Pre-Closing Taxes and (E) any Agent Indemnification Expenses or Agent Interpleader Expenses.
(v)    If within sixty (60) days after the Securityholder Representative’s receipt of such Indemnification Claim Certificate, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Losses set forth in an Indemnification Claim Certificate, either Parent or the Securityholder Representative may bring suit in the courts identified in Section 10.9 hereof to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Indemnification Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute the Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
(o)    Company Securityholder. Notwithstanding any provision of this Agreement (including Section 6.14 hereof), the Company Organizational Documents, or any agreement between the Company and any Company Securityholder to the contrary entered into prior to the Closing, in no event shall the Surviving Corporation, as the successor in interest to the Company by virtue of the Merger, or Parent, be obligated to reimburse, contribute, indemnify or hold harmless any Company Securityholder in its capacity as a Company Securityholder for or in connection with any Losses or obligations of the Company under this Article 8.
(p)    Third Party Actions.
(iv)    In the event any Action is instituted against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), Parent will, promptly after receipt of notice of any such Action, notify the Securityholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of the commencement thereof. The failure to so notify the Securityholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of the commencement of any such Action will not relieve the Indemnifying Parties from liability in connection therewith. Parent shall have the right, in its sole discretion, to control the defense of and to settle any such Action; provided, however, that the Securityholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) and its counsel (at such party’s sole expense) may participate in (but not control the conduct of) the defense of such Action. However, unless the Securityholder Representative consents to the settlement of a Third Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed, and which consent shall be deemed to have been given for all purposes hereunder unless the Securityholder Representative objects in writing within ten (10) business days after a written request from Parent for such consent, the amounts paid to the third party claimant in settlement of such Third Party Claim shall not be determinative as to the amount of Losses recoverable for such settlement payment under this Article 8. If the Securityholder Representative consents to any such settlement, neither the Securityholder Representative nor any Indemnifying Party will have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Party for indemnity with respect to such settlement.
(v)    With respect to any Third Party Claim subject to indemnification under this Article 8, (A) the Indemnified Party shall keep the Securityholder Representative reasonably informed of the status of such Third Party Claim unless the Securityholder Representative is participating in the defense of such matter, and (B) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.
(vi)    Notwithstanding any provision herein to the contrary, any reasonable costs and expenses of investigation or defense, including court costs and reasonable attorney’s fees, and any costs paid in any settlement (other than a settlement to which the Securityholder Representative did not consent in accordance with the penultimate sentence of clause (i) of this Section 8.3(e)) or pursuant to any judgment, incurred or suffered by any Indemnified Party in connection with any Third Party Claim alleging any matter that, if determined adversely to the Indemnified Party, would be a matter for which the Indemnified Party would be entitled to indemnification hereunder, will constitute Losses for which the Indemnified Party is entitled to indemnification under this Article 8, whether or not an adverse determination is ultimately made against the Indemnified Party with respect to such matter.
(q)    Definition of Losses. For all purposes of and under this Agreement, the term “Losses” means the amount of (i) any direct, indirect, consequential, incidental or other damage (including lost profits and diminution in value but excluding punitive damages except to the extent punitive damages are awarded to a third party in a Third Party Claim), loss, liability, claim, deficiency, Tax, judgment, fine, penalty, cost or other expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses) paid, sustained or incurred by the Indemnified Parties (or any of them), and (ii) any and all reasonable fees and costs of enforcing the Indemnified Party’s rights under this Agreement. For purposes of determining the amount of any Loss suffered or incurred by an Indemnified Party, any qualifications in the representations, warranties and covenants with respect to a Company Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation, warranty or covenant of the Company set forth in this Agreement or in any of the ancillary agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement.
(r)    Treatment of Indemnification Payments. The Indemnifying Parties, the Securityholder Representative and Parent agree to treat (and cause their affiliates to treat) any payments received pursuant to Section 8.2 as adjustments to the Merger Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.
(s)    Effect of Investigation; Reliance. The right to indemnification, payment of Losses or any other remedy hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if known and resolved at the Effective Time would have led to a reduction in the Merger Consideration that Parent would have paid in connection with the Merger.
(t)    No Limitation on Certain Indemnification Rights. The parties acknowledge and agree that: (i) it is possible that an Indemnified Party may be entitled to recover for a single Loss pursuant to more than one applicable indemnification obligation under this Agreement; (ii) certain of such applicable indemnification obligations are subject to limitations, such as survival periods, baskets, or caps on recovery, which limitations may differ among indemnification obligations, and that therefore the amount that an Indemnified Party is entitled to recover under one of such indemnification obligations may vary from the amount that such Indemnified Party is entitled to recover under another applicable indemnification obligation; and (iii) the Indemnified Party shall not be foreclosed or limited from recovering under one such applicable indemnification obligation an amount of Loss that such Indemnified Party would not be entitled to recover under another applicable indemnification obligation due to the application of a survival period, basket, cap on recovery or other limitation on such other applicable indemnification obligation that differs from, or does not apply to, the first applicable indemnification obligation.
(i)    No Right of Contribution. After the Closing, the Indemnifying Parties shall have no right of contribution against Parent or the Surviving Corporation for any breach of any representation, warranty, covenant or agreement of the Company.
8.3    Escrow Arrangements.

(kk)    Escrow Fund. Pursuant to Section 2.9(d), Parent shall deliver or cause to be delivered to the Escrow Agent in immediately available funds an amount of cash equal to the Escrow Amount as partial security for the indemnification obligations of the Indemnifying Parties set forth herein. The Escrow Agent shall (i) hold the Escrow Fund in an account established with the Escrow Agent, (ii) administer the Escrow Fund in accordance with the terms of this Agreement, and (iii) as soon as practicable after the Escrow Agent’s receipt of the Escrow Amount, acknowledge the Escrow Agent’s receipt of the Escrow Amount in writing by executing and delivering to Parent and Securityholder Representative, a receipt in the form attached hereto as Exhibit G. Interests in the Escrow Fund shall be non‑transferable; provided that nothing herein shall limit the transferability of any such interests after distribution thereof to the Company Securityholders in accordance with the terms and conditions hereof.
(ll)    Disbursement and Release of Escrow Amount.
(i)    On or prior to the third (3rd) business day following the date that is fifteen (15) months following the Closing Date (the “Escrow Release Date”), Parent and the Securityholder Representative shall deliver to the Escrow Agent a written notice (the “Escrow Release Notice”) instructing the Escrow Agent to distribute to the Paying Agent the Escrow Release Amount (as defined below). Within two (2) business days after the receipt by the Escrow Agent of the Escrow Release Notice, the Escrow Agent shall distribute from the Escrow Fund the Escrow Release Amount to the Paying Agent for distribution to the Indemnifying Parties based on each Indemnifying Party’s Pro Rata Percentage. For purposes of this Agreement, “Escrow Release Amount” means an amount equal to (A) the amounts in the Escrow Fund on the Escrow Release Date, if any, less (B) that portion of the Escrow Fund which Parent certifies in its reasonable and good faith judgment in a written notice to the Escrow Agent and the Securityholder Representative (and which notice is received by the Escrow Agent and the Securityholder Representative on or prior to the Escrow Release Date) would reasonably be expected to constitute Losses for which an Indemnified Party is entitled to be indemnified under this Article 8 in respect of any Indemnification Claim Certificate received by the Escrow Agent on or prior to the Escrow Release Date with respect to facts and circumstances in existence on or prior to the Escrow Release Date.
(ii)    Following the Escrow Release Date, as soon as any remaining Indemnification Claim has been resolved in accordance with this Agreement, Parent and the Securityholder Representative shall deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to, within two (2) business days from receipt by the Escrow Agent of such notice, transfer from the Escrow Fund to the Paying Agent an amount equal to (A) all amounts in the Escrow Fund after payment of all amounts for such resolved Indemnification Claims to the Indemnified Parties less (B) that portion of the Escrow Fund which Parent certifies in its reasonable and good faith judgment in a written notice to the Escrow Agent and the Securityholder Representative would reasonably be expected to constitute Losses for which an Indemnified Party is entitled to be indemnified under this Article 8, for distribution by the Paying Agent to the Indemnifying Parties, based on each Indemnifying Party’s Pro Rata Percentage.
(iii)    Notwithstanding the other provisions of this Section 8.3(b), the Escrow Agent shall release and distribute amounts out of the Escrow Fund to the Paying Agent for distribution to the Indemnifying Parties pursuant to any joint written instructions executed by Parent and the Securityholder Representative.
(mm)    Payments. The Escrow Agent shall pay all amounts payable under this Article 8 (i) to Parent, by wire transfer of immediately available funds to the account or accounts designated by Parent after the date hereof, or (ii) to the Paying Agent, by wire transfer of immediately available funds to the account or accounts designated by the Paying Agent, in accordance with the instructions provided to the Escrow Agent by Parent and/or the Securityholder Representative in accordance with the term of this Article 8.
(nn)    Protection of Escrow Fund.
(i)    The Escrow Agent shall hold and safeguard the Escrow Fund prior to its distribution in full and in accordance with the terms of this Article 8 and shall hold and dispose of the Escrow Fund only in accordance with the term of this Article 8.
(ii)    During the term of this Agreement, if the Escrow Agent shall have received specific written investment instruction from Parent (which shall include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest and reinvest, as applicable, the Escrow Fund in Eligible Investments, pursuant to and as directed in such instruction. If otherwise qualified, obligations of the Escrow Agent or any of its affiliates shall qualify as Eligible Investments. Notwithstanding the foregoing, Eligible Investments shall be limited to those instruments readily obtainable and routinely offered by the Escrow Agent’s Corporate Trust Services.
(iii)    Absent its timely receipt of such specific written investment instruction from Parent, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Fund; provided, however, that in the event the Escrow Agent shall not have received such written investment instruction, the Escrow Agent shall be authorized to invest any of the Escrow Fund in MMDA until such investment instruction is received. For the avoidance of doubt, all investment earnings received from the investment of the Escrow Fund shall be credited to, and shall become a part of, the Escrow Fund (and any losses on such investments shall be debited to the Escrow Fund). The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.
(iv)    The parties hereto agree: (A) to treat the Escrow Fund as a “contingent at‑closing escrow” as defined in Proposed Treasury Regulation Section 1.468B‑8(b); (B) that pursuant to such regulation all items of taxable income or gains prior to the applicable determination date (as defined in Proposed Treasury Regulation Section 1.468B‑8(b)) shall be reported as taxable income or gains of Parent and Parent shall take into account all deductions, credits and losses related to the Escrow Fund, if any; (C) that, to the extent required by applicable Legal Requirements, the Escrow Agent shall issue an IRS Form 1099 (or any successor form) relating to such taxable income or gains to and in the name of Parent for periods prior to the applicable determination date (as defined in Proposed Treasury Regulation Section 1.468B‑8), and an IRS Form 1099 shall be issued by the Escrow Agent to the Indemnifying Parties for all of such income or gains not so allocated to Parent; (D) that Parent and the Securityholder Representative shall promptly deliver such certificates and other documents as the Escrow Agent may reasonably request in connection with the foregoing, including, without limitation, completed, executed Forms W‑9 (or the appropriate Forms W‑8, in the case of non‑U.S. persons); and (E) that in order to permit Parent to satisfy its tax obligations with respect to items of taxable income or gains hereunder, by February 15 of the year immediately succeeding each calendar year, and immediately upon final distribution of the amounts in the Escrow Fund, with respect to which items of taxable income or gains are to be reported as taxable income or gains of Parent, the Escrow Agent shall deliver to Parent an amount equal to 40% of the amount of such taxable income or gains. The parties hereto agree that, for tax reporting purposes, any distribution from the Escrow Fund to the Indemnifying Parties shall be reportable on IRS Form 1099B for the tax year in which the distribution is made. Notwithstanding the foregoing, distributions made to the Company on behalf of the Company Optionholders or Company Warrantholders shall be treated as returned to the Company and shall not be reported by the Escrow Agent.

(v)    Each of the parties hereto agrees to provide, and the Securityholder Representative agrees to direct the Indemnifying Parties to provide, the Escrow Agent with a certified tax identification number by signing and returning a Form W‑9 (or the appropriate Form W‑8, in case of non‑U.S. persons) to the Escrow Agent upon the execution and delivery of this Agreement. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Code may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund. Each of the parties hereto agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges.
(oo)    Concerning the Escrow Agent.
(i)    The Escrow Agent shall be obligated only for the performance of such duties as are expressly and specifically set forth in (A) this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, or (B) in any additional written instructions that the Escrow Agent may receive after the date hereof which are signed by an officer of Parent and the Securityholder Representative and are not inconsistent with the terms of this Agreement, or in the reasonable opinion of the Escrow Agent will not result in additional liability to the Escrow Agent.
(ii)    The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.
(iii)    The Escrow Agent may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the Person signing or presenting the same.
(iv)    The Escrow Agent may consult counsel satisfactory to it, including in‑house counsel. The opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion or advice of such counsel.
(v)    The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.
(vi)    The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book‑entry depository, securities intermediary or other sub‑escrow agent employed by the Escrow Agent than any such book‑entry depository, securities intermediary or other sub‑escrow agent has to the Escrow Agent, except to the extent that such action or omission of any book‑entry depository, securities intermediary or other sub‑escrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

(vii)    The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one (1) or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.
(viii)    Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) business days after (A) it has received the applicable documents required under this Agreement in good form, or (B) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.
(ix)    Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 8.3(e)(x), Section 8.3(e)(xi) and Section 8.3(e)(xii)) shall be in U.S. dollars.
(x)    Parent hereby agrees to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule previously provided to Parent.
(xi)    If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Indemnifying Parties on the basis of each Indemnifying Party’s Pro Rata Percentage of such Agent Interpleader Expenses; provided, however, that in the event any Indemnifying Party fails to timely pay his, her or its Pro Rata Percentage of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Percentage of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from such Indemnifying Party’s Pro Rata Percentage of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
(xii)    Parent and the Indemnifying Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in‑house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Indemnifying Parties on the basis of each Indemnifying Party’s Pro Rata Percentage of such Agent Indemnification Expenses directly from the Escrow Fund; provided, however, that in the event the

Indemnifying Parties’ portion of the Agent Indemnification Expenses cannot be satisfied from the Escrow Fund, as the case may be, in full, the parties agree that Parent shall pay the shortfall of the Indemnifying Parties’ portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Indemnifying Party such Indemnifying Party’s Pro Rata Percentage of such amount without regard to any caps or other limits herein.
(xiii)    The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to Parent and the Securityholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as set forth below. Prior to the effective date of the resignation as specified in such notice, Parent and the Securityholder Representative will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Fund to a bank or trust company that it selects as successor to the Escrow Agent hereunder subject to the consent of Parent and the Securityholder Representative (which consent shall not be unreasonably withheld or delayed). If, however, Parent and the Securityholder Representative shall fail to jointly name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, Parent shall be entitled to name such successor escrow agent. If no successor escrow agent is named by Parent, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
(xiv)    Each of the parties hereto acknowledge receipt of the notice from the Escrow Agent set forth on Exhibit G attached hereto and made part hereof and that information may be requested to verify their identities.
(pp)    Securityholder Representative.  Each of the Indemnifying Parties, by virtue of the approval this Agreement and the Merger and any other transactions contemplated hereunder by the Company Stockholders and/or entering into a Joinder Agreement, hereby appoints the Securityholder Representative as his, her or its true and lawful agent, proxy and attorney‑in‑fact, to execute and deliver this Agreement on their behalf and exercise all or any of the powers, authority and discretion conferred on him under this Agreement.
(qq)    Powers of the Securityholder Representative.
(i)    The Securityholder Representative shall have and may exercise all of the powers conferred upon him pursuant to this Agreement, which shall include:
(A)    The power to execute any agreement or instrument in connection with the Merger and any other transactions contemplated hereby for and on behalf of the Indemnifying Parties;
(B)    The power to give or receive any notice or instruction permitted or required under this Agreement or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Party, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Party individually, as applicable), and to take any and all action for and on behalf of Indemnifying Parties, and each of them, under this Agreement or any other such agreement, document or instrument;

(C)    The power (subject to the provisions of Section 8.3(i) hereof) to contest, negotiate, defend, compromise or settle any Indemnification Claims or Actions for which an Indemnified Party may be entitled to indemnification through counsel selected by the Securityholder Representative and solely at the cost, risk and expense of the Indemnifying Parties, authorize payment to any Indemnified Party of any of the Escrow Fund, or any portion thereof, in satisfaction of any Indemnification Claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, resolve any Indemnification Claims, take any actions in connection with the resolution of any dispute relating hereto or to the Merger or any other transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Securityholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement;
(D)    The power to consult with legal counsel, independent public accountants and other experts selected by him, solely at the cost and expense of the Indemnifying Parties;
(E)    The power to review, negotiate and agree to and authorize any payments from the Escrow Fund in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Parties, as contemplated thereunder;
(F)    The power to waive or amend any terms and conditions of this Agreement providing rights or benefits to the Indemnifying Parties (other than the payment of the Merger Consideration in accordance with the terms hereof and in the manner provided herein); and
(G)    The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the Merger and any other transactions contemplated hereby or as the Securityholder Representative reasonably believes are in the best interests of the Indemnifying Parties;
provided, however, that, notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Securityholder Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Indemnifying Parties or (ii) as to any matter insofar as such matter relates solely and exclusively to a single Indemnifying Party, whereupon the Securityholder Representative may appoint the Indemnifying Party who is alleged to be in breach to handle all matters related to such indemnification claim on behalf of the Securityholder Representative, and all references to the Securityholder Representative in such event shall include also such Indemnifying Party. Without implying that other actions would constitute an improper discrimination, each of the Indemnifying Parties agrees that discrimination between or among Indemnifying Parties solely on the basis of each such Indemnifying Party’s respective Pro Rata Percentage shall not be deemed to be improper. Further, notwithstanding anything herein to the contrary, the Securityholder Representative shall not be entitled to, and shall not, take any action that would or could (i) result in the amounts payable hereunder to any Indemnifying Party being distributed in any manner other than as set forth in this Agreement, or (ii) result in an increase of any Indemnifying Party’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) such Indemnifying Party’s prior written consent.
(rr)    Representations of Securityholder Representative. The Securityholder Representative hereby represents and warrants to Parent and Merger Sub as follows:

(i)    The Securityholder Representative has all necessary power and authority to execute and deliver this Agreement and to carry out his obligations hereunder and thereunder.
(ii)    This Agreement has been duly executed and delivered by the Securityholder Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company, constitutes the valid and legally binding obligation of the Securityholder Representative, enforceable against the Securityholder Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.
(ss)    Securityholder Representative Procedures Upon Receipt of Indemnification Claims. The Securityholder Representative shall have the discretion to take such action as he shall determine to be in the best interest of all of the Indemnifying Parties, including authorizing the distribution to any Indemnified Party of any portion of the Escrow Fund; provided, however, that, in any event, all Indemnifying Parties are treated in substantially the same manner.
(tt)    Notices. Any notice given to the Securityholder Representative after Closing will constitute notice to each and all of the Indemnifying Parties at the time notice is given to the Securityholder Representative. Any action taken by, or notice or instruction received from, the Securityholder Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Parties. Except as otherwise contained herein, Parent, Merger Sub, the Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Indemnifying Parties.
(uu)    Agreement of Securityholder Representative. The Securityholder Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement.
(vv)    Reimbursement of Securityholder Representative. At the Closing, the Securityholder Representative Expense Amount shall be deducted from the amounts due to each Indemnifying Party pursuant to Section 2.9(e) and transferred to the Securityholder Representative Expense Agent on behalf of the Securityholder Representative to be held in an account separate from that in which any other funds are held, as an expense fund constituting the Securityholder Representative Expense Fund to cover the out‑of‑pocket expenses incurred by the Securityholder Representative in the performance of its duties hereunder. Funds in the Securityholder Representative Expense Fund shall be released from time to time pursuant to the instructions of the Securityholder Representative. Any remaining funds in the Securityholder Representative Expense Fund not used by the Securityholder Representative shall be paid by the Securityholder Representative Expense Agent, as directed by the Securityholder Representative, to the Paying Agent for distribution to the Company Securityholders contributing to the Securityholder Representative Expense Fund and the Surviving Corporation for distribution to the Company Securityholders contributing to the Securityholder Representative Expense Fund for whom employment withholding is required, on a pro rata basis, calculated based on each such holder’s Pro Rata Percentage, upon conclusion of the Securityholder Representative’s duties hereunder.
(ww)    Liability of Securityholder Representative. The Securityholder Representative shall incur no liability of any kind for any act done or omitted hereunder as the Securityholder Representative, except in the event of liability directly resulting from the Securityholder Representative’s gross negligence or willful misconduct. The Indemnifying Parties shall severally, based on such Indemnifying Parties Pro Rata Percentage as compared to the aggregate Pro Rata Percentages of all Indemnifying Parties (but not jointly)

indemnify the Securityholder Representative and hold the Securityholder Representative harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Indemnifying Parties, any such Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Securityholder Representative Expense Fund, and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties; provided, that while this section allows the Securityholder Representative to be paid from the Securityholder Representative Expense Fund and the Escrow Fund, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. The Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholder Representative or the termination of this Agreement.
8.4    Exclusive Remedy. Except for any claims or causes of actions under applicable Legal Requirements arising out of fraud, willful breach and intentional misrepresentation, if the Merger is consummated, the indemnification remedies set forth in this Article 8 shall be the exclusive monetary remedy of any Indemnified Party for any breach by the Company of this Agreement or any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby.
8.5    Reliance on Securityholder Representative.  Parent and its respective affiliates (including, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely on the appointment of Shareholder Representative Services LLC as the Securityholder Representative and treat such Securityholder Representative as the duly appointed attorney‑in‑fact of each Indemnifying Party and as having the duties, power and authority provided for in this Agreement. None of Parent or its respective affiliates (including, after the Effective Time, the Surviving Corporation) or the Escrow Agent shall be liable to any Indemnifying Party for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Securityholder Representative. No resignation of the Securityholder Representative shall become effective unless at least thirty (30) days prior written notice of the replacement or resignation of such Securityholder Representative shall be provided to Parent and the Escrow Agent. Parent and its respective affiliates (including, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. The Indemnifying Parties holding an aggregate Pro Rata Percentage greater than 50% at such time may replace the Securityholder Representative with another Person identified by such Indemnified Parties in a written instrument delivered to the Securityholder Representative, Parent and the Company. If the Securityholder Representative shall be unable or unwilling to serve in such capacity, his successor who shall serve and exercise the powers of the Securityholder Representative hereunder shall be appointed by a written instrument signed by Indemnifying Parties holding an aggregate Pro Rata Percentage greater than 50% at such time and delivered to Parent and the Escrow Agent.

Article 9
TERMINATION, AMENDMENT AND WAIVER
9.1    Termination.  Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(u)    by mutual written agreement of the Company and Parent;
(v)    by either Parent or the Company, if the Closing Date shall not have occurred by March 24, 2014 (the “Outside Date”); provided, however, that, if the condition specified in Section 7.1(a) shall not have been satisfied on or prior to such date, either Parent or the Company may elect, by written notice to the other party at least one (1) calendar day prior to such date, and subject to the mutual written agreement of Parent and the Company to a new Outside Date, to extend the Outside Date to a mutually agreed‑upon date; provided further, however that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(w)    by either Parent or the Company, if: (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, executive order or decree which has become final and non‑appealable and which is in effect and which has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement, or (ii) any Governmental Authority shall have issued or granted a restraining order or injunction or other order, or other similar legal restraint, in any such case that has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement, and such order, injunction or restraint shall have become final and nonappealable;
(x)    by Parent, if any Governmental Authority shall have taken any action, or enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent), that has the effect of (i) prohibiting Parent’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, or (ii) compelling Parent or the Company to dispose of or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, in any case in connection with the Merger or any other transaction contemplated by this Agreement;
(y)    by Parent, if (i) there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that, if not cured on or prior to the Closing Date, the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company, provided, however, that no cure period shall be required for a breach which by its nature cannot be cured, or (ii) a Company Material Adverse Effect has occurred;
(z)    by the Company, if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that, if not cured on or prior to the Closing Date, the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent, provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(aa)    by Parent, if Stockholder Written Consents representing the Requisite Stockholder Approval and Joinder Agreements executed and delivered by the Company Support Stockholders shall not have been obtained by the Company and delivered to Parent within one (1) hour immediately following the execution and delivery of this Agreement by the parties hereto.
9.2    Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors or stockholders; provided, however, that notwithstanding any termination of this Agreement, following any termination of this Agreement in accordance with its terms, any party hereto shall remain liable thereafter for any fraud and for any intentional breach of this Agreement that occurred prior to such termination; and provided further, that, the provisions of Section 6.7 (Public Announcements), Section 6.10 (Fees and Expenses), this Section 9.2 and Article 10 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 9.
9.3    Amendments; No Waiver.  Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided however, that, for purposes of this Section 9.3, the Company Securityholders agree that any amendment or waiver of this Agreement signed by the Securityholder Representative shall be binding upon and effective against each of the Company Securityholders whether or not they have signed such amendment or waiver. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Article 10
MISCELLANEOUS
10.1    Notices.  All notices, requests, demands, consents and communications necessary or required under this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered personally; (b) the next business day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise); (c) three (3) business days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by facsimile (receipt confirmed) during a business day (or on the next business day if sent by facsimile after the close of normal business hours or on a non-business day):
(xx)    if to Parent, to:

TiVo Inc.
2160 Gold Street
Alviso, California 95002
Attention: General Counsel
Facsimile: (408) 934-1361

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Michael S. Russell
Telephone No.: (650) 493-9300
Facsimile No.:    (650) 493-6811
(yy)    if to the Company (prior to the Effective Time), to:

Digitalsmiths Corporation
320 Blackwell Street
Durham, NC 27701
Attention: Chief Executive Officer
Facsimile: (323) 576-5366
with a copy (which shall not constitute notice) to:

Robinson Bradshaw & Hinson
1450 Raleigh Road, Suite 100
Chapel Hill, NC 27517
Attention: John M. Fogg
Telephone No.: (919) 328-8806
Facsimile No.:    (919) 328-8796
(zz)    if to the Securityholder Representative, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@shareholderrep.com
Telephone No.: (303) 648-4085
Facsimile No.: (303) 623-0294
([[)    if to the Escrow Agent, to:
U.S. Bank National Association
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attention: Arthur Blakeslee
Telephone No.: (860) 241-6859
Facsimile No.: (866) 350-2126
Any notice to be given to any Indemnifying Party hereunder shall be given to the Securityholder Representative (and upon delivery to the Securityholder Representative, shall be deemed received by the applicable Indemnifying Party) or, if for any reason there ceases to be a Securityholder Representative, to each Indemnifying Party. Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.
10.2    Successors and Assigns.  All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Company, Parent and the Securityholder Representative. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Parent from merging the Surviving Corporation with and into Parent or assigning any of the rights of Parent hereunder to a direct or indirect subsidiary of Parent following the Effective Time.
10.3    Counterparts; Facsimile.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
10.4    Severability.  In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that the rights and privileges of each party shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).
10.5    Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.
10.6    Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7    Third Parties.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person (other than the Indemnified Parties under Article 8, who shall be deemed third party beneficiaries hereunder) any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith, or be relied upon by other than the parties hereto and their permitted successors or assigns.
10.8    Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof).
10.9    Consent to Jurisdiction.  Without limiting the other provisions of this Section 10.9, the parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in any state or federal court in the State of Delaware. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Legal Requirements. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above‑named courts for any reason, or that it or any of its property is immune from the above‑described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
10.10    Entire Agreement.  This Agreement, including the Disclosure Letter (and all exhibits and schedules thereto), all Exhibits and Schedules to this Agreement, and all other agreements referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, have been expressed herein or in such Disclosure Letter, Exhibits, Schedules or other agreements and this Agreement (including such Disclosure Letter, Exhibits, Schedules and other agreements) supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.
10.11    Conflict Waiver.  Notwithstanding that the Company has been represented by Robinson Bradshaw & Hinson, P.A. (the “Firm”) in the preparation, negotiation and execution of this Agreement, the Company agrees that after the Closing the Firm may represent the Securityholder Representative, the Indemnifying Parties and/or their affiliates in matters related to this Agreement and the transactions contemplated hereby (any such matter, a “Representation”), including without limitation in respect of any indemnification claims pursuant to this Agreement, provided that neither the Company nor any of its affiliates are current clients of the Firm at the time the Securityholder Representative, the Indemnifying Parties and/or their affiliates seek to engage the firm in the Representation. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such Representation, including disclosure of the reasonably foreseeable adverse consequences of such

Representation, and, subject to the proviso in the immediately preceding sentence, it hereby waives any conflict arising out of such Representation.
10.12    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

TIVO INC. By: __/s/ Naveen Chopra______________ Name: __Naveen Chopra______________ Title: ___CFO_______________________

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

DIGITALSMITHS CORPORATION
By: ___/s/ Ben Weinberger____________
Name: __Ben Weinberger_____________
Title: ___CEO______________________

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

DRAGONFLY MERGER CORP.

By: __/s/ Naveen Chopra______________
Name: __Naveen Chopra______________
Title: ___President___________________

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY
AS REPRESENTATIVE OF THE
INDEMNIFYING PARTIES
By: _______/s/ Mark B. Vogel______
Name: ______ Mark B. Vogel______
Title: ________Managing Director___

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION,
AS ESCROW AGENT

By:_ /s/ Arthur L. Blakeslee______
Name: __Arthur L. Blakeslee________

Title: ___Vice President____________

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]